SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant /  /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential,  for  use  of the  Commission  only  (as  permitted  by  Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive  Additional Materials
/ / Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           RESURGENCE PROPERTIES INC.

                (Name of Registrant As Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ / No fee required.
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:     N/A

2)  Aggregate number of securities to which transaction applies:        N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$62,592,000.00 (based upon March 31, 1997 shareholders' equity)

4)  Proposed maximum aggregate value of transaction:                    N/A

5)  Total fee paid:                   $12,519.00


/X/ Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         2)  Form, Schedule or Registration Statement No.:

         3)  Filing Party:

         4)  Date Filed:

                           RESURGENCE PROPERTIES INC.
                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830



                                  July __, 1997



Dear Stockholder:

                  You are  cordially  invited to attend  the  Annual  Meeting of
Stockholders of Resurgence Properties Inc., a Maryland corporation (the "Company"), to be held at the offices of Wexford Management LLC, 411 West Putnam Avenue, Greenwich, Connecticut, on _____ __, 1997, at 10:00 a.m., or at any adjournment or postponement thereof (the "Meeting").

                  The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the Meeting, which includes proposals (i) to elect directors, (ii) to adopt a Plan of Complete Liquidation and Dissolution of the Company, and (iii) to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

                  The Board of Directors recommends that stockholders vote in favor of each proposal. We strongly encourage all stockholders to participate by voting their shares by proxy whether or not they plan to attend the Meeting. Please sign, date and mail the enclosed proxy card as soon as possible. If you do attend the Meeting, you may still vote in person.


                  For your information, attached hereto, respectively as Exhibit B and Exhibit C, and incorporated herein by reference, is a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997. We look forward to seeing you at the Meeting.


                                                     Sincerely,


                                                     Charles E. Davidson
                                                     Chairman of the Board

                           RESURGENCE PROPERTIES INC.
                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held _____ __, 1997


To the Stockholders of RESURGENCE PROPERTIES INC.:


                  The Annual Meeting of Stockholders of Resurgence Properties Inc., a Maryland corporation (the "Company"), will be held at the offices of Wexford Management LLC, 411 West Putnam Avenue, Greenwich, Connecticut, on
______, _____ __, 1997, at 10:00 a.m., or at any adjournment or postponement thereof (the "Meeting"), for the following purposes:

                  1. To elect  directors  to serve  until the next  election  of
                  directors   and  until  their   successors   are  elected  and
                  qualified;

                  2. To consider and act upon a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution of the Company attached as Exhibit A to the Proxy Statement;

                  3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year; and

                  4. To transact such other business as may properly be brought before the Meeting or any adjournment or adjournments thereof.

                  Only stockholders of record at the close of business on ______ __, 1997 will be entitled to vote at the Meeting.

                  Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and return it promptly to the Company in the return envelope enclosed for your use. You may revoke your proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares, or by attending and voting at the Meeting.

                  You are cordially invited to attend.

                                           By order of the Board of Directors

                                           /s/Jay L. Maymudes
                                           ------------------
                                           Jay L. Maymudes
                                           Secretary

_____ __, 1997

        PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED,
               SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE
                        IF MAILED IN THE UNITED STATES.

                           RESURGENCE PROPERTIES INC.
                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

                  The accompanying proxy is solicited by the Board of Directors of Resurgence Properties Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the offices of Wexford Management LLC, 411 West Putnam Avenue, Greenwich, Connecticut, on ______, _____ __, 1997, at 10:00 a.m., or at any adjournment or postponement thereof (the "Meeting").


                  A stockholder who executes a proxy may revoke it at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company, at or before the Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). If a proxy is properly signed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, all the shares represented by the proxy will be voted for the election of the nominees for director as set forth in this Proxy Statement (Proposal 1), for the adoption of the Plan of Complete Liquidation and Dissolution of the Company (the "Plan") attached hereto as Exhibit A (Proposal 2), and for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year (Proposal 3).


                  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about _____ __, 1997.

                                VOTING SECURITIES

                  The Company had outstanding 10,000,000 shares of common stock ("Common Stock") at the close of business on _____ __, 1997, which are the only securities of the Company entitled to be voted at the Meeting. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the Meeting. Only stockholders of record at the close of business on ______ __, 1997 will be entitled to receive notice of and to vote at the Meeting.

                  The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting constitutes a quorum. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes (i.e., where a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter) will not be counted as votes cast and will have no effect on the result of the vote. The affirmative vote of holders of a majority of all of the outstanding Common Stock of the Company is necessary for adoption of Proposal 2 (adoption of the Plan). For purposes of the vote on Proposal 2, abstentions and broker non-votes will be counted as votes cast and will have the same effect as a vote against Proposal 2. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for adoption of Proposal 3 (election of independent auditors). For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


                  The Board of Directors proposes for election at the Meeting the six persons listed below to serve (subject to the Company's By-Laws) as directors of the Company until the next annual meeting of stockholders and until the qualification of their successors. The persons named in the enclosed proxy will vote for the election of the six nominees named below unless authority to vote is withheld. If any such nominee should be unwilling or unable to serve as a director of the Company (which is not anticipated) the persons named in the accompanying proxy will vote the proxy for a substitute, or substitutes, in their discretion. All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation. All officers serve at the discretion of the Board of Directors.

                  The names, ages and positions of the nominees for director of the Company are set forth below.

Name                       Age       Positions
----                       ---       ---------
Charles E. Davidson        43        Chairman of the Board and Director

Joseph M. Jacobs           44        Chief Executive Officer, President, Treasurer
                                       and Director

Karen M. Ryugo1            37        Director

Vance C. Miller1           63        Director

Lawrence Howard, M.D.1     43        Director

Jeffrey A. Altman          30        Director

                  Charles E. Davidson has been a director of the Company and the Chairman of the Board of Directors of the Company since its formation in March 1994. Mr. Davidson also serves as Chairman of the Board of Directors of Presidio Capital Corp. ("Presidio," successor company to Integrated Resources, Inc.) and of DLB Oil & Gas, Inc., a corporation engaged primarily in the exploration for and development of shallow crude oil and natural gas fields. Mr. Davidson is the managing principal of a number of private investment partnerships. Mr. Davidson is also a director of Technology Service Group, Inc., a company engaged in the design, development, manufacture and sale of public communications products and services. From December 1985 to May 1994, Mr.

--------
1 Member of Compensation Committee

Davidson was a general partner of Steinhardt Partners, L.P. and Institutional Partners, L.P., private investment funds. He is currently the Chairman and a member of Wexford Management LLC ("Wexford"), the asset manager and portfolio manager of the Company (previously Concurrency Management Corp. ("Concurrency")).

                  Joseph M. Jacobs has been a director of the Company and the Chief Executive Officer, President and Treasurer of the Company since its formation in March 1994. Mr. Jacobs is also the Chief Executive Officer, President and a director of Presidio. From May 1994 through December 18, 1996, Mr. Jacobs was the President and sole stockholder of Concurrency, which until that date was the asset and portfolio manager of the Company. Mr. Jacobs is presently the President and a member of Wexford, the current asset and portfolio manager of the Company. See "Certain Relationships and Related Transactions -- Wexford Management Agreement." From 1982 through May 1994, Mr. Jacobs was employed by, and since 1988 was the President of, Bear Stearns Real Estate Group, Inc., a firm engaged in all aspects of real estate ("Bear Stearns Real Estate"), where he was responsible for the management of all activities, including maintaining worldwide relationships with institutional and individual real estate investors, lenders, owners and developers. Bear Stearns Real Estate served as the Company's portfolio manager from February 7, 1994 to May 3, 1994.

                  Karen M. Ryugo has been a director of the Company since its formation in March 1994. She was also a Vice President and the Secretary of the Company until January 1995. Ms. Ryugo was a Senior Vice President of Wexford from January 1, 1995 through May 2, 1997. Ms. Ryugo serves as a director of several private companies. From 1988 through December 1994, Ms. Ryugo was employed by Steinhardt Management Company, Inc., an investment management company, analyzing special situations, including corporate restructurings and acquisitions.

                  Vance C. Miller has been a director of the Company since its formation in March 1994. Mr. Miller is also the President and Chairman of Vance
C. Miller Interests and related entities and the Henry S. Miller Companies, diversified real estate investment companies, and a director of Pilgrim Pride Corporation, a processor of poultry. Mr. Miller has been a real estate developer, builder and manager of over $500 million in real estate projects since 1970.

                  Dr. Lawrence Howard, M.D. has been a director of the Company since its formation in March 1994. Dr. Howard is a founder of Presstek, Inc., a public company which has developed proprietary non-photographic digital imaging technology for the printing and graphic arts industries. and has been a director since November 1987. Dr. Howard was Vice Chairman of Presstek from November 1992 to February 1996, Chief Executive Officer and Treasurer from June 1988 to June 1993, President from June 1988 to November 1992 and Vice President from October 1987 to June 1988. From March 1997 to the present, Dr. Howard has been a general partner of Hudson Ventures, L.P., a limited partnership that has prepared an application to qualify as a small business investment company. From July 1995 to March 1997, Dr. Howard was President of Howard Capital Partners, Inc., an investment and merchant banking firm. From July 1994 to July 1995, Dr. Howard was Senior Managing Director of Whale Securities Co., L.P., an NASD registered broker-dealer. From October 1992 through June 1994, Dr. Howard was President and Chief Executive Officer of LH Resources, Inc., a management and financial consulting firm.

                  Jeffrey A. Altman has been a director of the Company since April 1995. Mr. Altman is also the Chairman and Trustee of Value Property Trust. Since 1988, Mr. Altman has been an analyst at Franklin Mutual Advisors, Inc., formerly Heine Securities Corporation, a registered investment adviser.

                  The Board of Directors unanimously recommends a vote "FOR" election of the nominees listed above as directors.

                  BOARD OF DIRECTORS AND COMMITTEE OF THE BOARD

Compensation Committee of the Board of Directors

                  The Compensation Committee of the Board of Directors was given the responsibility of considering the Company's management agreement with Wexford. The Compensation Committee is authorized to review and approve the remuneration arrangements for employees of the Company, if any, review any benefit plans for employees and select participants and approve awards under, and interpret and administer any, employee benefit plans of the Company. Karen Ryugo, Dr. Lawrence Howard and Vance C. Miller are the members of the Compensation Committee. During 1996, the Compensation Committee did not meet and did not take any informal actions.

Meetings Held and Action Taken

                  During 1996, the Board of Directors held two meetings and acted twelve times by informal action. Charles E. Davidson, Joseph M. Jacobs, Karen M. Ryugo and Vance C. Miller participated in both meetings and Dr. Lawrence Howard and Jeffrey A. Altman participated in one meeting each.

Compensation of Directors

                  Each non-officer director of the Company (i.e., all of the directors other than Joseph M. Jacobs), receives director's fees at the rate of $15,000 per year, payable on a quarterly basis. Karen M. Ryugo, who served as a non-compensated officer of the Company until January 1995, has also been entitled to such fee. All directors are reimbursed for actual expenses reasonably incurred in connection with attendance at any meeting of the Board or committees of the Board in accordance with such guidelines as the Company may adopt from time to time.

Compensation Committee Interlocks and Insider Participation

                  The Compensation Committee of the Company's Board of Directors has been comprised of Lawrence Howard, MD, Vance C. Miller and Karen M. Ryugo. Until January 1995, Ms. Ryugo was a non-compensated Vice President and Secretary of the Company. In January 1995, Ms. Ryugo became a Vice President of Wexford and from January 1996 through May 2,

1997 was a Senior Vice President of Wexford. In addition, although Joseph M. Jacobs is not a member of such Compensation Committee, as the President and controlling person of Wexford, he had discretionary authority with respect to the grant of Management Options (as defined herein) to Wexford's officers and/or employees who, in some instances, are also officers of the Company and, accordingly, Mr. Jacobs performs certain of the functions traditionally reserved for compensation committees. Mr. Jacobs has a residual interest in any ungranted or terminated Management Options to the extent not granted to any other person, or granted to another person but not vested, prior to their expiration. In the event that the stockholders of the Company adopt the Plan (see Proposal 2) and the Management Options are exchanged for Management Distributions (as defined herein), Mr. Jacobs would be entitled to 100% of such Management Distributions to the extent not granted to others. See "Certain Relationships and Related Transactions -- Wexford Management Agreement." Other than the foregoing, none of the members of the Compensation Committee has any relationship with other entities that would require disclosure concerning Compensation Committee Interlocks and Insider Participation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Common Stock as of May 15, 1997 (except as set forth in the footnotes thereto) by (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each of the Company's executive officers, (iii) each of the Company's directors, and (iv) all directors and officers as a group. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named below on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing percentage ownership of any other person.

                                                                                  Beneficial Ownership (1)
                                                                                 Number of       Percentage
             Name of Beneficial Owner                                             Shares         Outstanding
             ------------------------                                             ------         -----------
             Farallon Capital Management, L.L.C............................        567,700(2)          5.7%
             Farallon Capital Partners, L.P................................      1,140,700(2)         11.4
             Farallon Capital Institutional Partners , L. P................      1,291,700(2)         12.9
             Farallon Capital Institutional Partners II, L.P...............        776,600(2)          7.8
             Farallon Capital Institutional Partners III, L.P..............         25,000(2)          *
             Tinicum Partners, L.P.........................................        213,400(2)          2.1
             Thomas F. Steyer..............................................      4,015,100(2)         40.2
             Fleur E. Fairman..............................................      3,447,400(2)         34.5
             David I. Cohen................................................      4,015,100(2)         40.2
             Meridee A. Moore..............................................      4,015,100(2)         40.2
             Joseph F. Downes..............................................      4,015,100(2)         40.2
             Jason M. Fish.................................................      4,015,100(2)         40.2
             William F. Mellin.............................................      4,015,100(2)         40.2
             Stephen L. Millham............................................      4,015,100(2)         40.2
             Andrew B. Fremder.............................................      4,015,100(2)         40.2
             Enrique H. Boilini............................................      4,015,100(2)         40.2
                  Total Shares in the Preceding Group......................      4,015,100(2)         40.2

                                                                                       Beneficial Ownership (1)
                                                                                 Number of          Percentage
             Name of Beneficial Owner                                             Shares            Outstanding
             ------------------------                                             ------            -----------
             Franklin Mutual Advisors, Inc.............................           2,472,200(3)           24.7%
                  Total Shares in the Preceding Group..................           2,472,200(3)           24.7

             Wexford Capital Partners II, L.P..........................                691,500            6.9
             Wexford Overseas Partners I, L.P..........................                308,500            3.1
             Charles E. Davidson (4)...................................           1,218,500(5)           12.2
                  Total Shares in the Preceding Group..................              1,218,500           12.2

             Davidson Kempner Partners.................................             374,600(6)            3.7
             Davidson Kempner Endowment Partners.......................             284,700(6)            2.8
             MHD Management Co.........................................             659,300(6)            6.6
             Davidson Kempner Institutional Partners, L.P..............             409,400(6)            4.1
             Davidson Kempner Advisers, Inc............................             409,400(6)            4.1
             Davidson Kempner International, Ltd.......................              61,400(6)             *
             Davidson Kempner International Advisors LLC...............              61,400(6)             *
             M.H. Davidson & Co........................................              20,800(6)             *
             Thomas L. Kempner Foundation Inc..........................                 900(6)             *
             Thomas L. Kempner, Jr.....................................        1,153,200(6)(7)           11.5
             Marvin H. Davidson........................................           1,150,900(6)           11.5
             Stephen M. Dowicz.........................................           1,150,900(6)           11.5
             Scott E. Davidson.........................................           1,150,900(6)           11.5
             Michael J. Leffell........................................           1,150,900(6)           11.5
                  Total Shares in the Preceding Group..................           1,153,200(6)           11.5

                                                                                   Beneficial Ownership (1)
                                                                                 Number of       Percentage
             Name of Beneficial Owner                                             Shares         Outstanding
             ------------------------                                             ------         -----------
             Joseph M. Jacobs(4)(8)........................................      1,075,775(9)          10.8%

             Robert Holtz(4)(8) ...........................................         57,555(10)           5.8%

             Jay L. Maymudes(4)(8).........................................         13,738(11)           *

             Karen M. Ryugo(4).............................................          1,000(12)           *

             Vance C. Miller(4)............................................            --                --

             Dr. Lawrence Howard, M.D.(4)..................................            --                --

             Jeffrey A. Altman(4)..........................................            --                --

             Directors and Officers, as a group (8 persons)................      2,366,568             23.7
---------------------

*        Less than 1 % of the outstanding Common Stock.

(1) Because shares of Common Stock may be deemed to be beneficially owned by more than one person or group of persons for purposes of Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person or group of persons that may be deemed to be a beneficial owner is included on the table.

(2) As the managing member of Farallon Partners, L.L.C. ("FPLLC"), the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (collectively, the "Farallon Partnerships"), Thomas F. Steyer, Fleur E. Fairman, David I. Cohen, Meridee A. Moore, Joseph F. Downes, Jason M. Fish, William F. Mellin, Stephen L. Millham, Andrew B. Fremder and Enrique H. Boilini may each be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 1,140,700, 1,291,700, 776,600, 25,000 and 213,400 shares held, respectively, by each of such Farallon Partnerships. These shares are included in the listed ownership. By virtue of investment management agreements between Farallon Capital Management, L.L.C. ("FCMLLC") and various managed accounts, FCMLLC has the authority to purchase, sell and trade in securities on behalf of such accounts and, therefore, may be deemed the beneficial owner of the 567,700 shares held in such accounts. As the managing members of FCMLLC each of Mr. Steyer, Mr. Cohen, Ms. Moore, Mr. Downes, Mr. Fish, Mr. Mellin, Mr. Millham, Mr. Fremder and Mr. Boilini may be deemed the beneficial owner of the 567,700 shares held in such accounts managed by FCMLLC, which shares are included in the listed ownership. FCMLLC and

         FPLLC and each managing member thereof disclaims any beneficial ownership of such shares. The foregoing is based upon information furnished to the Company by the Farallon Partnerships.

(3) Franklin Mutual Advisors, Inc. ("FMAI") is an investment adviser registered under the Investment Advisers Act of 1940. One or more of FMAI's advisory clients are the beneficial owners of 2,472,200 shares of the Company's common stock. Pursuant to investment advisory agreements with its advisory clients, FMAI has sole investment discretion and voting authority with respect to such securities. FMAI is a wholly-owned subsidiary of Franklin Resources, Inc. ("FRI"), a publicly held financial services corporation. Neither FMAI nor FRI has any interest in dividends or proceeds from the sale of such securities and each disclaims beneficial ownership of all the securities owned by FMAI's advisory clients. The foregoing is based upon information furnished to the Company by FMAI.

(4) See "Proposal 1 -- Election of Directors" for a description of such person's position with or relationship to the Company.

(5) Includes 691,500 shares held by Wexford Capital Partners II, L.P., 308,500 shares held by Wexford Overseas Partners I, L.P. and 218,500 shares subject to an irrevocable proxy granted to Charles E. Davidson pursuant to which Mr. Davidson may vote all such shares (the "Proxy"). Mr. Davidson disclaims beneficial ownership of the 218,500 shares subject to the Proxy. As the President of the corporate general partners of the general partners of each of Wexford Capital Partners II, L.P. and Wexford Overseas Partners I, L.P. (the "Wexford Partnerships"), Mr. Davidson may be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 691,500 and 308,500 shares held, respectively, by each of such Wexford Partnerships. The shares held by the Wexford Partnerships were acquired in a privately negotiated transaction. The foregoing is based upon information furnished to the Company by the Wexford Partnerships.

(6) Pursuant to separate services agreements, M.H. Davidson & Co., Inc. ("M.H. Davidson") has investment and voting discretion with respect to the 20,800 shares of Common Stock held by M.H. Davidson & Co., the 374,600 shares of Common Stock held by Davidson Kempner Partners, the 284,700 shares of Common Stock held by Davidson Kempner Endowment Partners, the 409,400 shares of Common Stock held by Davidson Kempner Institutional Partners, L.P. and the 61,400 shares of Common Stock held by Davidson Kempner International, Ltd. (the "Davidson Kempner Entities"). As principals of M.H. Davidson, Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson and Michael J. Leffell may be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 1,150,900 shares held by the Davidson Kempner Entities. The foregoing is based upon information furnished to the Company by M.H. Davidson. Marvin H. Davidson and Scott E. Davidson are not related to Charles E. Davidson.

(7) Includes 900 shares held by Thomas L. Kempner Foundation and 1,400 shares held by an IRA account for the benefit of Thomas L. Kempner, Jr. As the President of Thomas L. Kempner Foundation Inc., Mr. Kempner may be deemed to own beneficially for purposes of Rule 13d-3 of the Exchange Act the 900 shares held by such foundation, but disclaims beneficial ownership of such shares. The foregoing is based upon information furnished to the Company by Mr. Kempner.

(8) Pursuant to the Wexford Management Agreement, the Company has authorized the grant to the Manager's officers and/or employees, at the discretion of Joseph M. Jacobs, of Management Options to purchase an aggregate of 1,111,111 shares of Common Stock as compensation for the services to be performed by the Manager. The Management Options expire 10 years after the date of the Wexford Management Agreement and any ungranted or terminated Management Options would be deemed to be granted to Mr. Jacobs to the extent not granted to any other person, or granted to another person but not vested, prior to their expiration. The Company has granted, pursuant to Mr. Jacobs' direction, (a) Management Options to purchase 55,555 shares of Common Stock to Robert Holtz, of which, all 55,555 Management Options have vested as of, or will vest within 60 days after, May 15, 1997, (b) Management Options to purchase 15,000 shares of Common Stock to Jay L. Maymudes, an officer of Wexford, of which 11,238 Management Options have vested as of, or will vest within 60 days after, May 15, 1997, and (c) Management Options to purchase an aggregate of 32,500 shares of Common Stock to certain employees of Wexford, of which 14,781 Management Options have vested as of, or will vest within 60 days after, May 15, 1997. In addition, Mr. Jacobs has committed to cause the Company to grant Management Options to purchase up to 10,000 shares of Common Stock to Jay L. Maymudes. Included in the shares listed above for Mr. Jacobs are the vested portion of the Jacobs Options and the maximum number of ungranted Management Options that would be permitted to vest under the Wexford Management Agreement.

(9) Includes 1,025,775 shares of Common Stock issuable upon exercise of vested Management Options (500,000 shares underlying vested Jacobs Options and 100% of the shares underlying exercisable options not granted to Wexford's officers and/or employees less shares underlying vested Jacobs Options). Also includes 25,000 shares of Common Stock beneficially owned by Mr. Jacobs' wife and subject to an irrevocable proxy held by Charles E. Davidson, as to which shares Mr. Jacobs disclaims beneficial ownership, and 25,000 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson.

(10) Includes 55,555 shares of Common Stock issuable upon exercise of vested Management Options. Also includes 2,000 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson.

(11) Includes 11,238 shares of Common Stock issuable upon exercise of vested Management Options. Also includes 2,500 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson.

(12) Represents shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson.

         The address of Thomas F. Steyer and the other individuals mentioned in footnote 2 above (other than Fleur E. Fairman).is c/o Farallon Capital Partners, L.P., One Maritime Plaza, Suite 1325, San Francisco, California 94111 and the address of Fleur E. Fairman is c/o Farallon Capital Management, Inc., 800 Third Avenue, 40th Floor, New York, New York 10022; the address of Franklin Mutual Advisors, Inc. is 51 J.F.K. Parkway, Short Hills, New Jersey 07078; the address of Wexford Overseas Partners I, L.P. is c/o Hemisphere Management (Cayman) Limited, Zephyr House, P.O. Box 1561, Mary Street, George Town, Grand Cayman, Grand Cayman Islands, BWI; the address of Thomas L. Kempner, Jr. and the other individuals mentioned in footnote 6 above is c/o M.H. Davidson & Co., Inc., 885 Third Avenue, Suite 810, New York, NY 10022; and the business address of Charles
E. Davidson, Wexford Capital Partners, L.P., and Joseph M. Jacobs is c/o Wexford Management LLC., 411 West Putnam Avenue, Greenwich, CT 06830.


              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Wexford Management Agreement

         General. Pursuant to a management agreement, dated as of May 4, 1994, as was amended on March 8, 1995 and as of May 4, 1997 (the "Wexford Management Agreement"), between the Company and Wexford, Wexford serves as portfolio manager and asset manager of the Company. Wexford became the Company's asset manager on September 12, 1994 (the "Notice Date"). Joseph M. Jacobs, the President, Chief Executive Officer, Treasurer and a director of the Company is the President and the controlling member of Wexford. Robert Holtz, a Vice President and Assistant Secretary of the Company, is a Senior Vice President and a member of Wexford. Jay L. Maymudes, the Chief Financial Officer, a Vice President and the Secretary of the Company, is the Chief Financial Officer and a Senior Vice President of Wexford. Charles E. Davidson, the Chairman of the Board and a director of the Company, is a member of Wexford. Wexford provides management and other services to third parties that are not related to the Company.

         Services. As portfolio manager, Wexford's responsibilities have related to the identifying, analyzing, structuring, negotiating and closing of new investment opportunities for the Company. As asset manager, Wexford has agreed to make available Mr. Jacobs to serve as the Chief Executive Officer, President and a director of the Company and to provide to the Company such other officers and employees of Wexford to serve as officers or in other positions of the Company as may be requested. Wexford is responsible either directly or indirectly through sub-managers to manage, service, operate and administer the Company's assets in a diligent, careful and vigilant manner in accordance with industry standards and the Wexford Management Agreement. Responsibilities that may be undertaken by Wexford for the Company relate to possible acquisitions, dispositions and financings (including debt and equity financings). Wexford also has responsibilities relating to the collection of rents, charges, principal and interest with respect to the Company's assets as well as securing compliance with leases and mortgage loans which relate to properties or other assets owned by the Company.

         Termination. The original term of the Wexford Management Agreement was scheduled to expire on May 4, 1997, however, pursuant to Amendment No. 2 to the Wexford Management Agreement, the Company and Wexford agreed to extend the expiration date of the Wexford Management Agreement to the earlier of (i) December 31, 1997, (ii) the effective date of the Articles of Dissolution filed by the Company with the Maryland State Department of Assessments and Taxation, and (iii) such later date as extended in writing by the Company and Wexford. Pursuant to Amendment No. 2 to the Wexford Management Agreement, the Wexford Management Agreement may be terminated by the Company, at any time, with or without cause, and without any penalty, by either (i) the affirmative vote of the majority of the members of the Board of Directors, or (ii) the affirmative vote or written consent of a majority of the holders of the Common Stock of the Company. The Wexford Management Agreement may be terminated by Wexford at its option upon 60 days' prior written notice to the Company.

         The Company entered into an amendment to the Wexford Management Agreement, dated March 8, 1995, in connection with Wexford's and the Company's relocation to Greenwich, Connecticut and the lease entered into by Wexford. Pursuant to that amendment, in the event that the Wexford Management Agreement is terminated by the Company without cause before the end of its current term of three years or the Company fails to renew the Wexford Management Agreement at the end of such term prior to May 31, 2000, Wexford is entitled to receive, at the time of such termination or failure to renew, a one time payment equal to the Company's allocable portion (based on 3,200 square feet) of the cancellation fee that would be payable if the 3,200 square feet of the office space leased by Wexford were to be surrendered by Wexford. Such amount would be equal to the landlord's share of the fit-out costs on such allocable portion of the office space ($80,000) amortized at the rate of 8 % per annum over the five-year term of such lease commencing June 1, 1995. Pursuant to Amendment No. 2 to the Wexford Management Agreement, if the stockholders of the Company approve Proposal 2, the March 8, 1995 amendment would be null and will no longer be applicable. See "-- Greenwich, Connecticut Office Space."

         Indemnification. Pursuant to the Wexford Management Agreement, the Company has agreed to indemnify Wexford and its direct or indirect officers, directors, stockholders, agents and employees from, with certain exceptions, losses of any and every kind or nature arising from or in any way connected with Wexford's performance of its obligations under the Wexford Management Agreement. Wexford has agreed to indemnify the Company and its direct or indirect officers, directors, stockholders, agents and employees from losses of any and every kind or nature arising from or in any way connected with (i) acts of Wexford or its officers, agents or employees outside the scope of Wexford's authority under the Wexford Management Agreement and (ii) the gross negligence, willful misconduct or material breach of the Wexford Management Agreement by Wexford or its officers, agents or employees.

         Fees. Pursuant to the Wexford Management Agreement, the management fee (the "Wexford Management Fee") payable to Wexford was $170,750 per month, payable in arrears on the first calendar day of the next succeeding calendar month. For the year ended December 31, 1995, the aggregate Management Fee was $2,049,000. For the year ended December 31, 1996, Wexford agreed to reduce the Wexford Management Fee to $1,916,000.

         Pursuant to Amendment No. 2 to the Wexford Management Agreement, the Company and Wexford agreed that the Wexford Management Fee, for the period from January 1, 1997 through the earlier of the termination of the Wexford Management Agreement and December 31, 1997, would be (i) $570,500 for the period from January 1, 1997 through May 4, 1997, (ii) $246,000 for the period from May 5, 1997 through June 30, 1997, (iii) $223,750 for the period from July 1, 1997 through September 30, 1997, and (iv) $111,875 for the period from October 1, 1997 through December 31, 1997, for a total of $1,152,125, subject to upward or downward adjustment, upon the expiration or termination of the Wexford Management Agreement, to Actual Expenses (as defined in the Wexford Management Agreement). The Wexford Management fee is payable in arrears on the first day of each calendar month.

         Management Options. On May 4, 1994, the Company agreed to grant options (the "Management Options ") to purchase an aggregate of 1,111,111 shares of Common Stock at an exercise price of $8.50 per share. The Management Options carried a cashless exercise feature pursuant to which the excess of the market value of the Common Stock underlying a Management Option over the exercise price thereof may be utilized upon exercise of other options by applying such excess upon cancellation to the exercise of such other options in lieu of cash payment of such exercise price. The number of shares of Common Stock beneficially owned by each recipient of Management Options were subject to the ownership limit provisions contained in the Company's Charter.

         The Management Options expire 10 years after the date of the Wexford Management Agreement. Upon expiration of the Management Options, any ungranted Management Options , terminated Management Options, or Management Options granted to another person but not vested prior to their expiration, would be deemed to have been granted to Mr. Jacobs. On May 4, 1994, Management Options to purchase up to 500,000 shares of Common Stock (the "Jacobs Options") were granted to Mr. Jacobs, the Chief Executive Officer, President, Treasurer and a director of the Company, at an exercise price of $8.50 per share. On May 4, 1994, Management Options to purchase up to 55,555 shares of Common Stock (the "Holtz Options") were granted to Mr. Holtz, a Vice President and Assistant Secretary of the Company, at an exercise price of $8.50 per share. On April 1, 1995, Management Options to purchase up to 15,000 shares of Common Stock (the "Maymudes Options") were granted to Jay L. Maymudes, the Chief Financial Officer and a Vice President and the Secretary of the Company, at an exercise price of $8.50 per share. Upon adoption of the Plan (see Proposal 2), all of the Management Options described above will be fully vested. On April 1, 1995, Management Options to purchase up to an aggregate of 32,500 shares of Common Stock were granted to certain employees of Wexford at an exercise price of $8.50 per share. None of such employees are employees of Wexford as of March 15, 1997. 14,781 of their Management Options were vested as of the date of their termination and the remaining 17,719 unvested Management Options were forfeited, and as a consequence, Mr. Jacobs is entitled to such Management Options unless they are granted to another individual.


         The following table sets forth  information  relating to the Management
Options:

                                              As of          As of          As of
                                             May 15,      December 31,   December 31,
                                              1997           1996            1995
                                              ----           ----            ----
Total shares under options ...........      1,111,111      1,111,111      1,111,111
Total shares under granted options ...        585,336        585,336        603,055
Total shares under exercisable options        580,950        435,859        289,955
Total shares under forfeited options .         17,719         17,719           --
Total shares under exercised options .           --             --             --
Total shares under expired options ...           --             --             --
Per share exercise price .............      $    8.50      $    8.50      $    8.50


         Pursuant to Amendment No. 2 to the Wexford Management Agreement, in the event that the stockholders of the Company adopt the Plan (See Proposal 2) holders of Management Options would have the opportunity to exchange such Management Options for a fully-vested right to receive a pro rata portion of a cash fee (the "Management Distributions") to be paid by the Company. Wexford has obtained binding commitments from each holder of Management Options to accept such pro rata portion of the Management Distributions in exchange for their Management Options upon adoption of the Plan by the stockholders of the Company. As a result, in the event that the Plan is adopted, all outstanding Management Options will be canceled and the holders thereof will instead be entitled to receive a pro rata portion of the Management Distributions.

         Amendment No. 2 to the Wexford Management Agreement provides that Management Distributions in an amount equal to ten percent of all distributions made to the stockholders of the Company in excess of $8.50 per share (inclusive of the $2.50 per share dividend paid on April 14, 1997) will be paid to Wexford concurrently with the periodic payment of the related distributions to the Company's stockholders. The intent of the Management Distributions are to provide an incentive compensation opportunity to Wexford employees who are providing services to the Company, on terms which are substantially equivalent to the Management Options, the value of which would be significantly impaired as a consequence of the adoption of the Plan. The Board of Directors believes that the Company, in adopting the Plan, should not deprive such employees of the benefits intended to be conferred by the Management Options. Payment of the Management Distributions by the Company will reduce the amount available for distribution to stockholders of the Company by ten percent of all distributions made by the Company in excess of $85,000,000.

         Because, as of May 15, 1997, 86.4% of the Management Options were attributable to Mr. Jacobs, unless granted to others, 86.4% of the Management Distributions would be payable to Mr. Jacobs. Although payment of the Management Distributions is made directly to Wexford, the aggregate of all such amounts are then transferred to the individual employees (or past employees) of Wexford entitled to receive payments of such Management Distributions.

Under no circumstances is Wexford entitled to retain any portion of the Management Distributions. Neither the Management Options nor the Management Distributions affect the obligation of the Company to pay, or the amount of, the Wexford Management Fee. The Company believes that the Management Options have no value. Based on the Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation the Company believes that the Management Distributions will have a total value of approximately $465,000 of which approximately $402,000 would be attributable to Mr. Jacobs.

Greenwich, Connecticut Office Space

         In connection with the Company's relocation to Greenwich, Connecticut, the Company entered into an amendment, effective as of March 8, 1995, to the Wexford Management Agreement, and a letter agreement, dated as of March 8, 1995, with Wexford, which provides that the Company will pay to Wexford its allocable portion (based on 3,200 square feet), up to $235,000, of the fit-out costs of the office space leased by Wexford, which lease expires in 2000. Consequently, $235,000 was paid to Wexford by the Company during 1995. The Company is not a party to such lease. Pursuant to Amendment No. 2 to the Wexford Management Agreement, if the stockholders of the Company approve the adoption of the Plan (see Proposal 2), the provisions of this paragraph will no longer be applicable. Charles E. Davidson and Joseph M. Jacobs have an aggregate ownership interest of approximately 67% in the entity that owns the Greenwich, Connecticut office building to which the Company relocated. Other than the foregoing payment and the termination payment described under "--Wexford Management Agreement," the Company makes no direct payment in respect of these premises.

Transactions with Director

         During 1996, the Company paid $163,200 to an entity controlled by Vance Miller, a member of the Board of Directors for real estate brokerage services in connection with the sale of one of the Company's properties. The Company believes that the payments made by the Company to such entity were made on the same terms as if such payments had been made to an entity unaffiliated with the Company.


                             EXECUTIVE COMPENSATION

         No long-term compensation was awarded to, earned by or paid by the Company to the Chief Executive Officer or any other officer of the Company for services rendered to the Company during the fiscal year ended December 31, 1996. The Company has no employment agreements and maintains no employee benefit plans.

         Mr. Jacobs was not granted any Management Options during the year ended December 31, 1996. However, Management Options underlying 17,719 shares were forfeited to Wexford by certain employees of Wexford during the year ended December 31, 1996 as a result of their termination.

         The following table reflects that none of the Management Options were exercised by the Chief Executive Officer during the fiscal year ended December 31, 1996 and lists the number and value of the unexercised Management Options held by the Chief Executive Officer at December 31, 1996 and May 15, 1997:

                                  Aggregated Option Exercises in Last Fiscal Year
                                             and FY-End Option Values


                                          Shares                         Number of Securities           Value of Unexercised
                                        Acquired on        Value         Underlying Unexercised         in-the-Money Options at
                                         Exercise         Realized      Options at FY-End (#)          FY-End ($) Exercisable
At             Name                        (#)              ($)        Exercisable/Unexercisable            /Unexercisable
--             ----                     ---------------  -----------   -------------------------            --------------
12/31/96       Joseph M. Jacobs            --               --             769,331/256,444(1)                     $0
5/15/97        Joseph M. Jacobs            --               --             1,025,775/--(2)                        $0

---------------------
         (1) The Wexford Management Agreement provides that of the total 1,111,111 Management Options available for grant, no more than 75% were exercisable on or before May 4, 1997. Accordingly, the number of securities underlying exercisable options was determined by adding the portion of the Jacobs Options that vested by the end of the last fiscal year (375,000) to 75% of the Management Options that were not granted as of December 31, 1996 (394,331). The number of securities underlying unexercisable options was determined by subtracting the number of securities underlying exercisable options (769,331) from the portion of the total 1,111,111 Management Options that were not granted to Wexford's officers and/or employees, other than Mr. Jacobs, by the end of the prior fiscal year (1,025,775).

         (2) Under the Wexford Management Agreement, all of the 1,111,111 Management Options available for grant were fully exercisable on May 4, 1997. Accordingly, the number of securities underlying exercisable options was determined by adding the portion of the Jacobs Options that vested by May 15, 1997 (500,000) to 100% of the Management Options that were not granted as of December 31, 1996 (1,025,775), less the vested Jacobs Options (500,000). The number of shares of Common Stock underlying unexercisable options was determined by subtracting the number of shares of Common Stock underlying exercisable options (1,025,775) from the portion of the total 1,111,111 Management Options that were not granted to Wexford's officers and/or employees, other than Mr. Jacobs, by May 15, 1997 (zero).

Consideration of the Wexford Management Agreement

         The Compensation Committee of the Board of Directors is composed entirely of non-management or outside directors and currently consists of Karen
M. Ryugo, Lawrence Howard, M.D. and Vance C. Miller. The Company has no employees and does not compensate its executive officers and, accordingly, the Compensation Committee has never considered executive compensation. The
Compensation Committee approved the Wexford Management Agreement pursuant to which executive officers of the Company, who are also officers and/or employees of Wexford, received Management Options in their capacity as officers and/or employees of Wexford. Amendment No. 2 to the Wexford Management Agreement was approved by the Board of Directors (with Messrs. Davidson and Jacobs abstaining) in connection with the Board of Directors' approval of Proposal 2. See "Certain Relationships and Related-Party Transactions -- Wexford Management Agreement."


                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.


         Steinhardt Partners L.P. and Institutional Partners L.P. who, together as a group, beneficially owned more than 10% of the Common Stock of the Company until April 6, 1995, failed to file on a timely basis their respective Forms 5 with respect to the sale on April 6, 1995 of all of the shares of Common Stock of the Company owned by each of them.

                                   PROPOSAL 2

                  ADOPTION OF THE PLAN OF COMPLETE LIQUIDATION
                         AND DISSOLUTION OF THE COMPANY


         The Board of Directors is proposing a Plan of Complete Liquidation and Dissolution of the Company (the "Plan") for approval by the stockholders at the Meeting. The Plan was approved by the Board of Directors, subject to stockholder approval, on April 24, 1997. If the Plan is approved by the stockholders, following payment or provision for payment of the Company's claims and obligations, the stockholders of the Company will receive a distribution (or a series of distributions) which constitute the aggregate proceeds of all of the assets of the Company less amounts required to pay the Company's obligations and expenses, in accordance with the provisions of the Plan. As a result, no separate determination has been made as to the fairness of the amounts to be distributed to stockholders. Upon completion of the distribution of its net assets to the stockholders, the Company will be dissolved, wound up and its existence as a corporation terminated.

         Following its review of the current properties and operations of the Company and of the current concentration of stockholders of the Company, the Board of Directors determined that the most efficient way for the Company to enable its stockholders to obtain the greatest value for their interests in the Company would be through the liquidation of the Company. The Board of Directors based its conclusion in part, on the fact that a large percentage of the outstanding Common Stock of the Company (approximately 87%) is held beneficially by a relatively small number of stockholders (see "Security Ownership of Certain Beneficial Owners and Management"). As a result, there is sporadic trading and virtually no market liquidity for the Common Stock of the Company. The Board of Directors concluded that, in order to provide liquidity to the Company's stockholders, the Company should liquidate and dissolve. The Board of Directors further concluded that adoption of the Plan would be the most efficient way to maximize the value to be received by stockholders in respect of the Company's stock. The Board of Directors considered the possibility of continuing to operate the Company on an ongoing basis, however, based on the foregoing analysis, the Board of Directors concluded that the return on investments would be unattractive. The Board of Directors unanimously recommends that stockholders vote in favor of the proposal to adopt the Plan.

         The following is a summary of all material terms of the Plan. The full text of the Plan is set forth as Exhibit A hereto, and stockholders are urged to read the Plan in its entirety. The following summary of the Plan is qualified in its entirety by reference to the complete text of the Plan.


Description of the Plan

         Provision for Liabilities; Liquidating Distributions; Stockholders' Continuing Liability

         The Plan provides for the complete liquidation and dissolution of the Company in accordance with the provisions of the Maryland General Corporation Law (the "MGCL"). Prior to making any distribution to its stockholders, the Company shall pay, or as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company, and shall make such provision, as determined by the Board of Directors, as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen, but that, based on facts known to the Company, are likely to arise or to become known to the Company prior to the expiration of applicable statutes of limitation.


         Following the payment or the provision for the payment of the Company's claims and obligations, the Plan provides for the pro rata distribution to its stockholders all of its remaining property and assets. The Plan provides that if and to the extent deemed necessary or appropriate by the Board of Directors, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company and expenses incurred in connection with the collection and defense of the Company's property and assets and the liquidation and dissolution provided for in the Plan. The Contingency Reserve may consist of cash or property. Following the payment, satisfaction or other resolution of such claims and expenses, the Plan provides that any amounts remaining in the Contingency Reserve shall be distributed pro rata to the stockholders of record on the date the stock transfer books of the Company are closed.

         The Plan provides that prior to the date the Articles of Dissolution (the "Articles") are accepted for filing by the State Department of Assessments and Taxation of the State of Maryland and the Company is dissolved, the Company shall make distributions to the stockholders in cash or in kind (allocated pro rata in the discretion of the Board of Directors) as expeditiously as is practicable consistent with prudence and reasonable business judgment, in such manner, and at such time, as the Board of Directors in its sole discretion may determine in accordance with the provisions of the MGCL. On April 14, 1997, the Company paid a $2.50 per share special dividend paid in respect of its Common Stock, which dividend was declared on March 18, 1997. This dividend was declared and paid out of the net proceeds of the sale of certain assets of the Company sold in the ordinary course of the Company's business. If the Plan is adopted, the aggregate amount of such dividend shall be included in the computation of Management Distributions to be paid. See "Certain Relationships and Related-Party Transactions--Wexford Management Agreement." Other than the estimated  value of the assets of the  Company  as  indicated  on the  Company's
Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation, the Company has not made any determination as to the anticipated cash consideration to be received upon sale of such assets.

         The Plan also provides that following the date on which the Articles are accepted for filing by the State Department of Assessments and Taxation of the State of Maryland and the Company is dissolved, any assets remaining available for distribution to the stockholders shall be distributed (the "Dissolution Distribution") in accordance with the provisions of the MGCL.


         As of March 31, 1997,  the  Company's  Balance  Sheet  reflected  total liabilities of $6.4 million, exclusive of the obligation to pay the $25.0 million of dividends on April 14, 1997, consisting of $5.1 million of mortgage notes payable, $0.6 million of real estate taxes and $0.7 million of other liabilities. The Company is involved in certain legal proceedings which arose in the ordinary course of the Company's business. Although the ultimate disposition of such legal proceedings is not determinable, management does not believe that such claims or proceedings, individually or in the aggregate, will be material. At present, the Company believes that in addition to the costs and expenses associated with facilitating the Plan, it will be necessary to set aside cash in a Contingency Reserve in the amount of approximately $1.5 million to cover potential claims and contingencies. The Company is currently the defendant in a pending litigation in which a claim has been made against the Company for $330,000. However, the Company believes that the claim against the Company is without merit. The
Company is not aware of any other claims, obligations or payments other than those incurred by the Company in the ordinary course of business.

         As discussed above, the Plan contemplates that the Dissolution Distribution will be made to stockholders only to the extent the Company has assets remaining in excess of the Contingency Reserve established to cover the obligations and liabilities of the Company. However, pursuant to the provisions of the MGCL, in the event that the Company makes distributions to stockholders of the Company and subsequently does not have sufficient assets to satisfy its debts and obligations, members of the Board of Directors of the Company may be held personally liable for the amount of any distribution which caused the Company to become insolvent, but only to the extent that such member or members of the Board of Directors voted in favor of such distribution and provided that such member or members of the Board of Directors failed to satisfy the duty of care required under the MGCL. Additionally, such member or members of the Board of Directors held liable would be entitled to contribution from each other member of the Board of Directors who could be held liable and from each stockholder of the Company for the amount of such distribution such stockholder accepted knowing that such distribution would cause the Company to be insolvent.

         Surrender of Stock Certificates

         The Plan provides that distributions to the Company's stockholders shall be in complete redemption and cancellation of all of the outstanding Common Stock. As a condition to the receipt of the Dissolution Distribution under the Plan, the Board of Directors may require stockholders to surrender their certificates evidencing Common Stock to the Company or its agent for cancellation. If a stockholder's certificate for shares of Common Stock has been lost, stolen or destroyed, as a condition to the receipt of any distribution, such stockholder may be required to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

         Once the Board of Directors determines the date on which stockholders should surrender their certificates, the Company will cause a notice and transmittal form to be sent to stockholders, which will advise the stockholders of the procedures to be followed for the surrender of certificates representing shares of Common Stock. Stockholders should not submit their stock certificates to the Company or its transfer agent before receiving instructions to do so.

         Liquidating Trust

         If advisable for any reason to complete the liquidation and distribution of the Company's assets to its stockholders, the Plan provides that the Board of Directors may at any time transfer to a liquidating trust (the "Trust") the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including the Contingency Reserve, and any remaining liabilities and obligations of the Company. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances were the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or to reduce the costs of administering the Plan by reducing the costs of compliance with the periodic reporting obligations under the Exchange Act. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to distribute the remaining assets of the Company to its stockholders. The Plan authorizes the Board of Directors to appoint one or more trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board of Directors determines. Adoption of the Plan by the stockholders also will constitute the approval by the stockholders of any appointment of the trustees and of the liquidating trust agreement.

         The Company has no present plan to use a liquidating trust, but the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trust to be advisable.

         Procedures for Dissolution

         At such time as the Board of Directors has determined that all necessary requirements for dissolution have been satisfied under Maryland law, the appropriate officers of the Company shall execute and cause to be filed in the State Department of Assessments and Taxation of the State of Maryland, and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company. From and after the date such documents are accepted by the State Department of Assessments and Taxation of the State of Maryland, the Company will be deemed to be completely dissolved, but will continue to exist under Maryland law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up the Company's business affairs. The members of the Board of Directors in office at the time the Articles are accepted for filing by the State Department of Assessments and Taxation of the State of Maryland shall be deemed to be trustees of the assets of the Company for the purposes of liquidation and shall have all powers provided to them by Section 3-410 of the MGCL. As soon as practicable after the date on which the Plan is adopted by the stockholders, but in no event later than 20 days prior to the filing of Articles the Company shall mail notice in accordance with the MGCL to all its creditors and employees that this Plan has been approved by the Board of Directors and the stockholders.

         Management of the Company Following Adoption of the Plan

         It is anticipated that the directors elected pursuant to Proposal 1 and the current officers of the Company will continue to serve in such capacities following the adoption of the Plan. After the Articles are filed, the Company does not intend to hold any further annual meetings of stockholders. Directors and officers in office when the Plan is adopted will continue in office until a successor is duly elected and qualified or until their resignation or removal.

         Following the adoption of the Plan by the stockholders, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, adjusting and winding up its business and affairs and distributing its assets in accordance with the Plan. The Board of Directors and, if authorized by the Board of Directors, the officers of the Company, will have the authority to do or authorize any and all acts and things provided for in the Plan and any and all further acts and things they may consider necessary or desirable to carry out the purposes of the Plan.

         Following the adoption of the Plan, the Company may continue to pay to the Company's directors and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Additionally, the Company may continue to pay Wexford compensation for services rendered in accordance with Amendment No. 2 to the Wexford Management Agreement, which agreement can be terminated in accordance with its terms. See "Certain Relationships and Related-Party Transactions-Wexford Management Agreement." Adoption of the Plan by the stockholders of the Company shall constitute the approval of the stockholders of the payment of any such compensation. Following the adoption of the Plan, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Articles of Incorporation, By-Laws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of assets transferred to the Trust, if any. The Plan authorizes the Board of Directors and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

         Record Date; Effect on Trading of the Common Stock

         Pursuant to the Plan, the Company shall close its stock transfer books and discontinue recording transfers of Common Stock at the close of business on the record date fixed by the Board of Directors for the Dissolution Distribution (the "Record Date"). Following such Record Date, the Plan provides that certificates representing Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Record Date, and, after the Record Date, any liquidating distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Record Date except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law. The Common Stock currently is traded on the

NASDAQ/SmallCap Market. The Company currently intends to continue to have the Common Stock listed for trading on the NASDAQ/SmallCap Market until such Record Date.

         The Common Stock is currently registered under the Exchange Act, and the Company is subject to the reporting requirements thereunder. However, based upon the Company's review of interpretive letters issued by the staff of the Securities and Exchange Commission to other registrants, upon the closing of the stock transfer books on such Record Date the Company does not intend to file any further periodic reports under the Exchange Act, other than current reports on Form 8-K describing any material events relating to the implementation of the Plan. At the time the implementation of the Plan is completed, the Company will file a final report on Form 8-K with the Securities and Exchange Commission.

Stockholder Rejection of the Plan

         If the stockholders reject the Plan at the Meeting, the Board of Directors will explore other alternatives available to the Company. Such alternatives will include the continued management of the Company's assets and the exploration of new business opportunities for the Company and may include the resubmission of a plan of complete liquidation and dissolution to the Company's stockholders. The Board of Directors currently is not aware of any alternative business opportunities for the Company.

No Appraisal Rights

         Under Maryland law, stockholders of the Company are not entitled to appraisal rights or similar dissenters' rights for shares of Common Stock in connection with the transactions contemplated by the Plan.


Advantages and Disadvantages of Adopting the Plan

         The adoption of the Plan will facilitate the sale of the Company's properties without potentially requiring the approval of the Company's stockholders with respect to individual sales of properties as may be required in accordance with Maryland law. In addition, by adopting the Plan and liquidating and dissolving under Maryland law, creditors of the Company and those with potential claims against the Company will be on notice that the Company is to be liquidated which should facilitate the identification of unknown creditors and claimants. Finally, to the extent that the Company's stockholders approve the Plan, the potential detriments to stockholders of the Company of adopting the Plan are believed by the Company to be as follows:

         1. Potential buyers of the Company's assets will be aware of the imminence of liquidation and could reduce their proposed purchase price of such assets as a consequence.

         2. If the Company elects the option of assigning its assets and liabilities to a liquidating trust, such trust may not have the same reporting requirements of the Company, interests in the liquidating trust will not be transferable and the trustees thereof will not be subject to annual election.

         3. The Company will no longer be obligated to file quarterly or annual reports under the Exchange Act after the Record Date and thereafter will only be required to report material developments and events (including a report on the completed implementation of the Plan) on a Form 8-K. The Company intends to file its Forms 10-Q for the quarters ending June 30, 1997 and September 30, 1997, but may not file periodic reports for any quarter thereafter or for 1997 or any subsequent year.

         4. Once the Record Date is set, the Common Stock will cease to be traded on and will no longer be listed on the NASDAQ/SmallCap Market.

                          CONDENSED UNAUDITED PRO FORMA
                     STATEMENT OF NET ASSETS IN LIQUIDATION

The following Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation assumes that the Plan had been approved by the Company's Stockholders, and, accordingly, that the Company has adopted the liquidation basis of accounting as of March 31, 1997. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

The valuation of assets and liabilities necessarily requires many estimates and assumptions by management and there are substantial uncertainties in carrying out the provisions of the Plan. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to, the actual proceeds from the sale of any of the Company's assets, the ultimate settlement amounts of the Company's liabilities and obligations, actual costs incurred in connection with carrying out the Plan, including management fees and administrative costs during the liquidation period, and the actual timing of the distributions.

The valuations presented in the accompanying Condensed Unaudited Pro Forma Statement of Net Assets in Liquidation represent estimates, prepared by management based on present facts and circumstances, of the estimated net realizable values of assets and estimated costs associated with carrying out the provisions of the Plan, based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict the aggregate net values ultimately distributable to stockholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the net assets in liquidation per outstanding share presented herein.

If the Company had adopted the liquidation basis of accounting as of January 1, 1997 or 1996, the historical statements of operations for the periods ended March 31, 1997 and December 31, 1996 would have been replaced by statements of changes in net assets in liquidation. If estimated liquidation valuations remained unchanged, there would be no change in the Company's net assets in liquidation during those periods.

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED  STATEMENT OF NET ASSETS IN LIQUIDATION
MARCH 31, 1997
(Dollars in thousands, except share and per share amounts)

ASSETS                                                        HISTORICAL
                                                            (going concern            PRO FORMA           PRO FORMA
                                                                basis)               ADJUSTMENTS      (liquidation basis)
                                                            -------------        -------------        --------------
OPERATING REAL ESTATE PROPERTIES                            $      37,352        $       1,855  (a)   $       39,207

MORTGAGE LOANS ON REAL ESTATE (non-earning)                           ---                   99  (a)               99

CASH AND CASH EQUIVALENTS                                          28,373               (1,500) (b)           26,873

RESTRICTED CASH - CONTINGENCY                                                            1,500  (b)            1,500

ACCOUNTS RECEIVABLE (net of allowance for doubtful
accounts of $111)                                                   1,079                 (393) (c)              686

ASSETS HELD FOR SALE                                               26,872                2,395  (a)           29,267

OTHER ASSETS                                                          652                 (652) (d)              ---
                                                            -------------        -------------        --------------
TOTAL ASSETS                                                $      94,328                                     97,632
                                                            =============        =============        --------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
       Dividends payable                                    $      25,000                  ---                25,000
       Mortgage notes payable                                       5,151                  ---                 5,151
       Real estate taxes                                              583                  ---                   583
       Other liabilities                                              702                  ---                   702
       Estimated management distributions                             ---                  430  (e)              430
       Estimated accrued liquidation costs, management
       fees and administrative expenses                              ---                 1,600  (f)            1,600
                                                            -------------        -------------        --------------
           Total Liabilities                                       31,436                                     33,466
                                                            -------------        -------------        --------------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK                                            300                  ---                   300
                                                            -------------        -------------        --------------

UNAUDITED PRO FORMA CONDENSED  STATEMENT OF NET ASSETS IN LIQUIDATION
MARCH 31, 1997
(Dollars in thousands, except share and per share amounts)(continued)

ASSETS                                                        HISTORICAL
                                                            (going concern            PRO FORMA           PRO FORMA
                                                                basis)               ADJUSTMENTS      (liquidation basis)
                                                            -------------        -------------        --------------
SHAREHOLDERS' EQUITY

       Common stock, par value $.01; 50,000000 shares
       authorized; 10,000,000 shares issued and                       100                 (100) (g)              ---
       outstanding
       Paid-in-capital                                             76,045              (76,045) (g)              ---
       Accumulative deficit                                       (13,553)              13,553  (g)              ---
                                                            -------------        -------------        --------------
           Total shareholders' equity                              62,592                                        ---
                                                            -------------        -------------        --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                 $ 94,328

NET ASSETS IN LIQUIDATION                                                                             $       63,866
                                                                                                      ==============

NUMBER OF COMMON SHARES OUTSTANDING                            10,000,000                  ---           10,000,000
                                                            =============        =============        --------------

NET BOOK VALUE PER OUTSTANDING SHARE                        $        6.26
                                                            =============

NET ASSETS IN LIQUIDATION PER OUTSTANDING SHARE                                                       $         6.39
                                                                                                      ==============


RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF NET ASSETS IN LIQUIDATION (Dollars in thousands, except share and per share amounts)

 1.       PRO FORMA ADJUSTMENTS

 a) To record real estate assets at their estimated net realizable values in liquidation. No independent appraisals have been obtained on these assets. The estimated net realizable values have been determined based on actual sales subsequent to the balance sheet date, signed contracts, contract negotiations, internal analysis, inquiries or offers from prospective purchasers, inquiries of market professionals and expected operating results through the anticipated disposal date.

 b) The Company believes that in addition to the costs and expenses associated with facilitating the plan, it will be necessary to set aside cash in a Contingency Reserve in the amount of approximately
         $1,500,000. No liability has been accrued for such contingencies. Following the payment, satisfaction or other resolution of such contingencies, the Plan provides that any amounts remaining in the Contingency Reserve shall be distributed to the Company's stockholders.

 c) To record accounts receivable at their estimated net realizable value and eliminate the intangible asset recorded for step rentals to which management has ascribed no net realizable value.

 d) To record other assets at their estimated net realizable value. Other Assets consist primarily of capitalized leasing commissions, deferred financing fees and other intangible assets. Management has ascribed no net realizable value to such assets.

 e) To record the estimated Management Distributions payable to Wexford, assuming the stockholders approve the Plan and the existing Management Options are exchanged for Management Distributions. See Certain Relationships and Related-Party Transactions - Wexford Management Agreement in this proxy statement for further information. The Management Distributions are payable in an amount equal to ten percent of all distributions made to the stockholders of the Company in excess of $8.50 per share (inclusive of the $2.50 per share dividend paid on April 14, 1997).

 f) To record an accrual for estimated total costs of liquidation and the estimated management fees and administrative expenses that will be incurred by the Company through the projected date of liquidation (December 31, 1997).

g) To reclassify Shareholders' Equity and the pro forma effect thereto from the adoption of the Plan to Net Assets in Liquidation.

Federal Income Tax Consequences

         General

                  The following discussion is a general summary of the federal income tax consequences that will result from the liquidation of the Company and the distribution of its assets to its stockholders. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of persons subject to special treatment under federal income tax laws (for example, life insurance companies, tax-exempt organizations or financial institutions) and does not discuss any aspects of state, local or foreign tax laws. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will continue to apply unchanged at the time of such distributions.

                  THIS SUMMARY IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, PARTICULARLY BECAUSE CERTAIN OF THE TAX CONSEQUENCES OF THE PLAN MAY NOT BE THE SAME FOR ALL STOCKHOLDERS. STOCKHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

         Consequences to the Company

                  The Company will continue to be subject to income tax on its taxable income, including gains on sales of its assets, until it completes the distribution of all of its assets to stockholders. Upon any distribution by the Company of property to its stockholders, the Company generally will recognize gain or loss as if such property were sold to the stockholders at its fair market value.

         Consequences to Stockholders

                  Subject to the discussion set forth below regarding multiple liquidating distributions, upon receipt of a liquidating distribution from the Company, each stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of any property distributed to the stockholder, and (ii) the stockholder's tax basis in his or her shares in the Company. A stockholder's tax basis in his or her shares depends on various factors, including the stockholder's cost and method of acquisition of such shares, and the amount and nature of any distributions the stockholder previously has received from the Company with respect to such shares. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets. A stockholder's capital gain or loss on receiving liquidating distributions will be long-term if the holding period for such shares is more than one year, and short-term if the holding period is one year or less.

                  A stockholder's gain or loss will be computed on a "per share" basis, so that each stockholder must allocate liquidating distributions from the Company equally to each share of the stock of the Company which he or she owns and compare such allocated portion of the liquidating distributions with his or her tax basis in such share, to calculate the gain or loss for such share. If the Company makes multiple liquidating distributions, each stockholder must first recover his or her basis in the shares owned by the stockholder against the value of the distributions which he or she receives before recognizing any gain and losses cannot be recognized until the receipt of the final distribution. Thus, if the Company pays multiple liquidating distributions, each stockholder will recognize gain on a particular distribution only to the extent that the aggregate value of such distribution, and all prior liquidating distributions he or she received with respect to a share, exceeds the tax basis in that share, and will recognize a loss with respect to a share only when he or she has received the final liquidating distribution, and then only if the aggregate value of the liquidating distributions from the Company with respect to the share is less than the tax basis in the share.

                  If the Company makes a liquidating distribution of property to a stockholder, the stockholder's tax basis in the property will be its fair market value at the time of distribution, and the holding period for the property will begin at the time of distribution.

         Liquidating Trust

                  If the Company transfers its assets to a liquidating trust, the Company will use its best efforts to structure the transfer and the trust in such a manner that the following consequences will result. However, the Company does not intend to seek a ruling regarding the tax treatment of a liquidating trust, if one is established. The stockholders will be treated for tax purposes as having received their pro rata share of such assets in a taxable transaction when the transfer occurs. The amount of the taxable distribution to the stockholders on the transfer of the Company's assets to the liquidating trust will be reduced by the amount of the Company's known liabilities which the liquidating trust assumes or to which such transferred assets are subject. The liquidating trust itself generally will not be subject to tax, and, after the formation of the liquidating trust, each stockholder will take into account for federal income tax purposes his or her allocable portion of any income, gain, deduction or loss which the liquidating trust recognizes. Distributions of assets by the liquidating trust to the stockholders will not be taxable to them. Each stockholder should be aware that he or she may be liable for tax as a result of the transfer of assets by the Company to the liquidating trust and the ongoing operations of the liquidating trust, even if the liquidating trust has not made any actual distributions to stockholders with which to pay such tax. The Company currently does not intend to transfer its assets to a liquidating trust.

         State and Local Income Tax

                  Stockholders also may be subject to state and local taxes. Stockholders should consult their tax advisors regarding the state and local tax consequences of the Plan.

         Taxation of Non-U.S. Stockholders

                  The following is a summary of the U.S. federal income taxation of stockholders that are not U.S. Persons and that are not otherwise subject to U.S. federal income taxation on a net basis ("non-U.S. stockholders"). Non-U.S. stockholders that own no more than 5% of the stock of the Company, and that owned no more than 5% of the stock of the Company since the formation of the Company, will not have any U.S. federal income tax liability with respect to liquidating distributions made by the Company.

                  A liquidating distribution made by the Company to a non-U.S. stockholder that owns more than 5% of the stock of the Company, or that owned more than 5% of the stock of the Company at any time during the lookback period, will not be subject to U.S. federal income tax unless the Company still owns any "U.S. real property interests" at the time of such distribution. If that is the case, the non-U.S. stockholder will be subject to U.S. federal income tax on any gain recognized by such stockholder on such distribution, which shall be equal to the excess of the aggregate of such distribution and all prior liquidating distributions over the tax basis in the shares with respect to which the distribution is made, calculated as described above under "Consequences to Stockholders." In any event, the distribution will be subject to 10% withholding unless a withholding certificate authorizing reduced withholding is issued by the Internal Revenue Service with respect thereto. Any stockholder subject to withholding can file a U.S. tax return in order to obtain a refund of amounts withheld in excess of such person's actual U.S. tax liability with respect to the distributions made pursuant to the Plan. Certain stockholders that do not actually own more than 5% of the stock of the Company may be considered to do so for these purposes under various attribution rules.

                  The term "U.S. Person" means, with respect to individuals, any U.S. citizen (and certain former U.S. citizens) or "resident alien" within the meaning of U.S. income tax laws as in effect from time to time. With respect to persons other than individuals, the term "U.S. Person" means (i) a corporation or partnership created or organized in the United States or under the law of the United States or any state, (ii) a trust where (a) a U.S. court is able to exercise primary jurisdiction over the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust and (iii) an estate which is subject to U.S.
tax on its worldwide income from all sources.

                  Non-U.S. stockholders are urged to consult their own tax advisers concerning the application of the rules described herein to their specific situations and with respect to the non-U.S. tax consequences of the Plan.

                  The   Board   of   Directors   unanimously   recommends   that
stockholders vote "FOR" Proposal 2.

                                   PROPOSAL 3

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS


                  The Board of Directors of the Company has appointed Deloitte & Touche LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Board of Directors.

                  Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                  The   Board   of   Directors   unanimously   recommends   that
stockholders vote "FOR" Proposal 3.


                SELECTED FINANCIAL DATA AND FINANCIAL STATEMENTS

                  Selected financial data and the Financial Statements of the Company, audited by the Company's certified public accountants, are included in the Annual Report of the Company on Form 10-K for the year ended December 31, 1996 and in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, a copy of each of which is attached hereto as Exhibit B and Exhibit C respectively, and incorporated herein by reference.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                  For a discussion of the Company's financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report of the Company on Form 10-K for the year ended December 31, 1996 and in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, a copy of each of which is attached hereto as Exhibit B and Exhibit C respectively, and incorporated herein by reference.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                  The Company's financial statements for the fiscal year ended December 31, 1996 were audited by Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Meeting. This representative will have an opportunity to make a statement and will be available to respond to questions by stockholders.

                                 OTHER BUSINESS

                  Management knows of no business to be brought before the Meeting other than Proposals 1, 2 and 3 set forth in the Notice of Annual Meeting. If any other proposals come before the Meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising that authority conferred by the proxies.



                       SUBMISSION OF STOCKHOLDER PROPOSALS

                  Proposals of stockholders to be presented at the annual meeting to be held in 1998 must be received for inclusion in the Company's proxy statement and form of proxy by December 31, 1997.

                                              By order of the Board of Directors


                                              /s/Jay L. Maymudes
                                              ------------------
                                              Jay L. Maymudes
                                              Secretary
_____ __, 1997

                                                                       EXHIBIT A

                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                          OF RESURGENCE PROPERTIES INC.

         WHEREAS, the Board of Directors (the "Board") of Resurgence Properties Inc. (the "Company"), a Maryland corporation, has approved and determined that this Plan of Complete Liquidation and Dissolution of the Company (this "Plan") is advisable and in the best interests of the stockholders of the Company; and

         WHEREAS, the Board has directed that this Plan be submitted to the holders of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for their approval or rejection at the annual meeting of stockholders in accordance with the requirements of the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation and has authorized the filing with the Securities and Exchange Commission (the "Commission") and distribution of a proxy statement (the "Proxy Statement") in connection with the solicitation of proxies for such meeting; and

         WHEREAS, upon approval of this Plan by its stockholders, the Company shall voluntarily dissolve and completely liquidate in accordance with the MGCL and the Internal Revenue Code of 1986, as amended (the "Code"), upon the terms and conditions set forth below;

         NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Complete Liquidation and Dissolution of Resurgence Properties Inc., as follows:


         1.       Effective Date of Plan.

                  The effective date of this Plan (the "Effective Date") shall be the date on which this Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote thereon, in accordance with the MGCL.

         2.       Cessation of Business Activities.

                  After the Effective Date, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, adjusting and winding up its business and affairs and distributing its assets in accordance with this Plan. The directors now in office and, at their pleasure, the officers of the Company now in office, shall continue in office solely for these purposes and as otherwise provided in this Plan.

         3.       Liquidation of Assets.

                  The Company shall sell, exchange or otherwise dispose of all of its property and assets to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its stockholders. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

         4.       Payment of Debts.

                  Prior to making any distribution to its stockholders, the Company shall pay, or as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company, and shall make such provision, as determined by the Board, as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen, but that, based on facts known to the Company, are likely to arise or to become known to the Company prior to the expiration of applicable statutes of limitation.

         5.       Distributions.

                  Following the payment or the provision for the payment of the Company's claims and obligations as provided in Section 4, the Company shall distribute pro rata to its stockholders all of its remaining property and assets. If and to the extent deemed necessary or appropriate by the Board, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company and expenses incurred in connection with the collection and defense of the Company's property and assets and the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash or property. Following the payment, satisfaction or other resolution of such claims and expenses, any amounts remaining in the Contingency Reserve shall be distributed to the stockholders.

                  Prior to the date the Articles of Dissolution are accepted by the State Department of Assessments and Taxation of the State of Maryland and the Company is dissolved, as provided for in Section 7 below, the Company shall make distributions to the stockholders in cash or in kind (allocated pro rata in the discretion of the Board) as expeditiously as is practicable consistent with prudence and reasonable business judgment, in such manner, and at such time, as the Board in its sole discretion may determine in accordance with the provisions of the MGCL.

                  Following the date on which the date the Articles of Dissolution are accepted by the State Department of Assessments and Taxation of the State of Maryland and the Company is dissolved, as provided for in Section 7 below, any assets remaining available for distribution to stockholders shall be distributed (the "Dissolution Distribution") only in accordance with the provisions of the MGCL.

         6.       Notice of Liquidation.

                  As soon as practicable after the Effective Date, but in no event later than 20 days prior to the filing of Articles of Dissolution as provided in paragraph 7 below, the Company shall mail notice in accordance with the MGCL to all its creditors and employees that this Plan has been approved by the Board and the stockholders.

         7.       Articles of Dissolution.

                  At such time as the Board has determined that all necessary requirements for dissolution have been satisfied under Maryland law, the appropriate officers of the Company shall execute and cause to be filed in the State Department of Assessments and Taxation of the State of Maryland, and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company. From and after the date such documents are accepted by the State Department of Assessments and Taxation of the State of Maryland, the Company will be deemed to be completely dissolved, but will continue to exist under Maryland law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up the Company's business affairs. The members of the Board in office at the time the Articles of Dissolution (the "Articles") are accepted for filing by the State Department of Assessments and Taxation of the State of Maryland shall be deemed to be trustees of the assets of the Company for the purposes of liquidation and shall have all powers provided to them under the MGCL.

         8.       Powers of Board and Officers.

                  The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the MGCL and any rules and regulations of the Commission or any state securities commission, including, without limitation, any instruments of dissolution, Articles of Amendment, Articles Supplementary, or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns.

         9.       Cancellation of Common Stock.

                  The  distributions to the Company's  stockholders  pursuant to
Section 5 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock. As a condition to the receipt of the Dissolution Distribution under the Plan, the Board may require stockholders to surrender their certificates evidencing Common Stock to the Company or its agent for cancellation. If a stockholder's certificate for shares of Common Stock has been lost, stolen or destroyed, as a condition to the receipt of any distribution, such stockholder may be required to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

         10.      Record Date and Restrictions on Transfer of Shares.

                  The Company shall close its stock transfer books and discontinue recording transfers of Common Stock at the close of business on the record date fixed by the Board for the Dissolution Distribution (the "Record Date"), and thereafter certificates representing Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stockholdings at the close of business on the Record Date, and, after the Record Date, any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Record Date except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

         11.      Liquidating Trust.

                  If advisable for any reason to complete the liquidation and distribution of the Company's assets to its stockholders, the Board may at any time transfer to a liquidating trust (the "Trust") the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to distribute the remaining assets of the Company to its stockholders. The Board may appoint one or more individuals or corporate persons to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Adoption of the Plan by the stockholders also will constitute the approval by the stockholders of any appointment of the trustees and of the liquidating trust agreement.

         12.      Compensation.

                  The Company may pay to the Company's directors and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Adoption of the Plan by the stockholders of the Company shall constitute the approval of the stockholders of the payment of any such compensation. The Company may continue to pay to Wexford Management LLC ("Wexford") compensation for services rendered in accordance with Amendment No. 2 to the Management Agreement among the Company, Resurgence Properties Texas, L.P., and Wexford, which Management Agreement can be terminated in accordance with its terms.

         13.      Indemnification.

                  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Articles of Incorporation, By-Laws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

         14.      Costs.

                  The Company is authorized, empowered and directed to pay all legal, accounting, printing and other fees and expenses of persons rendering services to the Company in connection with the preparation, adoption and implementation of the Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the special meeting of stockholders to be held for the purpose of voting upon the approval of the Plan.

                                                                       EXHIBIT B

















                           ANNUAL REPORT ON FORM 10-K

                     FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-K

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934 for the Fiscal Year Ended December 31, 1996

                                       OR
[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period from _______to _______

                         Commission file number: 0-24740

                           RESURGENCE PROPERTIES INC.
             (Exact name of registrant as specified in its charter)

            MARYLAND                                             13-3757163
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

               411 West Putnam Avenue, Greenwich CT                 06830
             (Address of principal executive offices)             (Zip Code)

 Registrant's telephone number, including area code:           (203) 862-7000

 Securities registered pursuant to Section 12(b) of the Act:         None

 Securities registered pursuant to Section 12(g) of the Act:


Common Stock, par value $.01 per share                   None
--------------------------------------         ----------------------
       (Title of each class)                   (Name of each exchange
                                                on which registered)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of voting shares held by non-affiliates of the registrant at March 15, 1997 was $19,213,925.

As of March 15, 1997, there were 10,000,000 shares of the registrant's common stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:

                                      None

                                TABLE OF CONTENTS


                  Item

PART I.           1.     Business

                  2.     Properties

                  3.     Legal Proceedings

                  4.     Submission of Matters to a Vote of Security Holders

PART II.          5.     Market for the Registrant's Common Stock and
                         Related Security Matters

                  6.     Selected Financial Data

                  7. Management's Discussion and Analysis of Financial Condition and Results of Operations

                  8.     Financial Statements and Supplementary Data

                  9. Changes in and Disagreements with Independent Auditors on Accounting and Financial Disclosure

PART III.         10.    Directors and Executive Officers of the Registrant

                  11.    Executive Compensation

                  12.    Security Ownership of Certain Beneficial
                         Owners and Management

                  13.    Certain Relationships and Related Transactions

PART IV.          14.    Exhibits, Financial Statement Schedules, and
                         Reports on Form 8-K

SIGNATURES

                                     PART I

Item 1.           BUSINESS.

General

         Resurgence Properties Inc. and its subsidiaries and sub-partnership (the "Company") are engaged in diversified real estate activities, including the ownership, operation and management of retail, office, industrial/warehouse and residential real estate, and investments in mortgage loans on real estate and land.

         The Company is managed and administered by Wexford Management LLC, a Connecticut limited liability company ("Wexford" or the "Manager"). Wexford Management Corp., formerly Concurrency Management Corp., a Delaware corporation ("Concurrency"), assigned all of its rights and obligations under the Wexford Management Agreement (as defined under "-- Wexford Management Agreement") to Wexford, effective January 1, 1996. In this Form 10-K, unless the context otherwise requires, all references to "Wexford" or the "Manager" for periods prior to such assignment shall refer to Concurrency and for periods subsequent to such assignment shall refer to Wexford. See "--Wexford Management Agreement" and "Certain Relationships and Related Transactions --Wexford Management Agreement".

Background

         The Company was incorporated on March 24, 1994, as a wholly-owned subsidiary of Liberte Investors (formerly Lomas & Nettleton Mortgage Investors), a business trust organized under the laws of the Commonwealth of Massachusetts ("Liberte").(1) In connection with the First Amended Plan of Reorganization, dated December 14, 1993, as modified ("Liberte's Plan of Reorganization"), of Liberte filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), Liberte transferred to the Company most of its assets and the Company assumed certain of Liberte's obligations, including its indebtedness under its bank credit facilities, and the holders of subordinated indebtedness received all of the shares of Resurgence's common stock, par value $.01 per share (the "Common Stock"), in exchange for such indebtedness. See "-- Predecessor Bankruptcy".

--------
1 Pursuant to Article 3 of Regulation S-X, Liberte is considered to be the predecessor of the Company. The Company has filed excerpts from Liberte's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 as Appendix I to this Form 10-K. Information concerning Liberte set forth in this Form 10-K is derived from Liberte's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and from Liberte's Plan of Reorganization (as defined below). None of the Company, Wexford, nor the Company's auditors, Deloitte & Touche LLP, participated in the preparation or review of any of the information concerning Liberte set forth in the foregoing Forms 10-K and 10-Q and Liberte's Plan of Reorganization. All defined terms used in the excerpts from the foregoing Forms 10-K and 10-Q filed as Appendix I to this Form 10-K have the meanings set forth in such Forms 10-K and 10-Q and all cross-references referred to in such excerpts are cross-references to sections of such Forms 10-K and 10-Q.

Assets Under Management

         As a result of Liberte's Plan of Reorganization, after giving effect to subsequent dispositions and acquisitions through December 31, 1996, the Company has a direct ownership interest in 24 assets, representing approximately $86,922,000 in net investment value ("NIV")(2). The Company's management has classified these assets as "Operating Real Estate Properties," "Earning Loans," "Non-Earning Loans" and "Assets Held for Sale". The following table sets forth the NIV, and the percentage of the total NIV of the Company's assets, for each asset category as of December 31, 1996:

                                                      Allocated by Asset Category
                                                      ---------------------------
Assets                                                      NIV             %
------                                                      ---           -----
Operating Real Estate Properties ..............        $37,505,000        43.2%
Earning Loans .................................               --           0.0
Non-Earning Loans(3)...........................             30,000         0.0
Assets Held for Sale ..........................         49,387,000        56.8
                                                       -----------       -----

Total .........................................        $86,922,000       100.0%
                                                       ===========       =====

         Operating Real Estate Properties and Assets Held for Sale consist of direct ownership interests in a broad variety of property types in various locations. The Operating Real Estate Properties are completed properties and include retail, office, industrial/warehouse and multi-family properties. The Assets Held for Sale consist of land and undeveloped properties as well as properties in various stages of development and properties which are under contract to be sold.

         As of December 31, 1996 and 1995, no single borrower accounted for more than 10% of the Company's total revenues.

--------

2 NIV represents the Company's carrying value of its assets after accumulated depreciation and amortization.

3 Non-Earning Loans are generally carried at the lesser of their face amount or the estimated market value of the collateral underlying such Loans.

         The Company's assets are located throughout the United States. The Company intends to make new investments based upon opportunities and efficiencies of management and will not focus on geographic allocations. The following table sets forth the geographic allocation of the Company's assets as of December 31, 1996:

                                         Allocated by Location
                                         ----------------------
State                                      NIV              %
-----                                      ---              -
Florida ...............................  $35,911,000      41.3%
Illinois ..............................   11,003,000      12.7
District of Columbia ..................   10,430,000      12.0
Georgia ...............................    8,202,000       9.4
Arizona ...............................    7,906,000       9.1
New Mexico ............................    3,657,000       4.2
New Jersey ............................    3,256,000       3.8
Texas .................................    3,243,000       3.7
California ............................    2,717,000       3.1
Virginia ..............................      597,000        .7
                                         -----------     -----

Total .................................  $86,922,000     100.0%
                                         ===========     =====

         Wexford serves as the Company's asset manager and portfolio manager. See "-- Wexford Management Agreement" and "Certain Relationships and Related Transactions -- Wexford Management Agreement".

Wexford Management Agreement

         On May 4, 1994, the Company entered into a management agreement, as amended (the "Wexford Management Agreement"), with Wexford, pursuant to which Wexford was engaged to serve (either directly or indirectly through sub-managers) as portfolio manager and, in the event of Wexford's assumption of LMI's duties under the LMI Management Agreement (in each case, as defined below under "-- Predecessor Bankruptcy"), as asset manager of the Company. Wexford became the Company's asset manager on September 12, 1994 (the "Notice Date"), the date when notice of termination of the LMI Management Agreement was given by the Company to LMI. Joseph M. Jacobs, the President, Chief Executive Officer and a director of the Company, is the President and a member of Wexford. Charles E. Davidson, the Chairman of the Company, is the Chairman and a member of Wexford. Robert Holtz, a Vice President and Assistant Secretary of the Company, is a Senior Vice President and a member of Wexford. Jay L. Maymudes, a Vice President, Secretary and Chief Financial Officer of the Company, is the Chief Financial Officer and a Senior Vice President of Wexford. Karen M. Ryugo, a Director of the Company, is a Senior Vice President of Wexford. See "Certain Relationships and Related Transactions -- Wexford Management Agreement". Wexford provides management and other services to third parties that are not related to the Company.

         Pursuant to the Wexford Management Agreement, Wexford serves as the portfolio and asset manager for the Company. As portfolio manager, Wexford's responsibilities relate to the identifying, analyzing, structuring, negotiating and closing of new investment opportunities for the Company. As asset manager, Wexford has agreed to make available Mr. Jacobs to serve as the Chief Executive Officer and President and as a director of the Company and to provide to the Company such other officers and employees of Wexford to serve as officers or in other positions of the Company as may be requested. Wexford is responsible directly or through sub-managers to manage, service, operate and administer the Company's assets in a diligent, careful and vigilant manner in accordance with industry standards and the Wexford Management Agreement. Responsibilities that may be undertaken by Wexford for the Company relate to possible acquisitions, dispositions and financings (including debt and equity financings). Wexford also has responsibilities relating to the collection of rents, charges, principal and interest with respect to the Company's assets as well as securing compliance with leases and mortgage loans which relate to properties or other assets owned by the Company.

         The Wexford Management Agreement expires on May 4, 1997, but may be terminated by (A) the Company (i) at its option upon 60 days' prior written notice to Wexford or (ii) at any time for cause and (B) Wexford at its option upon 60 days' prior written notice to the Company. The Company is currently negotiating the terms of an extension to the Wexford Management Agreement with Wexford. The terms have not as yet been agreed upon.

         The occurrence of any of the following events is considered "cause" permitting termination by the Company of the Wexford Management Agreement: (i) Wexford's continuous, intentional refusal to perform substantially its duties under the Wexford Management Agreement after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Wexford has not substantially performed its duties; (ii) the engaging by Wexford in substantial misconduct which is materially injurious to the Company, monetarily or otherwise; (iii) the material breach by Wexford of any of the material terms or conditions of the Wexford Management Agreement coupled with failure to correct such breach within 60 days after notice from the Company specifying the breach; (iv) Wexford's or Mr. Jacobs' conviction of a felony; or (v) the death or disability of Mr. Jacobs. If the Wexford Management Agreement is terminated by the Company without cause, the Manager is entitled to receive at the time of termination a one time severance payment equal to the sum of (i) $375,000 per year for the remaining term of the Wexford Management Agreement and (ii) one month's installment of the Wexford Management Fee (as defined below) payable to Wexford at the time of termination. The Company entered into an amendment to the Wexford Management Agreement, dated March 8, 1995, in connection with Wexford's and the Company's relocation to Greenwich, Connecticut and the lease entered into by Concurrency which was subsequently assigned to Wexford. Pursuant to that amendment, in the event that the Wexford Management Agreement is terminated by the Company without cause before the end of its current term of three years or the Company fails to renew the Wexford Management Agreement at the end of such term prior to May 31, 2000, Wexford is entitled to receive, at the time of such termination or failure to renew, a one time payment equal to the Company's allocable portion (based on 3,200 square feet) of the cancellation fee that would be payable if the 3,200 square feet of the office space leased by Wexford were to be surrendered by Wexford. Such amount would be equal to the landlord's share of the fit-out costs on such allocable portion of the office space ($80,000) amortized at the rate of 8% per annum over the five year term of such lease commencing June 1, 1995.

         Pursuant to the Wexford Management Agreement, the Company has agreed to indemnify Wexford and its direct or indirect officers, directors, stockholders, agents and employees from, with certain exceptions, losses of any and every kind or nature arising from or in any way connected with Wexford's performance of its obligations under the Wexford Management Agreement. Wexford has agreed to indemnify the Company and its direct or indirect officers, directors, stockholders, agents and employees from losses of any and every kind or nature arising from or in any way connected with (i) acts of the Manager or its officers, agents or employees outside the scope of Wexford's authority under the Wexford Management Agreement and (ii) the gross negligence, willful misconduct or material breach of the Wexford Management Agreement by Wexford or its officers, agents or employees. The Wexford Management Agreement provides the Company with the opportunity to pursue transactions proposed to be entered into by Wexford or its principals if such proposed transactions would be of the type covered by the Company's business plan.

         Pursuant to the Wexford Management Agreement, the management fee (the "Wexford Management Fee") payable to the Manager by the Company prior to the Notice Date equaled $50,000 per month. Effective as of the Notice Date, the Wexford Management Fee payable to the Manager was increased to $170,750 per month, payable in arrears on the first calendar day of the next succeeding calendar month. For the year ended December 31, 1996, Wexford agreed to reduce the Wexford Management Fee to $1,916,000. For the year ended December 31, 1995, Wexford was paid a Wexford Management Fee of $2,049,000.

         The Company or Wexford, by notice delivered by February 1, 1996 and 1997, was entitled to initiate a proposed revision to the Wexford Management Fee, which revision would have been effective on the first or second anniversary of the Wexford Management Agreement, as the case may be. If the Company and Wexford had been unable to reach an agreement as to a revised Wexford Management Fee by the February 15 following such notice, either party could have initiated arbitration by notice to the other party. In determining the Wexford Management Fee, the arbitrator would take into account the allocated cost of performing the management services to the Company by Wexford. No notice was given by either the Company or Wexford by February 1, 1996 or 1997.

         As  additional  compensation  for the  services to be  performed by the
Manager, the Company has authorized the grant to Wexford's officers and/or employees, at the discretion of Mr. Jacobs, of options, (the "Management Options") to purchase an aggregate of 1,111,111 shares of Common Stock at an exercise price of $8.50 per share. The Company believes that the market value of the Common Stock at the date of the grant of such options (May 4, 1994) was between $8.00 and $8.50 per share of Common Stock. However, at the date of grant, no active trading market existed for the Common Stock and such belief was based in part, on a discount of the book value per share of Common Stock which was approximately $10 per share. The Management Options carry a cashless exercise feature pursuant to which the excess of the market value of the Common Stock underlying a Management Option over the exercise price thereof may be utilized upon exercise of other options by applying such excess upon cancellation to the exercise of such other options in lieu of cash payment of such exercise price. The number of shares of Common Stock beneficially owned by each recipient of Management Options shall be subject to the ownership limit provisions contained in the Company's Charter.

         The Management Options expire 10 years after the date of the Wexford Management Agreement and may not vest on a faster schedule than the following: of the total 1,111,111 Management Options available for grant, (i) on or before the first anniversary date of the Wexford Management Agreement, no more than 25% of the Management Options may be exercisable, (ii) on or before the second anniversary date of the Wexford Management Agreement, no more than 50% of the Management Options may be exercisable, (iii) on or before the third anniversary date of the Wexford Management Agreement, no more than 75% of the Management Options may be exercisable, and (iv) on and after the third anniversary date of the Wexford Management Agreement, 100% of the Management Options may be exercisable. Any ungranted or terminated Management Options would be deemed to be granted to Mr. Jacobs to the extent not granted to any other person, or granted to another person but not vested, prior to their expiration.

         On May 4, 1994, Management Options to purchase up to 500,000 shares of Common Stock (the "Jacobs Options") were granted to Mr. Jacobs, the Chief Executive Officer, President, Treasurer and a director of the Company, at an exercise price of $8.50 per share. Twenty-five percent of the Jacobs Options (to purchase up to 125,000 shares of Common Stock) became exercisable on each May 4, 1994, May 4, 1995 and May 4, 1996. The remaining 25% of the Jacobs Options (to purchase up to an additional 125,000 shares) will vest and become exercisable on May 4, 1997 (in each case, the period in between May 4ths of any two successive years is referred to as an "Option Year"). If the Wexford Management Agreement is terminated by the Company for cause (as defined above) or by Wexford for any reason or if Mr. Jacobs dies or becomes disabled (as defined in the Wexford Management Agreement), the unvested portion of the Jacobs Options which was scheduled to vest on the next May 4th immediately following such termination, death or disability shall be deemed to have vested pro rata based on the number of calendar months elapsed during the Option Year in which such termination, death or disability occurs and may be exercised immediately. Furthermore, if the Wexford Management Agreement is terminated without cause, the unvested portion of the Jacobs Options shall be deemed to have vested and may be exercised immediately on the date of such termination.

         On May 4, 1994, Management Options to purchase up to 55,555 shares of Common Stock (the "Holtz Options") were granted to Mr. Holtz, a Vice President and Assistant Secretary of the Company, at an exercise price of $8.50 per share. Holtz Options to purchase up to 1,157 shares of Common Stock became exercisable on May 4, 1994. Holtz Options to purchase up to an additional 1,157 shares vest and become exercisable on the 4th day of each month thereafter for the thirty five months immediately following May 4, 1994. Holtz Options to purchase the remaining 13,903 shares vest and become exercisable on May 4, 1997. Through December 31, 1996, 37,024 Holtz Options have become vested and are exercisable. If the Wexford Management Agreement is terminated by the Company for cause (as defined above) or by Wexford for any reason, and Mr. Holtz is employed by Wexford at the time, the Holtz Options shall be deemed to have vested as if Holtz Options to purchase up to 13,888 shares of Common Stock had vested on May 4, 1994 and Holtz Options to purchase up to an additional 13,888 shares of Common Stock had vested on each of May 4, 1996 and May 4, 1997, occurring on or prior to the date of such termination; and the unvested portion of the Holtz Options which was scheduled to vest on the next May 4th immediately following such termination shall be deemed to have vested pro rata based on the number of calendar months elapsed during the Option Year in which such termination occurs. If the Wexford Management Agreement is terminated by the Company without cause, the unvested portion of the Holtz Options shall be deemed to have vested and may be exercised immediately on the date of such termination. If Mr. Holtz is terminated by Wexford prior to May 4, 1997 or if Mr. Holtz dies or becomes disabled (as defined in the Wexford Management Agreement) prior to exercising all or any part of the Holtz Options, the unvested portion of the Holtz Options shall be canceled and forfeited to the Manager and subject to regrant, at the discretion of Mr. Jacobs, to the other officers and/or employees of Wexford.

         On April 1, 1995, Management Options to purchase up to 15,000 shares of Common Stock (the "Maymudes Options") were granted to Jay L. Maymudes, the Chief Financial Officer and a Vice President and the Secretary of the Company, at an exercise price of $8.50 per share. The closing bid price per share reported by NASDAQ/SmallCap for the Common Stock on March 31, 1995 was $7.50. Maymudes Options to purchase up to 3,750 shares of Common Stock became exercisable on July 1, 1995. Maymudes Options to purchase up to an additional 312 shares vest and become exercisable on the 1st day of each month thereafter for the thirty-five months immediately following July 1, 1995. Maymudes Options to purchase the remaining 330 shares vest and become exercisable on July 1, 1998. Through December 31, 1996, 9,054 Maymudes Options have become vested and are exercisable. In addition, Mr. Jacobs has committed to cause the Company to grant to Mr. Maymudes additional Maymudes Options to purchase up to 10,000 shares of Common Stock. If the Wexford Management Agreement is terminated by the Company for cause (as defined above) or by Wexford for any reason, and Mr. Maymudes is employed by Wexford at the time, the unvested portion of the Maymudes Options shall be canceled and forfeited to Wexford. If the Wexford Management Agreement is terminated by the Company without cause, the unvested portion of the Maymudes Options shall be deemed to have vested and may be exercised immediately on the date of such termination. If Mr. Maymudes is terminated by Wexford prior to July 1, 1998 or if Mr. Maymudes dies or becomes disabled (as defined in the Wexford Management Agreement) prior to exercising all or part of the Maymudes Options, the unvested portion of the Maymudes Options shall be canceled and forfeited to Wexford and subject to regrant, at the discretion of Mr. Jacobs, to the other officers and/or employees of Wexford.

         On April 1, 1995, Management Options to purchase up to an aggregate of 32,500 shares of Common Stock were granted to certain employees of Wexford at an exercise price of $8.50 per share. None of such employees are employees of Wexford as of March 15, 1997. 14,781 of their Management Options were vested as of the date of their termination and the remaining 17,719 unvested Management Options were forfeited to Wexford.

         The Company has granted to Mr. Jacobs the right to make three demand registrations, as well as piggyback registration rights, with respect to the shares of Common Stock issuable upon exercise of the Jacobs Options, and at Mr. Jacobs' discretion, the shares of Common Stock issuable upon exercise of the remaining Management Options (collectively, the "Eligible Shares"). Such registration rights may only be exercised by Mr. Jacobs and may not be exercised until thirty-three months after the date of the Wexford Management Agreement or the earlier termination thereof. If at any time that a demand registration may be made by Mr. Jacobs, the Company is permitted by the applicable rules of the Securities and Exchange Commission to register the Eligible Shares on a Form S-3 or successor form, the foregoing demand registration rights will be suspended and Mr. Jacobs may request that the Eligible Shares be registered on a "shelf registration". The Company is required to pay expenses with respect to any such demand, piggyback or shelf registration, except for any transfer taxes, discounts, commissions, fees or expenses of any underwriters and the fees and disbursements of Mr. Jacobs' counsel.

         In addition, the Company has granted to Mr. Jacobs the right to require the Company to purchase all or any portion of the shares of Common Stock owned by Mr. Jacobs and/or any other officer and/or employee of Wexford (the "Management Option Shares") and all or any portion of the shares of Common Stock underlying that portion of the Management Options that have vested but has not yet been exercised (the "Vested Management Option Shares"). The foregoing rights may be exercised only by Mr. Jacobs and may be exercised at any time after the earlier of (i) May 4, 1997 or (ii) the termination of the Wexford Management Agreement, if 50% or more of the outstanding Common Stock of the Company (on a fully-diluted basis) is owned by any person (as such term is defined in the Securities and Exchange Act of 1934, as amended ("the Exchange Act") other than Steinhardt Partners, L.P. and its affiliates and/or Farallon Capital Partners, L.P. and its affiliates. The purchase price for the Management Option Shares will be equal to the Fair Value thereof (as defined below). The purchase price for the shares of Common Stock underlying the Vested Management Option Shares will be equal to the difference between the Fair Value of the Common Stock on the date Mr. Jacobs gives notice to the Company of his intention to exercise the foregoing rights and $8.50. The "Fair Value" of any shares of Common Stock will equal the average of the high and low sales prices (as reported in the official reporting instrument or mechanism, if any, for reporting such sales prices) or, in the absence of the reporting of sale price information, the average of the high and low independent "bid" and "asked" prices of the Common Stock on the trading day prior to the day Mr. Jacobs gives notice of his intention to exercise the foregoing rights (if the Common Stock is publicly traded) or such value as the Company's Board of Directors shall in good faith determine (if the Common Stock is not publicly traded).

         The following table sets forth  information  relating to the Management
Options:

                                                  As of December 31, 1996            As of December 31, 1995
                                                  -----------------------            -----------------------
Total shares under options                                    1,111,111                          1,111,111

Total shares under granted options                              585,336                            603,055

Total shares under exercisable options                          435,859                            289,955

Total shares under forfeited options                             17,719                                 --

Total shares under exercised options                                 --                                 --

Total shares under expired options                                   --                                 --

Per share exercise price                                          $8.50                              $8.50

         The foregoing summary of the material terms of the Wexford Management Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Wexford Management Agreement, including the definitions therein of certain terms. Whenever particular terms of any such agreements are referred to in this summary, such terms are herein incorporated by reference.

Predecessor Bankruptcy

         Prior to the consummation of Liberte's Plan of Reorganization, substantially all of Liberte's assets consisted of participations in mortgage loans and other real estate investments that were acquired through the foreclosure or similar event of mortgage loans held by Liberte. Liberte derived its revenues principally from interest on loans to builders, developers and other borrowers in the real estate industry and from cash receipts from earning foreclosed real estate. Liberte's participation interest in most such loans and investments was 80%, with the remaining interest being held by ST Lending, Inc. ("STL"), a wholly-owned subsidiary of Lomas Financial Corporation ("LFC"). Lomas Management, Inc. ("LMI"), another wholly-owned subsidiary of LFC, served as asset manager for Liberte and provided all management and administrative services to Liberte. None of STL, LFC or LMI are affiliates of the Company or Wexford.

         At the time of the consummation of Liberte's Plan of Reorganization after giving effect to a payment of principal on the date thereof, Liberte had bank loans outstanding in the aggregate principal amount of $81,836,410 under the credit facilities: (i) a revolving credit agreement, dated as of October 26, 1988, among Liberte, L&N Consultants, Inc., Naples Canta Mar, Ltd., the lenders listed on the signature pages thereof and The First National Bank of Chicago, as agent, in the original outstanding principal amount of $150,000,000 (the "Revolving Credit Agreement") and (ii) an amended and restated secured credit agreement, dated as of April 30, 1990, among Liberte, L&N Consultants, Inc., Naples Canta Mar, Ltd., the lenders listed on the signature pages thereof and The Bank of New York and The Chase Manhattan Bank, N.A., as representatives for such lenders, in the original outstanding principal amount of $220,000,000 (the "Secured Credit Agreement" and together with the Revolving Credit Agreement, the "Prior Credit Agreements"). Also, at the time of the consummation of Liberte's Plan of Reorganization, Liberte had outstanding $100,000,000 principal amount of 10 1/2% subordinated notes (the "Subordinated Notes") due June 1, 1993 under an Indenture, dated as of June 1, 1988, as modified by a First Supplemental
Indenture, dated as of December 15, 1989 and an Instrument of Resignation, Appointment and Acceptance, dated as of December 15, 1989 (the "Subordinated
Note Indenture"). Fleet National Bank of Massachusetts, formerly Shawmut Bank Connecticut, National Association was the trustee under the Subordinated Note Indenture (the "Subordinated Note Indenture Trustee").

         Liberte failed to make the interest payment and principal repayment due on June 1, 1993 on the Subordinated Notes and failed to repay its senior indebtedness under the Prior Credit Agreements on its due date of April 1, 1993. On October 25, 1993, Liberte filed a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The Bankruptcy Court entered a confirmation order, dated January 24, 1994 (the "Confirmation Order"), confirming Liberte's Plan of Reorganization. Liberte's Plan of Reorganization was consummated on April 7, 1994 (the "Effective Date").

         The following summarizes the material events relating to the Company. Pursuant to Liberte's Plan of Reorganization, on the Effective Date:

         (i) the holders of the Subordinated Notes (the "Subordinated Noteholders") became entitled to receive 100 shares of Common Stock for each $1,000 in principal amount of Subordinated Notes upon surrender of the Subordinated Notes to the Subordinated
                Note Indenture Trustee;

         (ii) the Company issued 300,000 shares of its Series I Preferred Stock, par value $.01 per share (the "Series I Preferred Stock"), to Liberte upon receipt of $300,000 in cash;

         (iii) an asset swap was consummated under an asset exchange agreement (the "Asset Exchange Agreement"), dated as of March 31, 1994, and Liberte's Plan of Reorganization, pursuant to which (x) Liberte ceased to have any participation interest in certain mortgage loans and real estate investments (such loans and investments becoming wholly owned by STL), (y) Liberte transferred to the Company its participation in certain other mortgage loans and real estate investments (the "Swapped Assets") and (z) the Company received 100% direct ownership in the Swapped Assets to the extent of Liberte's and STL's combined interest;

         (iv) the Company assumed a mortgage in the approximate amount of $6,000,000 in connection with the transfer of the Cross Creek Business Center to the Company. See "Properties";

         (v) the Company assumed Liberte's then outstanding debt under the Prior Credit Agreements which was restructured into a principal amount of $81,836,000 pursuant to a new credit agreement (the "Credit Agreement"), dated as of March 31, 1994, among the Company, the secured lenders listed in Schedule I thereto (the "Secured Lenders") and Shawmut Bank Connecticut, National Association, as administrative agent (the "Administrative Agent")(4);

         (vi) Liberte purchased from the Secured Lenders $6,000,000 principal amount of the foregoing $81,836,000 principal amount of the indebtedness under the Credit Agreement;

         (vii) the Company entered into an asset management agreement (the "LMI Management Agreement") with LMI, dated as of March 31, 1994, pursuant to which LMI was engaged as the manager of the Company's assets;(5)

         (viii) Bear Stearns Real Estate Group, Inc. ("Bear Stearns Real Estate") became the portfolio manager of the Company's assets pursuant to a portfolio management agreement between the Company and Bear Stearns Real Estate, dated as of April 7, 1994 (the "Portfolio Management Agreement");(6) and

         (ix) the Company entered into a two year consulting agreement (the "Consulting Agreement") with Liberte, dated as of March 31, 1994, pursuant to which Liberte provided certain consulting and advisory services to the Company by making available to the Company matters within the knowledge of Liberte in respect of the Swapped Assets for an aggregate fee of $700,000. The Consulting Agreement was terminated, effective as of December 31, 1994, by the Company.

--------

4 On January 30, 1997, the Company repaid the outstanding indebtedness under the Credit Agreement in full.

5 Wexford assumed certain of LMI's duties as asset manager of the Company on September 12, 1994, when notice of termination of the LMI Management Agreement was given by the Company to LMI. The termination became effective on November 11, 1994. See "-- Wexford Management Agreement" and "Certain Relationships and Related Transactions -- Wexford Management Agreement".

6 Wexford assumed Bear Stearns Real Estate's duties as portfolio manager of the Company when the Portfolio Management Agreement was terminated, effective as of May 3, 1994, by the Company.

Competition

         There are numerous commercial developers, insurance companies, pension funds, investment companies, real estate investment trusts and other owners of real estate that compete with the Company in seeking prospective tenants, land for development and properties for acquisition. These institutions may have greater financial resources, larger staffs and longer operating histories than the Company. In competing with such institutions for acquisitions, the Company expects to focus on smaller properties or distressed properties that, in its judgment, provide opportunities. In addition, the Company may, from time to time, enter into joint venture relationships with other institutions where the Company believes that such relationships are appropriate.

         In addition, in its ongoing effort to liquidate certain mortgage loans and real estate investments, the Company competes with commercial banks, savings and loan associations, mortgage bankers and other financial institutions that are seeking to sell their own portfolios of mortgage loans and foreclosed real estate.

Industry Segment

         The business of the Company involves only one industry segment. The Company has no foreign operations and its business is not seasonal.

Employees

         The Company does not have any employees. The Manager provides all of the administrative personnel required by the Company. See "-- Wexford Management Agreement" and "Certain Relationships and Related Transactions -- Wexford Management Agreement".

Item 2.           PROPERTIES.

Operating Real Estate

         The Company owned six properties as of December 31, 1996 which it intends to operate for the production of income. Such properties have been categorized as Operating Real Estate Properties. These properties are located in five states and total approximately 638,000 square feet of net rentable area, of which five are retail properties (521,000 square feet) and one is an office property (117,000 square feet). The Operating Real Estate Properties have a diversified mix of national, regional and local tenants, with no single tenant accounting for more than 10% of the Company's revenues or total gross leasable area. The Company's retail tenants include, among others, supermarkets, discount department stores and many types of small businesses. The Company's office tenants include, among others, insurance companies, law firms and financial services companies. All of the Operating Real Estate Properties are owned in fee.

         The following is a description of the Operating Real Estate Properties as of December 31, 1996:

NAME AND LOCATION                   GENERAL DESCRIPTION
-----------------                   -------------------
Retail Properties:

Greenway Village Square             60,233  square  foot strip  shopping  center
Phoenix, Arizona                    constructed  in 1976 and  renovated/expanded
                                    in 1989 and  situated on 5.98 acres of land.
                                    The property is anchored by K-Mart, which is
                                    independently  owned,  Furniture  Depot  and
                                    Factory 2U. The property was 98% leased.

Home Center  Village                110,734  square foot strip  shopping  center
Atlanta, Georgia                    constructed in 1987 and 1992 and situated on
                                    17.34  acres  of  land.   The   property  is
                                    anchored  by  Levitz,  Haverty's,  which are
                                    both  independently  owned,  Drug  Emporium,
                                    Cineplex  Odeon and Pier One.  The  property
                                    was 100% leased.

Riverwood  Plaza                    83,003  square  foot strip  shopping  center
Orange, Florida                     constructed   Port  in  1984  and  1990  and
                                    situated  on  14.77   acres  of  land.   The
                                    property  is  anchored  by  Winn  Dixie  and
                                    Walgreens. The property was 93% leased.

                                    Winn Dixie has executed a lease modification
                                    which   expanded  their  store  from  30,625
                                    square  feet  to  47,725   square  feet  and
                                    extended the remaining term for 20 years.

Southern Plaza                      89,134  square  foot strip  shopping  center
Rio Rancho, New Mexico              built in 1986 and  situated  on 9.9 acres of
                                    land.  The property is anchored by Walgreens
                                    and True Value  Hardware.  The  property was
                                    42%  leased.  In January  1996,  the Company
                                    acquired  a  vacant   43,000   square   foot
                                    building, located in Southern Plaza Shopping
                                    Center, for $800,000.

Stuart Square                       178,090  square foot strip  shopping  center
Stuart, Florida                     constructed  in 1972 and 1986 and  renovated
                                    in 1993/1994  and situated on 16.42 acres of
                                    land.  The  property  is  anchored  by  Winn
                                    Dixie,  Old  American  and Gold's  Gym.  The
                                    property was 87% leased.

NAME AND LOCATION                   GENERAL DESCRIPTION
-----------------                   -------------------
Office Properties:

Cross Creek Business Center         Three  story,  116,895  square  foot  office
Deerfield, Illinois                 building constructed in 1987 and situated on
                                    7.45 acres of land.  The  property  was 100%
                                    leased.

Assets Held for Sale

         As of December 31, 1996, the Company owned land, undeveloped properties, properties in various stages of development, certain operating properties under contract for sale and a mortgage loan with an aggregate net asset value of $49,387,000. It is the Company's intention to sell or otherwise liquidate these assets over such period of time as is necessary to realize maximum value for these assets.

         The following sets forth the Company's Assets Held for Sale by type of property and geographic location:

                                                 # of Properties           Description            Locations
                                                 ---------------           -----------            ---------
         Land                                            3                 103 acres              CA, IL,TX
         Single-Family Lots                              3                 163 lots               CA, TX
         Completed Properties:
           Multi-family                                  1                 200 units              FL
           Shopping Center/Retail                        4                 488,338 sq. ft.        AZ, VA, TX, FL
           Office                                        1                 113,807 sq. ft.        DC
           Industrial/Warehouse                          3                 116,498 sq. ft.        CA, FL, NJ
         Mortgage Loan                                   1                 Non-earning            CA

         The following is a description of the Assets Held for Sale as of December 31, 1996:

NAME AND LOCATION                   GENERAL DESCRIPTION
-----------------                   -------------------
ABCO Plaza                          120,864  square foot strip  shopping  center
Phoenix, Arizona                    constructed  in 1988 and  situated  on 15.36
                                    acres of land.  The  property is anchored by
                                    ABCO Market and Osco Drugs. The property was
                                    91% leased.  The  property was sold in March
                                    1997.

Bayshore  Club                      Apartments  Two  story,  200 unit  apartment
Naples, Florida                     complex comprising 165,600 square feet in 16
                                    buildings  constructed in 1976 and renovated
                                    in 1991 and situated on 32.27 acres of land.
                                    The  property  was 92% leased.  The property
                                    was sold in January 1997.

Chico Land                          87 acres of land zoned for residential use.
Chico, California

Cortez Plaza                        289,612  square foot power  shopping  center
Bradenton, Florida                  constructed  in 1966 and  renovated  in 1988
                                    and  situated  on 26.2 acres of which  14.93
                                    acres  are fee  owned  and  11.27  acres are
                                    subject to two ground  leases.  The property
                                    is  anchored  by  Montgomery  Ward,  Publix,
                                    Circuit City and Walgreens. The property was
                                    97% leased.

Executive Airport Business Center   Single story,  72,573 square foot industrial
Fort Lauderdale, Florida            building constructed in 1986 and situated on
                                    6.09 acres of land  leased  from the City of
                                    Fort   Lauderdale.   The  property  was  95%
                                    leased.  The  property  is  currently  under
                                    contract for sale.

Hanover Park                        Five acres of land zoned for commercial use.
Hanover Park, Illinois

Lawrenceville Industrial Campus     225,000   square   foot,   seven   building,
Lawrenceville, NJ                   industrial complex, situated on 108 acres of
                                    land.

Lancaster Lots #1                   16 single family lots.
Lancaster, California

P & V Enterprises Land              59 single family lots.
Palmdale, California

Ramser Development Company          43,925 square foot  warehouse.  The property
San Diego, California               was 100%  leased.  The property is currently
                                    under contract for sale.

NAME AND LOCATION                   GENERAL DESCRIPTION
-----------------                   -------------------
Riverbend Shopping Center           51,848  square foot strip  shopping  center,
Pennington Gap, Virginia            constructed  in 1987 and  situated  on 8.637
                                    acres of land.  The  property is anchored by
                                    Piggly Wiggly and Rite Aid.

                                    The property was 69% leased. The property was sold in March 1997.

River Plantation                    88 single family lots. The property was sold
Conroe, Texas                       in January 1997.

San Antonio Land #4                 11 acres of land zoned for multi-family use.
Antonio, Texas                      The San property was sold in February 1997.

Southridge Plaza                    26,014  square  foot strip  shopping  center
Denton, Texas                       constructed  in 1988  and  situated  on 3.53
                                    acres of land.  The property was 89% leased.
                                    The property is currently under contract for
                                    sale.

University Service Center           First  mortgage  loan  secured  by a  93,603
Redlands, California                square foot warehouse. The mortgage was sold
                                    in March 1997.

1025 Vermont Avenue                 A twelve story,  113,807  square foot office
Washington, DC                      building (including a two story, below grade
                                    parking structure)  constructed in 1964, and
                                    renovated in 1988, and situated on .28 acres
                                    of land.  The property  was 94% leased.  The
                                    property was sold in March 1997.

         Substantially all of the Company's assets were subject to a security interest granted to the Secured Lenders in connection with the Company's obligations under the Credit Agreement. The entire amount of Senior Debt outstanding was repaid on January 30, 1997 and the security interests were released. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note G of the Notes to Consolidated Financial Statements contained in Item 8 hereof. The Cross Creek Business Center property is subject to a mortgage with an outstanding balance of $5,294,000 at December 31, 1996. See Note H of the Notes to Consolidated Financial Statements contained in Item 8 hereof.

Significant Properties

         Cortez Plaza, Cross Creek Business Center and 1025 Vermont Avenue each represent in excess of 10% of the historical cost of real estate as of December 31, 1996 and represented 10% or more (but not greater than 15%) of the total gross revenue for the year ended December 31, 1996. Cortez Plaza and 1025 Vermont Avenue each represented 10% or more (but not greater than 15%) of the total gross revenue for the year ended December 31, 1995. 1025 Vermont Avenue was sold in March 1997 for net proceeds of $12,501,000. Consequently, information with respect thereto is not presented below. Cortez Plaza was under contract for sale as of March 15, 1997.

                                                                                  Cross Creek
Percentage leased as of:                         Cortez Plaza                   Business Center
------------------------                         ------------                   ---------------
     December 31, 1992                                 90%                             98%
     December 31, 1993                                 92%                             94%
     December 31, 1994                                 95%                            100%
     December 31, 1995                                 98%                             98%
     December 31, 1996                                 97%                            100%


The average annual net effective
rental income per square foot(6)                                                    Cross Creek
for the year-ended December 31,:                 Cortez Plaza                   Business Center
--------------------------------                 ------------                   ---------------
              1992                                    $5.57                         $15.08
              1993                                    $6.37                         $16.30
              1994                                    $7.34                         $16.58
              1995                                    $9.23                         $17.26
              1996                                    $9.74                         $17.44

--------
6    After give backs and concessions.

         At Cortez Plaza and Cross Creek Business Center three and two tenants, respectively, occupy in excess of 10% of the rentable square footage. The following summarizes the principal lease terms of these tenants:

                                                   Cortez Plaza

                                                 Expiration Date             1996 Minimum               Renewal
Tenant Name                  Sq. Ft.                  of Lease               Rent Per Sq. Ft.(7)        Options
-----------                  -------             -------------------         -----------------          --------
Circuit City                 32,510                 1/31/10                        $8.34                4, 5-year
(an appliance and                                                                                        options
electronics retailer)

Montgomery Ward              84,984                 8/31/12                        $5.10                5, 5-year
(a discount depart-                                                                                      options
ment store)

Publix                       42,112                 4/30/08                        $5.65                4, 5-year
(a supermarket)                                                                                          options


                                            Cross Creek Business Center

                                                 Expiration Date             1996 Minimum               Renewal
Tenant Name                  Sq. Ft.                  of Lease               Rent Per Sq. Ft.(7)        Options
-----------                  -------             -------------------         -----------------          --------
FGM Rental, Ltd.            11,830                  8/31/02                        $17.25               N/A
(an equipment
 rental company)

Clark Boardman Callahan     71,572                  12/31/02                       $18.58 (8)           N/A
(a legal publishing
company)

--------
7 Represents the base rent payable under the lease terms, excluding any escalations, consumer price index increase or other miscellaneous charges.

8 Tenant has an 18 month cancellation clause, which may be exercised at any time.

Scheduled lease expirations during the next ten years at the three properties are as follows:

                                                   Cortez Plaza
                                                                                                 Percent of 1996
                                                                             1996                   Annualized
                                                                           Annualized              Minimum Rent
   Lease               Number of                    GLA of                 Minimum Rent              Represented
Expiration               Leases                    Expiring              Under Expiring            by Expiring
    Year                Expiring               Leases (sq. ft.)              Leases (7)               Leases
-------------         ------------             ----------------          --------------------    ----------------
   1997                      4                         8,402                  $  91,587                 3.35%
   1998                      3                         7,167                     73,958                 2.71
   1999                      9                        34,261                    410,025                15.01
   2000                      3                         3,094                     45,435                 1.66
   2001                      2                         6,500                     75,609                 2.77
   2002                      1                         1,792                     21,504                 0.79
   2005                      1                         8,768                     70,144                 2.57
   2006                      2                         5,100                     78,000                 2.86
                            --                        ------                  ---------               ------
   Total                    25                        75,084                  $ 866,262               31.72%
                            ==                        ======                  =========               ======
                                            Cross Creek Business Center
   1997                      9                        21,516                 $  311,629                14.95%
   1999                      3                        11,977                    239,325                11.48
   2002                      2                        83,402                  1,533,880                73.57
                            --                       -------                 ----------               ------
   Total                    14                       116,895                 $2,084,834               100.00%
                            ==                       =======                 ==========               ======

Components of historical cost of each of these properties on a federal tax basis are as follows:

                                                                                          Cross Creek
                                                           Cortez Plaza                   Business Center
                                                           ------------                   ---------------
Federal tax basis as
   of December 31, 1996                                    $ 18,325,000                    $ 13,104,000

Method of depreciation                                    straight line                   straight line

Depreciable life                                            15-39 years                     15-39 years

Realty tax rate                                                    2.0%                            6.8%

Annual realty taxes                                        $    283,000                    $    239,000

         The Company believes that the insurance maintained on these properties is adequate to cover any loss or damage to the properties.

Environmental and Other Regulatory Matters

         Under various federal, state and local laws and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility. Certain laws impose liability for release of asbestos into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos. In connection with its ownership and operation of the Company's assets, the Company, LMI or Wexford, as the case may be, may be potentially liable for such costs.

         Although none of the Company's assets have been subject to environmental assessments in connection with the transfer contemplated by Liberte's Plan of Reorganization, the Company believes that many of such assets have been subject to some level of environmental assessments by Liberte.

         The Company believes that generally its assets are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances.

         Under the Americans with Disabilities Act ("ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. No assurances can be given as to the actual costs that the Company could incur in complying with the ADA.

Item 3.           LEGAL PROCEEDINGS.

         The Company is involved in certain legal proceedings arising in the ordinary course of it's business. Although the ultimate disposition of these proceedings is not determinable, management does not believe that such claims or proceedings, individually or in the aggregate, will have a material adverse effect on its financial condition or operations.

Item 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         None.

                                     PART II

Item 5.       MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
              SECURITY MATTERS.

         The Company's Common Stock commenced trading on the NASDAQ SmallCap Market on January 23, 1995 under the symbol RPIA. Set forth below (rounded to the nearest $.01) are the high and low closing bid prices for the Common Stock since January 1, 1996, as reported by the NASDAQ/SmallCap Market. The prices reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

         Fiscal Year 1996                                High                       Low
         ----------------                                ----                       ---
Fourth Quarter ....................                     $8.875                     $8.125
Third Quarter ......................                    $8.875                     $8.375
Second Quarter ...................                      $8.875                     $8.250
First Quarter ........................                  $8.500                     $8.250

As of March 20, 1997, there were 41 shareholders of record of the Common Stock. The Common Stock is traded through the Depository Trust Company, which lists broker-dealers and bank participants as owning shares of the Common Stock. As a consequence, the Company believes that the actual number of owners of the Common Stock is substantially in excess of 41. The Company has not paid any dividends with respect to its Common Stock through December 31, 1996. The Credit Agreement, which the Company was a party to through January 30, 1997, contained certain restrictions on the Company's ability to pay dividends. On January 30, 1997, the amount outstanding under the Credit Agreement was repaid and the Credit Agreement was cancelled. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources" and Note G of the Notes to Consolidated Financial Statements contained in Item 8 hereof.

Item 6.           SELECTED FINANCIAL DATA.

         The following table sets forth selected consolidated financial data at the end of and for the periods indicated. The selected consolidated financial data for Liberte (the Company's predecessor) for the fiscal years ended June 30, 1992 and 1993 and for the nine months ended March 31, 1994 have been derived from Liberte's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, respectively. Such selected financial data are included in the excerpts from the foregoing Form 10-K and 10-Q filed as Appendix I to this Form 10-K. The Company's selected consolidated statement of operations for the period from April 7, 1994 (commencement of operations) through December 31, 1994 and the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of April 7, 1994, December 31, 1994, 1995 and 1996 have been derived from the Company's consolidated financial statements which have been audited by the Company's independent auditors, Deloitte & Touche LLP. Those financial statements, other than the April 7, 1994 and December 31, 1994 balance sheet data, have been included elsewhere in this Form 10-K.

                                                  THE COMPANY                                        LIBERTE
                                   ----------------------------------------         -----------------------------------------
                                                            Period from             Nine Months
                                         Year              April 7, 1994               Ended
                                   Ended December 31,         through                March 31,          Year Ended June 30,
                                    1996        1995      December 31, 1994             1994           1993            1992
                                  --------   ----------   -----------------          ----------     ----------        -------
                                 (in thousands, except per share amounts)     (in thousands, except per share amounts)
INCOME STATEMENT DATA:

Revenue                           $ 25,054   $   23,857        $  14,995             $    9,519     $   15,115        $19,763
Interest expense                     3,204        6,438            4,546                  7,600         16,295         20,515
Write-downs for impairment
   of value and loan losses          6,591        9,005            8,460                  3,175         15,150         32,000
Extraordinary gain                     159          839                -                      -              -              -
Reorganization costs, net                -            -                -                 (5,211)             -              -
Net income (loss)                    1,727       (7,156)         (12,239)               (15,694)       (34,672)       (43,141)
Net income (loss)
   per common share                    .17         (.72)           (1.22)                 (1.29)         (2.94)         (3.68)
Cash dividends declared
   per common share                      -            -                -                      -              -              -
BALANCE SHEET DATA:
                                                    December 31,                                                      June 30,
                                              ----------------------------------     April 7,     March 31,    ---------------------
                                                1996         1995         1994        1994          1994         1993         1992
                                              --------     --------     --------     --------     --------     --------     --------
Total assets ............................     $ 93,286     $155,863     $183,247     $194,704     $248,354     $261,575     $337,527
Debt ....................................        7,784       66,032       85,316       87,836      183,127      187,725      234,057
Redeemable preferred stock ..............          300          300          300          300         --           --           --
Shareholders' equity ....................       83,400       81,701       88,885      101,145       48,506       63,591       98,333

Item 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS.

         The following section includes a discussion and analysis of the results of the Company for the years ended December 31, 1996 and 1995. The discussion and analysis of the historical results of Liberte for the years ended June 30, 1992 and 1993 and for the nine months ended March 31, 1994 are set forth in the excerpts from the Annual Report on Form 10-K of Liberte for the fiscal year ended June 30, 1993 and the Quarterly Report on Form 10-Q of Liberte for the quarter ended March 31, 1994 attached as Appendix I to this Form 10-K.

         The Company commenced operations on April 7, 1994. Although there was a change in the control of the assets transferred to the Company, in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company did not qualify to use Fresh Start Reporting because the reorganization value of Liberte's assets immediately before the confirmation of Liberte's Plan of Reorganization was greater than the total of all post-petition liabilities and allowed claims. Therefore, the Company initially valued its assets at Liberte's net carrying value.

         The Company has classified the Swapped Assets (as defined in "Business --- Background") into four categories: Operating Real Estate Properties, Earning Loans, Non-Earning Loans, and Assets Held for Sale. As of December 31, 1996, approximately 43.2% in value of the Company's real estate assets consisted of Operating Real Estate Properties. Liberte accounted for all of its foreclosed real estate as Assets Held for Sale in accordance with the AICPA's Statement of Position 92-3, "Accounting for Foreclosed Assets ("SOP 92-3"). The net cash activity from the foreclosed assets was recorded in Liberte's statements of operations.

Results of Operations - General

         The Company has disposed of a significant portion of its current portfolio. The future performance of the Company's portfolio of assets will be subject to prevailing economic conditions and to financial, business and other factors, including the future performance of the real estate market, the availability of financing to prospective asset purchasers and to other factors beyond the Company's control. For these reasons, the results of the Company's operations from period to period may not be comparable.

         As a result of the impact of the consummation of Liberte's Plan of Reorganization, including the retention by Liberte of approximately 15% of the net carrying value of its total assets upon its emergence from bankruptcy, the different accounting treatment for most of the real estate properties transferred to the Company from Liberte and the different debt structure of the Company, the results of operations of the Company are not comparable to the historical operations for Liberte; therefore, such a comparison is not presented. For a discussion of the historical operations of Liberte, see Appendix I to this Form 10-K.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

         The Company experienced net income of $1,727,000 for the year ended December 31, 1996 compared to a net loss of $7,156,000 for 1995, primarily as a result of greater total revenues and lower total expenses, partially offset by a decline in the extraordinary gain resulting from purchases of interests in its Senior Debt for the year ended December 31, 1996 compared to 1995.

         Total revenues increased $1,197,000 for the year ended December 31, 1996, primarily due to an increase of $2,248,000 in mortage loan interest income as a result of the repayment of the Jersey Property Corp. pool of mortgages, an increase in the net gain from asset dispositions of $1,283,000 as a result of the sale of certain assets at net sales prices greater than their carrying value, an increase in other income of $931,000 primarily as a result of a settlement received in September 1996 from a lawsuit the Company instituted against a former tenant for default of their lease obligations and an increase in investment income of $106,000, partially offset by a decrease in revenues from its operating real estate properties of $3,371,000. This decrease in revenues is primarily due to the sale during 1996 of seven operating properties (Barrington Hills, Copper Creek Apartments, Cimmaron Plaza, Harbor Bay Business Park, Olympia Corners Shopping Center, Pike Plaza and Shoppes at Cloverplace).

         Investment income for the year ended December 31, 1996 increased to $784,000 from $678,000 for the year ended December 31, 1995 primarily due to a greater amount of cash available for investment during the year ended December 31, 1996.

         Total expenses decreased $8,366,000 for the year ended December 31, 1996 compared to the prior year, primarily as a result of the decrease in expenses associated with the seven operating properties that were sold in 1996, lower interest expense on the Senior Debt as a result of principal paydowns and debt purchases made during 1996, a reduction in expenses of non-income producing assets resulting from the sale of many of such assets during 1996, a decrease in general and administrative expenses and a decrease in write-downs for impairment of value.

         General and administrative expenses decreased $426,000 for the year ended December 31, 1996 from the prior year, primarily due to a decrease in legal and consulting fees.

         The extraordinary gain of $159,000 in the current period is a result of
the  Company's   purchase  of   $8,075,000   face  amount  of  Senior  Debt  for
approximately $7,916,000 (net of closing costs) during 1996.

Year Ended December 31, 1995 Compared to the Period April 7, 1994
(Commencement of Operations) Through December 31, 1994

         The net loss for the year ended December 31, 1995 decreased to $7,156,000 from $12,239,000 for the period from April 7, 1994 (commencement of operations) through December 31, 1994 primarily due to greater total revenues and the extraordinary gain resulting from purchases of interests in its Senior Debt for the year ended December 31, 1995, partially offset by greater total expenses for the year ended December 31, 1995.

         Total revenues increased $8,862,000 for the year ended December 31, 1995, primarily due to an increase in revenues from its operating real estate properties of $8,723,000. This increase in revenues is due to the acquisition of three operating properties (Barrington Hills, Stuart Square and 1025 Vermont Avenue), two of which were acquired in late December 1994 and one in February 1995 and because the prior period represents only nine months of operations.

         Investment income for the year ended December 31, 1995 decreased to $678,000 from $1,032,000 for the period ended December 31, 1994 primarily due to a lower amount of cash available for investment for the year ended December 31, 1995.

         Total expenses increased $4,618,000 for the year ended December 31, 1995 as compared to the period ended December 31, 1994. Notwithstanding that the 1995 period was three months longer than the 1994 period, total expenses increased primarily due to expenses associated with the three operating properties acquired in late 1994 and early 1995, offset by a decrease in expenses of non-income producing assets and general and administrative expenses.

         Notwithstanding that the 1995 period was three months longer than the 1994 period, general and administrative expenses decreased to $1,028,000 for the year ended December 31, 1995 from $2,516,000 for the period ended December 31, 1994, primarily because the earlier period included $1,700,000 of non-recurring costs incurred in connection with the start-up of the Company's operations, consulting fees paid to Liberte under the Consulting Agreement which was terminated effective as of December 31, 1994 and the Company's efforts to register the Common Stock.

         The extraordinary gain of $839,000 for the year ended December 31, 1995 was a result of the $13,353,000 face amount of Senior Debt that the Company purchased for approximately $12,514,000 (net of closing costs) during 1995.

Write-downs for Impairment

         The Company monitors the value of its assets to ascertain that the net carrying value of its assets are not in excess of fair value based on current information available to the Company. Accordingly, for the year ended December 31, 1996, the Company recorded write-downs of $6,591,000 relating to assets held for sale. For the year ended December 31, 1995, the Company recorded write-downs of $9,005,000 relating to the impairment of value of mortgage loans ($3,021,000) and assets held for sale ($5,984,000). For the period ended December 31, 1994 the Company recorded write-downs of $8,460,000 relating to the impairment of value of operating properties ($2,351,000), mortgage loans ($2,227,000) and assets held for sale ($3,882,000). Such write-downs were taken so as to reduce the net carrying value of these assets to amounts that in the Company's judgement reflect fair value. No independent appraisal of these assets has occurred or is contemplated. Since the determination of fair value is based on future economic events which are inherently subjective, the amounts ultimately realized may differ materially from the net carrying values as of December 31, 1996 and 1995.

         Upon consummation of Liberte's Plan of Reorganization on April 7, 1994, Liberte transferred to the Company substantially all of its assets. Thus, the Company began actively managing its portfolio of assets upon inception on April 7, 1994. This process of actively managing the portfolio has, in some cases, yielded improved market related information compared to that which was available at the time of the assumption of Liberte's assets. This information indicated that the fair value of certain assets was below their net carrying values. In this regard, the events or changes in circumstances which occurred for the years ended December 31, 1996 and 1995 and the period April 7, 1994 through December 31, 1994 that have given rise to the write-downs for impairment indicated above include one or more of the following: (i) in the case of operating properties, management considered any changes in occupancy or desirability of the property and the Company's intended holding period, received information regarding sales or fair value information on comparable properties, and received non-binding offers from interested buyers for certain properties; (ii) in the case of mortgage loans, management entered into negotiations and/or agreements for payoffs or workouts on certain mortgages, received non-binding offers for sale on certain mortgages or received new fair value information regarding the collateral; and (iii) in the case of assets held for sale, as a result of actively marketing such assets, the Company has recorded write-downs for impairment of asset value based on signed contracts, non-binding offers received, sales prices of comparable properties and sales prices for partial sales of properties. The portfolio of assets held for sale, excluding operating properties and mortgage loans under contract for sale, primarily consists of vacant, unimproved or partially improved, subdivided land which is typically sold off a few lots or parcels at a time. Consequently, as lots or parcels are sold, management adjusts the net carrying value of the remaining lots or parcels for each property to the lower of cost or fair value based on the sale prices of the lots or parcels sold. No active, formal market exists for a majority of the Company's portfolio of assets held for sale nor do these properties generate any cash flow. Consequently, the determination of fair value is extremely subjective.

         A discussion of the specific circumstances regarding material reserves recorded for the years ended December 31, 1996 and 1995 and for the period April 7, 1994 through December 31, 1994 is as follows (this discussion excludes changes in net carrying values resulting from capital improvements, sales, paydowns or depreciation):

Operating Properties

         Cross Creek Business Center, located in Deerfield, Illinois, is a three story, 116,895 square foot office building that was constructed in 1987 and is situated on 7.45 acres of land. The net carrying value of the property was $11,888,000 as of April 7, 1994. Based on a review of comparable office buildings in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was approximately $11,547,000 as of December 31, 1994. The fair value of this and comparable buildings is estimated at approximately $99 per square foot. Consequently, a write-down for impairment of value of $107,000 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996.

         Riverwood Plaza, located in Port Orange, Florida, is a 83,003 square foot strip shopping center that was constructed in 1984 (Phase 1) and 1990 (Phase 2) and is situated on 14.77 acres of land. The net carrying value of the property was $4,934,000 as of April 7, 1994. Based on a review of comparable shopping centers in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was approximately $4,290,000 as of December 31, 1994. Consequently, a write-down of $505,000 was recorded as of December 31, 1994. No write-down was recorded in 1995 or 1996.

Mortgage Loans

         Centerpointe, a second mortgage loan with an original principal balance of $2,996,000 and bearing interest at 7.25% per annum, went into default in August 1994. The loan was secured by a 65,745 square foot office building located in San Bernardino, California. The market for this type of "flex" office space weakened considerably between April 1994 and December 1994. The net carrying value of the mortgage was $1,901,000 as of April 7, 1994. Based on the fair value of the collateral less a first lien position of approximately $1,255,000 and the risk factor of a second mortgage position, it was determined that the fair value of the mortgage loan was approximately $1,149,000 as of December 31, 1994. Consequently, a write-down for possible loan losses of $735,000 was recorded for the period ended December 31, 1994. During the fourth quarter of 1995, the first mortgagee foreclosed on the underlying property and consequently, the Company's investment in the mortgage loan was completely lost. As a result, a write-down of $1,149,000 was recorded in 1995. No write-down was recorded in 1996.

         KHB, a second mortgage loan with an original principal balance of $8,350,000 and bearing interest at 7% per annum, went into default in 1994. The net carrying value of the mortgage was $1,061,000 at December 31, 1994. Based on the projected amount of future cash flow, it was determined that the fair value of the mortgage loan was $119,000 as of December 31, 1994. As a result, a write-down for possible loan loss of $943,000 was recorded for the period ended December 31, 1994. This mortgage loan was settled in full in June 1995 for net proceeds of $411,000.

         Lievan J. VanReit, a first mortgage loan with an original principal balance of $750,000 and bearing interest at prime plus 1 1/2% per annum, was due in June 1995. An appraisal performed on the collateral revealed a fair value of approximately $324,000. Preliminary negotiations with the borrower to repay the loan in full for approximately $350,000 were held. The net carrying value of the mortgage was $499,000 as of April 7, 1994. Consequently, a write-down for possible loan losses of $150,000 was recorded for the period ended December 31, 1994 to bring the net carrying value of the loan to $324,000. In June 1995 the mortgage was paid off in full for a negotiated settlement of $324,000.

         Robert K. Utley III is a first mortgage loan with an original principal balance of $1,046,000 bearing interest at 8% per annum and due in 1998. The mortgage loan went into default in June 1994 when the borrower discontinued making monthly payments of principal and interest. The net carrying value of the mortgage loan prior to the write-down for impairment was $953,000. During the third quarter of 1995, management entered into negotiations to settle the loan for $500,000. As a result, a write down for possible loan losses of $453,000 was recorded in the quarter ended September 30, 1995 in order to reduce the net carrying value to $500,000. During the fourth quarter of 1995, management negotiated a settlement of the loan for $250,000 and the sale of the underlying collateral for $125,000. As a result, a write-down for possible loan loss of $125,000 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $375,000. In February 1996, the $250,000 payment was received and in April 1996, the $125,000 payment was received.

         Summerhill Del Ray, a first mortgage loan with an original principal balance of $1,395,000 and bearing interest at prime plus 1% per annum, went into default in September 1993. The mortgage loan is secured by twenty single family lots located in Riverside, California. The net carrying value of the mortgage loan prior to the write-down for impairment was $204,000. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $30,000 as of December 31, 1995. As a result, a write-down for possible loan losses of $174,000 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $30,000. No write-down was recorded in 1996. In February 1997, the mortgage was settled in full for net proceeds of $300,000.

         Texas Waggoner, a first mortgage with an original principal balance of $1,700,000 and bearing interest at 6.0%, was due in May 1995. Management restructured the mortgage loan to a fixed interest rate of 8.5% and extended the maturity date to May 1998. The mortgage loan is secured by a 10,000 square foot stand alone retail center, located in the City of Fort Worth, Texas. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $540,000 as of December 31, 1995. As a result, a write-down for possible loan losses of $603,000 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $540,000. No write-down was recorded in 1996. The mortgage was settled in full in July 1996 for net proceeds of $702,000.

Assets Held for Sale

         Since many of the Company's assets held for sale are homogeneous, consisting of vacant, unimproved or partially improved land, a detailed discussion of only material write-downs follows:

         Bay Shore Club Apartments, located in Naples, Florida, is a two story, 200 unit apartment complex comprising 165,600 square feet in 16 buildings that was constructed in 1976 and renovated in 1991 and is situated on 32.27 acres of land. The net carrying value of the property was $6,200,000 as of April 7, 1994. Based on a review of sales of comparable buildings in the immediate market area, it was determined that the fair value of the property was approximately $5,583,000 as of December 31, 1994. The fair value of this and comparable buildings was estimated at approximately $34 per square foot. Consequently, a write-down for impairment of value of $515,000 was recorded for the period ended December 31, 1994. No write-down was recorded during 1995. The net carrying value of the property was $5,640,000 as of December 31, 1995. In March 1996, the Company entered into a contract for sale of the property for $5,350,000. Due to a subsequent decline in the standard of living in the neighborhood, increases in the number of available garden apartment units in the marketplace and the inability to reverse the decline in the occupancy at the property, it was necessary to negotiate an amendment to the contract reducing the sale price to $4,400,000, including estimated closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of March 31, 1996 and a write-down of $1,197,000 was recorded in the first quarter of 1996. Subsequently, the amended contract fell through and the Company entered into a new contract during the third quarter of 1996 with a different purchaser for $3,800,000, net of closing costs. Accordingly, a write-down of $620,000 was recorded in the third quarter of 1996 to further reduce the net carrying value to $3,800,000. The property was sold in January 1997 for net proceeds of $3,849,000.

         Copper Creek, located in Fort Worth, Texas, was a three story, 274 unit apartment complex comprising 206,036 square feet in 14 buildings that was constructed in 1986 and is situated on 12.46 acres of land. The net carrying value of the property was $5,244,000 as of April 7, 1994. Management began actively marketing the property for sale in late 1994 and preliminary discussions with prospective purchasers yielded sale prices of approximately $4,400,000. Consequently, management recorded a $723,000 write-down for impairment of value for the period ended December 31, 1994, bringing the net carrying value to $4,444,000. During the second quarter of 1995, management entered into negotiations for sale of the property for approximately $4,000,000 and recorded an additional write-down of $422,000 in connection therewith, bringing the net carrying value to $4,000,000 as of June 30, 1995. During the third quarter of 1995 management entered into a contract to sell the property for $4,000,000. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. During the fourth quarter of 1995, the Company entered into a new contract to sell the property for $3,700,000 including closing costs and an additional write-down of $157,000 was recorded in the fourth quarter of 1995 to further reduce the net carrying value to $3,700,000. No write-down was recorded in 1996. The property was sold in April 1996 for net proceeds of $3,717,000.

         Cortez Plaza, located in Bradenton, Florida, is a 289,612 square foot power shopping center that was constructed in 1966 and renovated in 1988 and is situated on 26.2 acres of land. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $17,100,000 including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $1,540,000 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $17,100,000.

         Executive Airport Business Center, located in Fort Lauderdale, Florida, is a single story, 72,573 square foot industrial building that was constructed in 1986 and is situated on 6.09 acres of land. The net carrying value of the property was $3,747,000 as of April 7, 1994. Based on a review of similar industrial buildings in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $3,708,000 as of December 31, 1994. The fair value of this and comparable buildings was approximately $51 per square foot. Consequently, a write-down for impairment of value of $92,000 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $2,900,000 including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $851,000 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $2,900,000.

         Pike Plaza, located in Lawrenceville, Georgia, is a 27,426 square foot strip shopping center that was constructed in 1986 and is situated on 2.73 acres of land. During the second quarter of 1995, negotiations were held with a prospective buyer to sell the property for $900,000. Since the net carrying value was in excess of the fair value, a write-down for impairment of value of $151,000 was recorded in the quarter ended June 30, 1995 in order to reduce the net carrying value to $900,000. During the third quarter of 1995, a contract was signed to sell the property for $775,000, including closing costs. As a result, an additional write-down for impairment of $118,000 was recorded in the third quarter of 1995. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. The property was sold in February 1996 for $771,000, net of closing costs.

         Riverbend Shopping Center, located in Pennington Gap, Virginia, is a 51,848 square foot strip shopping center that was constructed in 1987 and is situated on 8.637 acres of land. The net carrying value of the property was $1,693,000 as of April 7, 1994. It was determined that the fair value of the property was approximately $1,404,000 as of December 31, 1994 due to a decline in fair value caused by the December 1994 vacancy of a tenant that previously occupied 6,388 square feet of space and the relative lack of desirability of the center to major investors due to its remote mountain location. The fair value of this and comparable buildings was estimated at approximately $33 per square foot. Due to the decline in fair value, a write-down for impairment of value of $250,000 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $600,000, including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $749,000 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $600,000. The property was sold in March 1997 for net proceeds of $622,000.

         Shoppes at Cloverplace, located in Palm Harbor, Florida, was a 54,063 square foot strip shopping center that was constructed in 1986 and is situated on 7.06 acres of land. The net carrying value of the property was $3,000,000 as of April 7, 1994. Based on sales of comparable strip centers in the area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $2,826,000 as of December 31, 1994. The fair value of this and comparable buildings was approximately $52 per square foot. Consequently, a $119,000 write-down for impairment of value was recorded for the period ended December 31, 1994. No write-down was recorded in 1995. During March of 1996, the Company entered into a contract to sell the property for $2,500,000, including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of March 31, 1996 and a write-down of $297,000 was recorded in the first quarter of 1996. The property was sold in June 1996 for net proceeds of $2,547,000.

         Southridge Plaza, located in Denton, Texas, is a 26,014 square foot strip shopping center that was constructed in 1988 and is situated on 3.53 acres of land. During the third quarter of 1995, a letter of intent was signed to sell the property for $3,100,000, including closing costs. As a result, a $330,000 write-down for impairment was recorded in the third quarter of 1995 in order to reduce the net carrying value to $3,100,000. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. The net carrying value of the property was $3,065,000 as of December 31, 1995. During the first quarter of 1996, the Company entered into a contract to sell the property for $2,850,000, including closing costs. Accordingly, a write-down of $215,000 was recorded in the first quarter of 1996. During the fourth quarter of 1996, the Company entered into an amendment to reduce the contract price to $2,650,000, including closing costs. Accordingly, an additional write-down of $233,000 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $2,650,000.

         The Fort Smith Quarry, a first mortgage loan with an original principal balance of $7,450,000 and bearing interest at 9% per annum, was to mature in January 2002. The net asset value was $7,353,000 as of April 7, 1994. The loan was secured by a 198,869 square foot community shopping center situated on 18.18 acres of land located in Fort Smith, Arkansas. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $7,150,000 as of December 31, 1994. Consequently, a write-down for possible loan loss of $171,000 was recorded for the period ended December 31, 1994. In the fourth quarter of 1995, the Company entered into a contract to sell the mortgage for $6,197,000, net of closing costs. As a result, the mortgage was reclassified on the consolidated balance sheet from an earning mortgage to an asset held for sale as of December 31, 1995 and a write-down of $900,000 was recorded to reduce the net carrying value to $6,197,000. No write-down was recorded in 1996. The mortgage was sold in January 1996 for net proceeds of $6,191,000.

         University Service Center, a first mortgage loan with an original principal balance of $3,300,000 and bearing interest at prime plus 1 1/2% per annum, was due in April 1994. Since then management had been negotiating a restructuring of the loan with the borrower. Under the terms of the proposed restructure agreement, the borrower was to pay $34,000 of accrued interest and legal fees, the mortgage was to accrue interest at 12% per annum, the borrower was to pay 100% of the net cash flow of the underlying property toward interest and the loan maturity was to be extended to September 30, 1996. The mortgage loan is secured by a 92,000 square foot warehouse located in San Bernardino, California. The net carrying value of the mortgage was $2,412,000 at December 31, 1994. Based on a review of comparable buildings in the immediate market area with similar occupancy levels, it was determined that the fair value of the collateral and of the mortgage loan was $2,317,000 as of December 31, 1994. The fair value of the underlying property and of comparable properties was estimated at approximately $25 per square foot. Consequently, a write-down for possible loan losses of $95,000 was recorded for the period ended December 31, 1994. During 1995 management continued negotiating a restructuring of the mortgage loan with the borrower and entered into a third extension and modification agreement in December 1995. Based on the fair value of the collateral less costs and risks of converting the debt position to equity, an additional write-down of $517,000 was recorded in the fourth quarter of 1995 in order to reduce the net carrying value to $1,800,000. During the fourth quarter of 1996, the Company entered into a contract to sell the mortgage for $1,650,000. Accordingly, it was reclassified on the consolidated balance sheet from a non-earning mortgage to an asset held for sale as of December 31, 1996 and a write-down of $150,000 was recorded. In March 1997 the mortgage was sold for net proceeds of $1,660,000.

         Lake Elsinore, located in Lake Elsinore, California, consisted of approximately 400 parcels of vacant land, primarily consisting of single family home sites. The property was transferred to the Company from Liberte subject to an existing accrued real estate tax liability. Because, in the opinion of management, the total outstanding tax liability approximated the fair value of the property, the Company did not pay the prior accrued real estate tax liability or the current taxes on such property. The Company's negotiations with various prospective buyers focused on selling the property subject to the existing real estate tax liability plus cash. Local taxing authorities expressed an interest in negotiating a settlement of the outstanding tax liability with prospective buyers in order to have the property developed and the new owner(s) pay current taxes. Based on negotiations with prospective buyers it was determined that the fair value of the property as of December 31, 1994, if sold subject to the outstanding real estate tax liability, was approximately $1,202,000. Consequently, a write-down for impairment of value of $1,068,000 was recorded for the period ended December 31, 1994 in order to reduce the net carrying value of the property to an amount that after subtracting the outstanding real estate tax liability would be equal to the estimated amount of net cash received in a sale (subject to the outstanding tax liability). During 1996, real estate taxes were accrued up to an amount equal to the net carrying value of the property. No write-down was recorded in 1995 or 1996. During 1996, the local tax authorities, foreclosed upon the majority of the parcels of vacant land and in November 1996 the remaining lots were sold for net proceeds of $482,000.

         Lancaster Lots 1, located in Lancaster, California, consists of 16 single family lots. Based on negotiations with a prospective buyer it was determined that the estimated fair value of the property was approximately $40,000 as of December 31, 1995. As a result a write-down for impairment of value of $292,000 was recorded in the second quarter of 1995. No write-down was recorded during 1996.

         Lancaster Lots 2, located in Lancaster, California, consisted of 26 single family homes as of December 31, 1994. The net carrying value of the property was $3,703,000 as of April 7, 1994. Based on an estimated average net selling price of approximately $88,000 per single family home, the estimated fair value of the property was approximately $2,290,000 as of December 31, 1994. Consequently, a $656,000 write-down for impairment of value was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996. In March 1996, the remaining three single family homes were sold for net proceeds of $236,000.

         Fort Worth 1, located in Fort Worth, Texas, consisted of nine acres of vacant land zoned for multi-family housing. The net carrying value of the property was $855,000 as of April 7, 1994. Based on an estimated selling price of approximately $65,000 per acre, it was determined that the fair value of the property was $581,000 as of December 31, 1994. Consequently, a $272,000 write-down for impairment of value was recorded for the period ended December 31, 1994. Based on negotiations with prospective buyers in the fourth quarter of 1995, management determined that the fair value of the property at December 31, 1995, less estimated closing costs was approximately $370,000. As a result, a write-down for impairment of $208,000 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $370,000. The property was sold in May 1996 for net proceeds of $389,000.

         Fort Worth Land II, located in North Richland Hills, Texas, consisted of 13 acres of land zoned for commercial use. Based on an estimated average net selling price of approximately $6.9 per acre, the estimated fair value of the property was approximately $90,000 as of December 31, 1994. As a result, a write-down of $53,000 was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $30,000, net of estimated closing costs, in the fourth quarter of 1995. As a result, a write-down of $59,000 was recorded in the fourth quarter of 1995 and the property was sold in January 1996 for net proceeds of $30,000. No write-down was recorded in 1996.

         Hanover Park, formerly classified as an earning mortgage as of December 31, 1994, was foreclosed upon in 1995 and reclassified as an asset held for sale. Hanover Park, located in Hanover Park, Illinois, consists of five acres of land zoned for commercial use. The net carrying value as of December 31, 1994 was $277,000. Based on an estimated selling price of $30,000 per acre, it was determined that the fair value of the property was $150,000 as of December 31, 1995. As a result a write-down of $127,000 was recorded during the fourth quarter of 1995. No write-down was recorded in 1996.

         Heritage Village Lots, located in Fontana, California, consisted of 23 vacant lots zoned for single family homes as of December 31, 1994. The net carrying value of the property was $918,000 as of April 7, 1994. Based on an estimated selling price of approximately $25,000 per lot, it was determined that the fair value of the property was $573,000 as of December 31, 1994. Consequently, a $345,000 write-down for impairment of value was recorded for the period ended December 31, 1994. The property was sold in May 1995 for net proceeds of $548,000.

         Crimson Ridge Tract 2, located in Everman, Texas, consisted of 90 acres of vacant land zoned for residential use. The net carrying value of the property was $384,000 as of April 7, 1994. Based on an estimated selling price of approximately  $2.6 per  acre,  it was  determined  that  the fair  value of the property was $234,000 as of December 31, 1994. Consequently, a $150,000 write-down for impairment of value was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $70,000 net of closing costs in the fourth quarter of 1995. As a result, a write-down for impairment of $164,000 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996. The property was sold in March 1996 for net proceeds of $82,000.

         Chico Land, located in Chico, California, consists of 87 acres of vacant land zoned for residential use. The net carrying value of the property was $331,000 as of April 7, 1994. Based on an estimated selling price of approximately  $2.1 per  acre,  it was  determined  that  the fair  value of the property was $182,000 as of December 31, 1994. Consequently, a $149,000 write-down for impairment of value was recorded for the period ended December 31, 1994. During the fourth quarter of 1995, based on the current estimated selling price of approximately $575 per acre, it was determined that the fair value of the property was $50,000 as of December 31, 1995. As a result, a write-down for impairment of $132,000 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996.

         Kirkwood/Huntington Glen Land, located in Houston, Texas, consisted of nine acres of land zoned for residential use. Management entered into a contract to sell the asset for approximately $110,000 net of estimated closing costs, in the fourth quarter of 1995. As a result a write-down of $140,000 was recorded in the fourth quarter of 1995 and the property was sold in March 1996 for net proceeds of $113,000. No write-down was recorded in 1996.

         Park East Condominiums, located in Pinnellas Park, Florida consisted of nine condominium units and was formerly classified as a non-earning mortgage as of December 31, 1994. The mortgage was foreclosed upon during 1995. Management entered into a contract to sell the asset for approximately $204,000 net of estimated closing costs, in the fourth quarter of 1995. As a result, a write-down of $65,000 was recorded in the fourth quarter of 1995 and the asset was sold in January 1996 for net proceeds of $210,000. No write-down was recorded in 1996.

         Ramser Development is a first mortgage loan secured by a 43,925 square foot warehouse located in San Diego, California. The Company instituted a foreclosure action in April 1995. As a result of the foreclosure action, the court has provided a lockbox arrangement whereby the net cash flow, if any, from the operation of the property is distributed to the Company. The Company is accounting for this loan as an in-substance foreclosure. The net carrying value of the asset was $1,167,000 as of April 7, 1994. Based on a review of comparable buildings in the immediate market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $997,000 as of December 31, 1994. The fair value of this and comparable buildings was approximately $23 per square foot. Consequently, a $103,000 write-down for impairment of value was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996. In the first quarter of 1997, the Company entered into a contract to sell this property for $1,300,000, net of closing costs.

         University Park Lots 1 and 2, located in Lancaster, California, consisted of 57 vacant lots zoned for single family homes. The net carrying value of the property was $1,952,000 as of April 7,1994. Based on an estimated selling price of approximately $30.5 per lot, it was determined that the fair value of the property was $1,643,000 as of December 31, 1994. Consequently, a $309,000 write-down for impairment of value was recorded for the period ended December 31, 1994. Based on signed sales option contracts during the second quarter of 1995, it was determined that the fair value was approximately $434,000. As a result a write-down of $1,209,000 was recorded in the second quarter of 1995. Subsequently, the option contracts expired. Based on current negotiations with prospective buyers it was determined that the estimated fair value was $180,000. As a result an additional write-down of $254,000 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996. The property was sold in April 1996 for net proceeds of $181,000.

         Valley Creek Estates, located in Mesquite, Texas, consisted of 29 single family lots. Based on an estimated net selling price of approximately
$14.8 per lot, the estimated fair value of the property was approximately $430,000 as of December 31, 1994. As a result, a write-down of $65,000 was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $290,000 net of estimated closing costs in the fourth quarter of 1995. As a result, a write-down of $140,000 was recorded in the fourth quarter of 1995. The property was sold in May 1996 for net proceeds of $260,000. No write-down was recorded in 1996.

         P&V Enterprises, located in Palmdale, California, consists of 59 vacant lots zoned for single family homes. The net carrying value of the property was $1,856,000 as of April 7, 1994. Based on an estimated selling price of approximately $25.5 per lot, it was determined that the fair value of the property was $1,501,000 as of December 31, 1994. Consequently, a $355,000 write-down for impairment of value was recorded for the period ended December 31, 1994. Subsequently, based on signed sales option contracts during the second quarter of 1995, it was determined that the fair value was approximately
$574,000. As a result, a write-down of $926,000 was recorded in the second quarter of 1995. Subsequently, in the third quarter of 1995, an additional write-down of $54,000 was recorded. During 1996, the Company entered into an option contract with a prospective buyer, for a total sales price of $400,000, including estimated closing costs. Accordingly, a write-down of $120,000 was recorded in 1996 to reduce the net carrying value to $400,000.

         River Plantation, located in Conroe, Texas, consists of 88 single family lots zoned for single family homes. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $494,000. Accordingly, a write-down of $372,000 was recorded in the fourth quarter of 1996 and the property was sold in January 1997 for net proceeds of $494,000.

         San Antonio Land #4, located in San Antonio, Texas, consists of eleven acres of land zoned for multi-family use. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $150,000. Accordingly, a write-down of $247,000 was recorded in the fourth quarter of 1996 and the property was sold in February 1997 for net proceeds of $164,000.

         Inflation is not expected to have a material impact on the Company's results of operations or financial position.

Capital Expenditures

         Capital expenditures for the years ended December 31, 1996 and 1995 and the period April 7, 1994 through December 31, 1994, were $1,731,000, $1,885,000 and $868,000, respectively. For the year ended December 31, 1996, approximately $1,057,000 related to tenant improvements, $329,000 related to structural repairs at 1025 Vermont Avenue and the balance of the expenditures was for normal property improvements. For the year ended December 31, 1995, approximately $183,000 related to structural repairs at Olympia Corners, $243,000 related to structural repairs at Bayshore Apartments, approximately $151,000 related to roof repairs at Executive Airport Center and approximately $200,000 related to the expansion of an anchor tenant at Riverwood Plaza. The balance of the expenditures was for normal property improvements and tenant work. For 1997, the Company does not currently anticipate any significant capital expenditures, other than those that may be incurred in the ordinary course of business. The Company anticipates that its source of funds for such capital expenditures will be available cash generated from rents, interest received on mortgage loans, proceeds from the sale of assets and principal repayments on its mortgage loans.

         In January 1996, the Company purchased a vacant 43,000 square foot building located in the Southern Plaza Shopping Center for $800,000.

Liquidity and Capital Resources

         For the year ended December 31, 1996, cash and cash equivalents decreased by $4,440,000. Net cash of $8,996,000 was generated from operating activities, $44,689,000 in net cash was generated from investing activities and $58,125,000 in net cash was used for financing activities. Cash generated from investing activities consisted primarily of net proceeds from sales of assets of $35,753,000 and net collections on mortgage loans of $14,723,000, partially offset by acquisitions of operating properties of $4,056,000 and improvements to operating properties of $1,731,000. Net cash used for financing activities consisted primarily of net Senior Debt repayments of $47,332,000, purchases of interests in the Senior Debt of $7,925,000, mortgage loan repayments of $2,840,000 and payments of preferred stock dividends of $28,000.

         In connection with Liberte's Plan of Reorganization, the Company assumed Liberte's then outstanding debt under the Prior Credit Agreements which was restructured pursuant to the Credit Agreement (each, as defined under "Business -- Background"), the Company's sole credit facility. As of December 31, 1996, the aggregate principal amount of indebtedness outstanding under the Credit Agreement (the "Senior Debt") was approximately $2,490,000, which is net of the approximately $1,171,000 outstanding principal amount which the Company acquired through December 31, 1996. On January 30, 1997, the Company repaid the outstanding indebtedness under the Credit Agreement. The source of the funds used to make this payment was available cash generated from rents, interest received on mortgage loans, proceeds from the sales of assets and principal repayments on its mortgage loans. The Company has no agreements in place for the extension of credit and the Company, at present, believes that available cash, existing cash flow from operations and the proceeds from sales of properties and mortgage repayments are sufficient to satisfy the Company's foreseeable cash requirements (principally scheduled debt maturities and amortization, capital expenditures and other assumed liabilities inclusive of real estate taxes).

         The Credit Agreement contained covenants which required the maintenance of leverage, asset coverage and collateral coverage ratios as well as a minimum net worth of $40,000,000. The Credit Agreement also contained certain covenants which, among other things, subject to certain exceptions, limited or restricted the ability of (A) the Company to (i) declare or pay dividends or other distributions on its equity securities (other than the Series I Preferred Stock) and (ii) purchase or redeem its own shares and (B) the Company and its Consolidated Subsidiaries (as defined in the Credit Agreement) to (i) incur additional indebtedness (including contingent obligations), or allow to exist or grant liens in respect of its assets, (ii) make investments, (iii) sell or otherwise dispose of a substantial portion of the assets of the Company and its Consolidated Subsidiaries, taken as a whole, and (iv) dissolve, liquidate, merge into or consolidate with another entity.

         On March 18, 1997, the Company announced a special dividend of $2.50 per Common Share to shareholders of record as of March 28, 1997, to be paid on April 14, 1997, for a total dividend on all Common Stock of $25,000,000. The source for the special dividend was generated primarily from proceeds realized from the sale of assets.

Recent Developments

         As of March 15, 1997 Cortez Plaza was under a contract for sale which was subject to a number of closing conditions. On March 24, 1997, the buyer terminated the contract pursuant to its right under such contract. The Company is continuing to pursue a sale of Cortez Plaza.

Item 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.



Independent Auditor's Report....................................................

Consolidated Balance Sheets as of December 31, 1996 and December 31, 1995.......

Consolidated Statements of Operations for the years ended December 31, 1996 and 1995 and the period April 7, 1994
(commencement of operations) through December 31, 1994..........................

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1996 and 1995 and the period April 7, 1994
(commencement of operations) through December 31, 1994..........................

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995 and the period April 7, 1994
(commencement of operations) through December 31, 1994..........................

Notes to Consolidated Financial Statements......................................

Certain consolidated financial statements of Liberte are included in the excerpts from the Annual Report on Form 10-K of Liberte for the fiscal year ended June 30, 1993 and the Quarterly Report on Form 10-Q of Liberte for the quarter ended March 31, 1994 filed as Appendix I to this Form 10-K.

INDEPENDENT AUDITOR'S REPORT


To the Shareholders of Resurgence Properties Inc.

We have audited the accompanying consolidated balance sheets of Resurgence Properties Inc. and subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period April 7, 1994 (commencement of operations) through December 31, 1994. Our audits also included the financial statement schedules listed in the index at Item 14. These consolidated financial statements and the financial statement schedules are the responsibility of the management of Resurgence Properties Inc. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedules based on our audits.

We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Resurgence Properties Inc. and subsidiaries as of December 31, 1996 and December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period April 7, 1994 through December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

New York, New York
March 24, 1997

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                December 31,
                                                                                                          1996               1995
                                                                                                       ---------          ---------
ASSETS

OPERATING REAL ESTATE PROPERTIES:
     Land ....................................................................................         $   7,841          $  20,539
     Buildings and improvements ..............................................................            32,557             78,868
                                                                                                       ---------          ---------
                                                                                                          40,398             99,407
     Accumulated depreciation and amortization ...............................................            (2,893)            (4,337)
                                                                                                       ---------          ---------

         Operating real estate properties, net ...............................................            37,505             95,070

MORTGAGE LOANS ON REAL ESTATE:
     Earning .................................................................................              --               15,052
     Non-earning .............................................................................             3,228              7,162
                                                                                                       ---------          ---------
                                                                                                           3,228             22,214
     Allowance for possible losses ...........................................................            (3,198)            (5,295)

     Mortgage loans on real estate, net ......................................................                30             16,919

CASH AND CASH EQUIVALENTS ....................................................................             4,378              8,818

ACCOUNTS RECEIVABLE (net of allowance for doubtful accounts of $244 and $196) ................             1,054              1,802

ASSETS HELD FOR SALE .........................................................................            49,387             31,707

OTHER ASSETS .................................................................................               932              1,547

TOTAL ASSETS .................................................................................         $  93,286          $ 155,863
                                                                                                       =========          =========



RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                December 31,
                                                                                                          1996               1995
                                                                                                       ---------          ---------
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
     Senior debt .............................................................................         $   2,490          $  57,898
     Mortgage notes payable ..................................................................             5,294              8,134
     Real estate taxes .......................................................................               482              5,476
     Other liabilities .......................................................................             1,320              2,354
                                                                                                       ---------          ---------
         Total liabilities ...................................................................             9,586             73,862

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK ...................................................................               300                300

SHAREHOLDERS' EQUITY:
     Common stock, par value $.01; 50,000,000 shares authorized;
         10,000,000 shares issued and outstanding ............................................               100                100
     Paid-in-capital .........................................................................           101,045            101,045
     Accumulated deficit .....................................................................           (17,745)           (19,444)
                                                                                                       ---------          ---------

         Total shareholders' equity ..........................................................            83,400             81,701
                                                                                                       ---------          ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................................         $  93,286          $ 155,863
                                                                                                       =========          =========


                 See notes to consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
------------------------------------------------------------------------------------------------------------------------------
                                                                                                               For the period
                                                                                                                April 7, 1994
                                                                                                                (commencement
                                                                                                                of operations)
                                                                                                                    through
                                                                       For the years ended December 31,           December 31,
                                                                           1996                 1995                  1994
                                                                         --------             --------              --------
REVENUES:
     Minimum rents .........................................             $ 14,421             $ 16,890              $  9,668
     Recoveries from tenants ...............................                2,678                3,580                 2,079
     Mortgage loan interest ................................                4,444                2,196                 2,021
     Investment income .....................................                  784                  678                 1,032
     Net gain from asset dispositions ......................                1,367                   84                    89
     Other .................................................                1,360                  429                   106
                                                                         --------             --------              --------
         Total revenues ....................................               25,054               23,857                14,995
                                                                         --------             --------              --------
EXPENSES:
     Property operations ...................................                6,946                8,146                 5,796
     Interest expense ......................................                3,204                6,438                 4,546
     Non-income producing assets ...........................                1,101                1,864                 2,011
     Management fees .......................................                1,916                2,049                 1,904
     General and administrative ............................                  602                1,028                 2,516
     Depreciation and amortization .........................                3,126                3,322                 2,001
     Write-downs for impairment of value ...................                6,591                9,005                 8,460
                                                                         --------             --------              --------
         Total expenses ....................................               23,486               31,852                27,234
                                                                         --------             --------              --------
INCOME (LOSS) BEFORE INCOME
     TAXES AND EXTRAORDINARY GAIN ..........................                1,568               (7,995)              (12,239)

     Income Taxes ..........................................                 --                   --                    --
                                                                         --------             --------              --------

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN ....................                1,568               (7,995)              (12,239)

     Extraordinary Gain ....................................                  159                  839                  --
                                                                         --------             --------              --------
NET INCOME (LOSS) ..........................................             $  1,727             $ (7,156)             $(12,239)
                                                                         ========             ========              ========
INCOME (LOSS) PER COMMON SHARE
  (10,000,000 shares outstanding):

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN ....................             $   0.16             $  (0.80)             $  (1.22)

EXTRAORDINARY GAIN .........................................                 0.01                 0.08                  --
                                                                         --------             --------              --------
NET INCOME (LOSS) ..........................................             $   0.17             $  (0.72)             $  (1.22)
                                                                         ========             ========              ========

                 See notes to consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years  Ended  December  31,  1996 and 1995 and the Period  April 7, 1994
(commencement  of operations)  through  December 31, 1994 (Dollars in thousands, except share amounts)
-----------------------------------------------------------------------------------------------------------------------------------



                                                        COMMON STOCK                PAID - IN         ACCUMULATED
                                                  SHARES            AMOUNT           CAPITAL            DEFICIT            TOTAL
                                                ----------        ----------        ----------        ----------         ----------
Balance, April 7,1994 ..................        10,000,000        $      100        $  101,045        $     --           $  101,145

Preferred stock dividends ..............              --                --                --                 (21)               (21)

Net loss ...............................              --                --                --             (12,239)           (12,239)
                                                ----------        ----------        ----------        ----------         ----------

Balance, December 31, 1994 .............        10,000,000               100           101,045           (12,260)            88,885

Preferred stock dividends ..............              --                --                --                 (28)               (28)

Net loss ...............................              --                --                --              (7,156)            (7,156)
                                                ----------        ----------        ----------        ----------         ----------

Balance, December 31, 1995 .............        10,000,000               100           101,045           (19,444)            81,701

Preferred stock dividends ..............              --                --                --                 (28)               (28)

Net income .............................              --                --                --               1,727              1,727
                                                ----------        ----------        ----------        ----------         ----------
Balance, December 31, 1996 .............        10,000,000        $      100        $  101,045        $  (17,745)        $   83,400
                                                ==========        ==========        ==========        ==========         ==========

                 See notes to consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------

                                                                                                            For the period
                                                                                                             April 7, 1994
                                                                                                            (commencement
                                                                                                             of operations)
                                                                                                                 through
                                                                          For the years ended December 31,     December 31,
                                                                               1996              1995              1994
                                                                             --------          --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) .................................................       $  1,727          $ (7,156)         $(12,239)
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
     Depreciation and amortization:
       Operating real estate properties ..............................          2,617             3,182             1,985
       Other assets ..................................................            509               140                16
     Net gain from asset dispositions ................................         (1,367)              (84)              (89)
     Extraordinary gain ..............................................           (159)             (839)             --
     Write-downs for impairment of value .............................          6,591             9,005             8,460
     Straight line adjustment for stepped rentals ....................            (47)              158               366
     Net changes in assets and liabilities ...........................           (875)           (2,959)            1,846
                                                                             --------          --------          --------

         Net cash provided by operating activities ...................          8,996             1,447               345
                                                                             --------          --------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net proceeds from sales of assets .................................         35,753             7,636            22,675
   Net collections on mortgage loans .................................         14,723             2,748            21,365
   Improvements to operating properties ..............................         (1,731)           (1,885)             (868)
   Acquisitions of operating properties ..............................         (4,056)           (9,532)          (11,550)
   Acquisitions of mortgage loans ....................................           --                --             (22,252)
                                                                             --------          --------          --------

         Net cash provided by (used for) investing activities ........         44,689            (1,033)            9,370
                                                                             --------          --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Senior debt repayments, net .......................................        (47,332)           (5,725)           (4,860)
   Mortgage loan repayments ..........................................         (2,840)             (206)             --
   Borrowing from a mortgage note payable ............................           --                --               2,340
   Preferred stock dividends .........................................            (28)              (28)              (13)
   Purchases of interest in senior debt ..............................         (7,925)          (12,514)             --
                                                                             --------          --------          --------

         Net cash used for financing activities ......................        (58,125)          (18,473)           (2,533)
                                                                             --------          --------          --------

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------

                                                                                                            For the period
                                                                                                             April 7, 1994
                                                                                                            (commencement
                                                                                                             of operations)
                                                                                                                 through
                                                                          For the years ended December 31,     December 31,
                                                                               1996              1995              1994
                                                                             --------          --------          --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .................         (4,440)          (18,059)            7,182

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .....................          8,818            26,877            19,695
                                                                             --------          --------          --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........................       $  4,378          $  8,818          $ 26,877
                                                                             ========          ========          ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

   Cash paid for interest ............................................       $  3,387          $  7,488          $  3,269
                                                                             ========          ========          ========


                 See notes to consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share amounts)
--------------------------------------------------------------------------------

A.       ORGANIZATION AND BASIS OF PRESENTATION

         Resurgence Properties Inc. and subsidiaries (the "Company") are engaged in diversified real estate activities, including the ownership, operation and management of retail, office, industrial/warehouse and multi-family real estate, and investments in mortgage loans on real estate.

         The Company was incorporated on March 25, 1994, and commenced operations on April 7, 1994, upon the consummation of the bankruptcy plan of Liberte Investors ("Liberte"). On October 25, 1993, Liberte filed a voluntary petition for relief under the Bankruptcy Code and on January 24, 1994, Liberte's plan of reorganization (the "Plan") was confirmed. Prior to the consummation date, Liberte held a portfolio of participations in mortgage loans and other real estate investments that were acquired through foreclosure or similar event. Liberte's participation interest in most such loans and investments was 80%, with the remaining interest being held by ST Lending, Inc. ("STL"), a wholly owned subsidiary of Lomas Financial Corporation ("LFC") and an affiliate of Liberte. Lomas Management, Inc. ("LMI"), another wholly owned subsidiary of LFC, served as asset manager for Liberte and provided all management and administrative services to Liberte.

         On the consummation date, Liberte transferred to the Company most of its assets ("Swapped Assets") and the Company assumed certain of Liberte's obligations, including its indebtedness under its bank credit facilities and the holders of Liberte's subordinated indebtedness received all of the shares of the Company's common stock in exchange for such indebtedness. The asset swap was consummated under an asset exchange agreement among the Company, LMI and STL, and pursuant to the Plan, with the result that (x) Liberte ceased to have any participation interest in certain mortgage loans and real estate investments (such loans and investments becoming wholly owned by STL), (y) Liberte transferred to the Company its participation in certain other mortgage loans and real estate investments and (z) the Company received 100% direct ownership in the Swapped Assets to the extent of Liberte's and STL's combined interest.

         The Company, as successor to Liberte, recorded the assets transferred from Liberte and STL and the assumed liabilities at their net carrying value. Certain assets have been recharacterized to reflect the current intentions of the Company to operate certain real estate properties. The operating real estate properties of the Company had been characterized by Liberte as foreclosed real estate.

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation - The accompanying consolidated financial statements contain the accounts of Resurgence Properties Inc. and its wholly owned subsidiaries, Resurgence TX LP, Inc., Resurgence TX GP, Inc., Resurgence Properties Texas, LP., West Side Mall Corp., Asten Associates Corp. and Jersey Property Corp. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts as of December 31, 1994 and 1995 have been reclassified to conform to the December 31, 1996 presentation.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Operating Real Estate Assets, Depreciation and Write-down for Impairment - Each operating real estate property is carried at the lower of cost less accumulated depreciation or fair value, net of closing costs. Expenditures directly related to the acquisition and improvement of real estate properties are capitalized at cost as land, buildings and improvements. Each property is evaluated periodically to ascertain that net carrying value does not exceed fair value as determined by management. A write-down for impairment is recognized when it is determined that the net carrying value of an asset exceeds its fair value. Facts considered in the evaluation are the estimated future cash flows, current occupancy levels, the prospects for the property and the economic situation in the region where the property is located. The amount of impairment is measured as the difference between net carrying value and fair value.

         Buildings, improvements and equipment are depreciated over their estimated useful lives using the straight-line method. Tenant improvements are capitalized and amortized over the terms of the respective leases. Certain other costs associated with leasing the operating properties are capitalized and amortized over the periods benefited by the expenditures. Expenditures for recurring maintenance and repairs are expensed as incurred.

         Assets Held for Sale - Foreclosed real estate, whether held for the production of income or held for sale, is recorded at the lower of cost or fair value, net of closing costs. Any excess of the recorded investment in the mortgage loan relating to such real estate over the fair value of the collateral is recognized as a loan loss in the current period to the extent that it is not offset against previously established allowances. Management will decide whether foreclosed real estate will be held as operating real estate or held for sale. Operating properties and mortgage loans under contract for sale are classified as assets held for sale.

         Write-down for Possible Losses on Mortgage Loans and Assets Held for Sale - The Company records write-downs for possible losses on mortgage loans and assets held for sale based on an evaluation of each real estate loan and each property acquired through foreclosure and held for sale. Consideration is given to the collectibility of the mortgage loans and to the estimated value of the collateral underlying a loan or of properties held.

         Income Taxes - The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax liabilities and deferred tax assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         Cash and Cash Equivalents - All investments in money market instruments and U.S. Treasury notes have a maturity of three months or less at the time of purchase, are highly liquid and are considered to be cash equivalents.

         Income Recognition - Rentals on operating real estate are recorded on the straight-line method over the effective lease term. Interest and other income are recorded on the accrual method of accounting as earned. The Company discontinues the accrual of interest income on mortgage loans when circumstances exist which cause the collection of such interest to be doubtful. Determination to discontinue accruing interest is made after a review by the Company's management of all relevant facts, including delinquency of principal and/or interest and the credit of the borrower. Mortgage loans classified as non-earning are mortgage loans on which the accrual of interest has been discontinued.

         Net Income (Loss) Per Common Share - Net income (loss) per common share has been computed by adjusting net income (loss) for dividends on redeemable preferred stock, to arrive at earnings (loss) attributable to the common stockholders and then dividing such amount by the average number of common shares outstanding during the period. The redeemable preferred stock is not considered to be a common stock equivalent, as it cannot be converted into common shares.

         Average common shares used in the computations of net income (loss) per common share for the years ended December 31, 1996 and 1995 and the period ended December 31, 1994 were 10,000,000. The effects of stock options as discussed in Note J are not considered in the computations, as their effect is antidilutive.

         SFAS #114 Accounting by Creditors for Impairment of a Loan - Effective for fiscal year 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). The adoption of SFAS 114 did not have a material impact upon the Company's financial position or results of operations.

         SFAS #121 Accounting for the Impairment of Long-lived Assets and for Long Lived Assets to Be Disposed Of - In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). The Company adopted this standard for the fiscal year beginning January 1, 1996 and it did not have a material effect on its financial position or results of operations.

C.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The fair value of financial instruments that are short-term or repriced frequently and have a history of negligible credit losses is considered to approximate their carrying value. These include cash and cash equivalents, short-term receivables, accounts payable and other liabilities. Real estate and other assets consist of nonfinancial instruments and mortgage receivables have terms which in the opinion of management are consistent with market conditions, and accordingly, the carrying amounts are considered to approximate their fair value.

         Management has reviewed the carrying values of its senior debt and mortgage notes payable in connection with interest rates currently available to the Company for borrowings with similar characteristics and maturities and has determined that they approximate the estimated fair value of those obligations as of December 31, 1996 and 1995.

         As of December 31, 1996 and 1995, the fair value information presented herein is based on pertinent information available to management. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

D.       OPERATING REAL ESTATE ASSETS

         The following summarizes the net carrying value of the Company's operating properties by type:

                                      December 31,             December 31,
                                         1996                      1995
                                  Number       Amount       Number       Amount
                                  -------      -------      -------      -------
Retail .....................            5      $26,652           10      $62,466
Office .....................            1       10,853            3       23,199
Multi-Family ...............         --           --              1        5,640
Industrial/Warehouse .......         --           --              1        3,765
                                  -------      -------      -------      -------
                                        6      $37,505           15      $95,070
                                  =======      =======      =======      =======

         During 1995, the Company acquired one office building (1025 Vermont Avenue) for $9,532 in cash and sold one office building (Merrimack Executive Center) for $1,331, resulting in a gain of $26.

         During 1996, the Company sold seven operating properties (Barrington Hills, Breighton- Copper Creek, Cimarron Plaza, Harbor Bay, Olympia Corners, Pike Plaza and Shoppes at Cloverplace), for net cash proceeds of $26,473, including closing costs, resulting in a gain of $1,059.

         As of March 15, 1997, the Company had entered into contracts to sell six operating properties (Abco Plaza, Bayshore Club Apartments, Cortez Plaza, Executive Airport, Riverbend and 1025 Vermont Avenue). Accordingly, these properties were reclassified on the consolidated balance sheet from operating properties to assets held for sale as of December 31, 1996. On March 24, 1997, the buyer terminated the contract pursuant to its right under such contract. The Company is continuing to pursue a sale of Cortez Plaza.

         Minimum future rentals on noncancelable operating leases for the Company's real estate properties as of December 31, 1996 are as follows:

                  1997                             $  6,616
                  1998                                4,026
                  1999                                2,842
                  2000                                2,364
                  2001                                2,167
                  Thereafter                         15,354
                                                   --------
                                                   $ 33,369

         Minimum rentals above do not include percentage rents or recoveries of certain operating costs from tenants. Amounts included for properties that are classified as assets held for sale reflect future rents until anticipated date of sale.

E.       MORTGAGE LOANS ON REAL ESTATE

         The following sets forth the Company's outstanding mortgage loans by type of loan and type of property according to their earning or non-earning status:

                                           December 31,           December 31,
                                              1996                   1995
                                        Earning  Non-earning  Earning  Non-earning
                                        -------  -----------  -------  -----------
First mortgage loans:
  Acquisition and development ......    $  --      $    30    $  --      $ 1,080
  Completed properties .............       --         --       15,052      3,408
                                        -------    -------    -------    -------
                                           --           30     15,052      4,488
Second mortgage loans ..............       --         --         --        2,674
                                        -------    -------    -------    -------

                                        $  --      $    30    $15,052    $ 7,162
                                        =======    =======    =======    =======

         During 1995, the Company realized net proceeds of $2,748 from the payoff of seven mortgage loans and the pay down of two mortgage loans, resulting in a gain of $339.

         During 1996, the Company realized net proceeds of $20,914 plus contingent interest of $4,049 from the sale of one mortgage loan and the repayment of nine mortgage loans, resulting in a gain of $154.

         There was no past due interest receivable on the Company's earning mortgage loans at December 31, 1996 or 1995, respectively. Included in earning mortgage loans at December 31, 1995 is $1,403 of loans which have been subjected to either formal or informal modifications of rates and maturity dates due to financial difficulties of the borrowers. All earning mortgage loans at December 31, 1995 bear interest at fixed rates and had a weighted average yield of 8.36%.

F.       ASSETS HELD FOR SALE

         The following sets forth the Company's assets held for sale by category:

                                                              December 31,
                                                 1996                                1995
                                    ----------------------------         --------------------------
                                      No. of                               No. of
                                    Properties           Amount          Properties         Amount
                                    ----------           ------          ----------         ------
Land ......................                 3           $   300                10           $ 1,786
Single-family lots ........                 3               915                 7             6,150
Completed properties:
     Office ...............                 1            10,430              --                --
     Multi-family .........                 1             3,808                 2             7,295
     Shopping center/retail                 4            25,576                 3             8,665
     Single-family ........              --                --                   3               413
     Industrial ...........                 3             6,708                 1               997
     Condominiums .........              --                --                   1               204
Mortgage loan .............                 1             1,650                 1             6,197
                                      -------           -------           -------           -------

                                           16           $49,387                28           $31,707
                                      =======           =======           =======           =======

         During 1995, the Company sold various land assets for net proceeds of $6,065, including closing costs, resulting in a loss of $244.

         During 1996, the Company acquired a tax lien on a seven building industrial complex located in Lawrenceville, New Jersey, for $3,256 (including closing costs). In October 1996, the Company obtained title to the property. During 1996, the Company sold various land assets for net proceeds of $3,089, including closing costs, resulting in a gain of $153.

         During the period January 1, 1997 through March 15, 1997, the Company realized net proceeds of approximately $26.1 million from the sale of certain assets and repayment of the related mortgage loans, such assets had a carrying value of approximately $22.8 million at December 31, 1996. In addition, as of March 15, 1997, the Company has seven assets under contract (five operating properties and two land assets) for sale to various purchasers, which is expected to result in aggregate net proceeds of approximately $28.1 million. The net carrying value of these assets at December 31, 1996 was approximately $26.9 million. One of the assets under contract, the Cortez Plaza shopping center, represents in excess of 10% of the Company's (i) total gross revenue for the year ended December 31, 1996 and (ii) net carrying value of real estate assets at December 31, 1996. All of the assets under contract are subject to customary closing conditions. On March 24, 1997, the buyer terminated the contract pursuant to its right under such contract. The Company is continuing to pursue a sale of Cortez Plaza.

G.       SENIOR DEBT

         Pursuant to the Plan, the Company assumed certain liabilities of Liberte, including the obligations of Liberte for the repayment of secured lenders. The Company, the secured lenders and Fleet National Bank of Massachusetts, formerly Shawmut Bank Connecticut, as administrative agent, are parties to the Secured Credit Agreement (the "Agreement"). Under the Agreement, the Company assumed and agreed to pay the secured lenders a total of $81,836 (the "Senior Debt") which included $6,000 payable to Liberte. At the option of the Company, the Senior Debt bore interest at either (a) LIBOR as defined plus 2% through March 31, 1996 and 2.5% thereafter, or (b) the alternate base rate, which is the higher of the corporate base rate or the federal funds effective rate plus 1/2%. The Company had the ability to select interest rates for various components of the Senior Debt for various periods of time. At December 31, 1996, the interest rate was 8.25%. Interest payments were due based upon the period of time opted, but generally could be extended beyond three months.

         The Senior Debt was repayable in quarterly installments of $1,620 through September 30, 1998 plus a payment of $10,800 due on or before March 31, 1996 with a final payment of $41,876 on December 31, 1998. The Company could prepay without penalty or premium any portion of the outstanding balance.

         Substantially all of the Company's assets were collateral for the Senior debt. The Agreement provided for certain covenants relating to asset and collateral coverage, debt ratios and net worth levels. Additionally, the agreement limited or restricted the Company's ability to acquire and dispose of assets, incur additional indebtedness, purchase its common stock and pay dividends or make other distributions on its common stock.

         During 1996, the Company purchased participating interests in the Senior Debt in the principal amount of $8,075 for $7,916, and during 1995 the Company purchased participating interests in the Senior Debt in the principal amount of $13,353 for $12,514. No such purchases occurred during 1994. The difference between the purchase price and the principal amount acquired, net of closing costs, was recorded as an extraordinary gain.

         In January 1997, the Company repaid the entire outstanding balance of its Senior debt, including accrued interest, obtained lien releases on all of its collateralized assets and terminated the Agreement.

H.       MORTGAGE NOTES PAYABLE

         Mortgage notes payable are as follows:

                                                              December 31,   December 31,
                                                                  1996           1995
                                                                 ------         ------
Nonrecourse, first mortgage note maturing on July 31,
  2000 and collateralized by Barrington Hills(1) .............   $ --           $2,302

Nonrecourse, first mortgage note maturing on September 1,
  1997 and collateralized by Cross Creek Business Center(2) ..    5,294          5,832
                                                                 ------         ------

                                                                 $5,294         $8,134
                                                                 ======         ======

--------
1 In January 1996, the Company sold Barrington Hills and repaid the mortgage in full.

2 Interest, fixed at 9.75% per annum, and principal based on an eight year amortization, payable monthly, with a balloon payment due at maturity on September 1, 1997. All principal payments due as of December 31, 1996 are to be paid in 1997.

I.       REDEEMABLE PREFERRED STOCK

         The Company has authorized 5,000,000 shares of serial preferred stock, par value $.01 per share, of which 300,000 shares have been designated Series I mandatorily redeemable preferred stock (the "Preferred Stock") and have been issued to Liberte. The Preferred Stock cannot be redeemed until after March 31, 1999, but must be redeemed upon the earlier to occur of i) April 1, 2001, ii) the merger or consolidation of the Company with another entity or iii) the sale of substantially all of its assets.

         Dividends on the Preferred Stock are cumulative at an annual rate of $.095 per share and are payable quarterly. The Preferred Stock is redeemable at $1 per share and has a liquidation preference of $1 per share plus any dividends in arrears.

         The preferred stockholders have certain rights which restrict the Company's ability to pay dividends or make other distributions on junior stock if the preceding four quarterly dividends on the Preferred Stock have not been paid in full or declared and set apart for payment. The preferred stockholders generally do not have any voting rights. The preferred stockholders may elect an additional director to the board if dividends are in arrears for 12 quarterly dividends or if the redemption at April 1, 2001 has not been paid in full.

J.       AGREEMENTS WITH MANAGERS

         On May 4, 1994, the Company entered into a management agreement, as amended, with Concurrency Management Corp. ("Concurrency"), which was assigned to Wexford Management LLC ("Wexford") as of January 1, 1996, pursuant to which Wexford serves as portfolio manager. Prior to May 4, 1994, the Company utilized Bear Stearns Real Estate Group Inc., a wholly owned subsidiary of Bear Stearns & Co., Inc. to provide these services and paid $72 in portfolio management fees. The management agreement with Wexford expires May 4, 1997, but may be terminated by the Company at its option upon 60 days' prior written notice or at any time for cause, as defined. The Company is currently negotiating the terms of an extension to the Wexford Management Agreement with Wexford. The terms have not as yet been agreed upon.

         If the agreement is terminated by the Company without cause, Wexford is entitled to a one-time severance payment equal to the sum of (1) $375 per year for the remaining term of the agreement and (2) a one-month installment of the fee payable at the time of termination. The Company entered into an amendment to the management agreement with Wexford, dated March 8, 1995, in connection with Wexford's and the Company's relocation to Greenwich, Connecticut and the lease entered into by Wexford. Pursuant to that amendment, if the agreement is terminated by the Company without cause or the Company fails to renew the agreement at the end of its term prior to May 31, 2000, Wexford is entitled to receive a one time payment equal to the Company's allocable portion (based on 3,200 square feet) of the cancellation fee that would be payable if the 3,200 square feet of the office space leased by Wexford were to be surrendered by Wexford. Such amount would be equal to the landlord's share of the fit-out costs on such allocable portion of the office space ($80) amortized at the rate of 8% per annum over the five year term of such lease commencing June 1, 1995. The owner of the Greenwich, Connecticut premises is a partnership in which the Chairman of the Board of Directors and the Chief Executive Officer and President of the Company have an ownership interest of approximately 67%.

         Wexford received a portfolio management fee of $50 per month and upon assumption of the asset management duties from LMI, on the Notification Date, as defined below, the fee was increased to $171 per month for all services performed. For the year ended December 31, 1996, Wexford agreed to reduce the Wexford Management Fee to $1,916. For the year ended December 31, 1995, Wexford was paid a Wexford Management Fee of $2,049. Certain officers of the Company are also officers of Wexford. Various unrelated property managers have been engaged to oversee daily property activities.

         The Company had an asset management agreement with LMI, which provided for LMI to manage, service, operate and administer the assets of the Company on a day-to-day basis subject to the supervision of the Company and Wexford. LMI's annual asset management fee was equal to 1% of the Company's daily average book value, as defined, and was paid monthly in arrears. Additionally, LMI received $15 per month relating to maintenance of the Company's books and records. On September 12, 1994 (the "Notification Date"), the Company exercised its option to terminate the asset management agreement with LMI effective November 11, 1994. LMI was paid $925 in asset management fees and $120 for accounting services through the termination date. The asset management services were assumed by Wexford on the Notification Date.

         In connection with the management agreement with Wexford, the Company has made available options to purchase 1,111,111 shares of common stock of the Company by officers and employees of Wexford. Upon execution of the management agreement, options to purchase 555,555 shares of common stock of the Company were issued to two officers. The options have an exercise price of $8.50 per share, which management believes was in excess of the trading price of the stock at the date of grant, substantially vest ratably over a four-year period and expire in ten years. An officer has the right to require the Company to purchase all shares owned and vested by officers and employees of Wexford at the fair value, as defined, after (1) May 4, 1997, or (2) the earlier termination of the management agreement with Wexford and a change in majority control of the common stock.

         The following table sets forth information relating to the Management Options at December 31, 1996, 1995 and 1994:

                                                  Total        Total           Total        Total         Total
                                    Total         shares       shares          shares      shares         shares
                                    shares        under        under           under        under          under        Per Share
                                     under       granted    exercisable      forfeited    exercised       expired       exercise
                                    options      options      options        options       options        options        price
                                   ---------     -------      -------        -------       -------        -------       --------
         December 31, 1994         1,111,111     555,555      134,256             --           --             --          $8.50
         December 31, 1995         1,111,111     603,055      289,955             --           --             --          $8.50
         December 31, 1996         1,111,111     585,336      435,859         17,719           --             --          $8.50

         A consulting agreement with Liberte, providing for the Company to pay Liberte $88 per quarter through March 31, 1996, was terminated by the Company effective December 31, 1994 upon payment of $500 to Liberte. Through termination, Liberte received $668 which is included in general and administrative expenses.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for the Company beginning January 1, 1996. SFAS 123 requires expanded disclosures of stock based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on the net income and earnings per share. As of December 31, 1996, there was no effect on net income or earnings per share arising from stock based compensation.

K.       INCOME TAX

         The Company files a consolidated federal income tax return including all its subsidiaries. At December 31, 1996, the Company had estimated net operating loss carryforwards ("NOLs") for U.S. income tax purposes of approximately $15.3 million, which expire in the years 2009 through 2011.

         Following is a summary of the deferred tax asset as of December 31, 1996 and 1995:

                                                               December 31,
                                                            1996         1995
                                                          --------     --------
Deferred tax asset:
     Excess of tax over book basis of net assets .....    $  9,877     $ 10,483
     Less: Valuation allowance .......................      (9,877)     (10,483)
                                                          --------     --------

         Net tax asset ...............................    $   --       $   --
                                                          ========     ========

         Due to Liberte's history of recurring losses and the very brief operating history of the Company it has not been established that it is more likely than not that the benefits of the deferred tax assets will be realized, accordingly a valuation allowance has been established in the entire amount of the deferred tax asset.

L.       COMMITMENTS AND CONTINGENCIES

         Lease Commitments - The Company is a tenant under three long-term operating ground leases relating to two of its operating real estate properties, classified as assets held for sale at December 31, 1996. Future minimum annual lease payments at December 31, 1996 are as follows:

                  1997                           $  177
                  1998                              177
                  1999                              177
                  2000                              177
                  2001                              177
                  Thereafter                      5,324
                                                  -----
                                                 $6,209
                                                 ======

         Contingencies - The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

         Management believes that any costs relating to environmental risks or compliance with applicable environmental laws or regulations to which the Company may be subject will not have a material adverse effect on the Company's financial condition or results of operations.

         Under the Americans with Disabilities Act ("ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. Management estimates that the costs of making these modifications are immaterial and will be capitalized for financial reporting purposes. Because final regulations under the ADA have not yet been promulgated, the Company could incur additional costs of complying with the ADA.

M.       WRITE-DOWNS FOR IMPAIRMENT OF VALUE AND LOAN LOSSES

         The Company monitors the value of its assets to ascertain that the net carrying value of its assets are not in excess of fair value based on current information available to the Company. Write-downs were taken so as to reduce the net carrying value of these assets to amounts that in the Company's judgement reflect fair value. No independent appraisal of these assets has occurred or is contemplated. Since the determination of fair value is based on future economic events which are inherently subjective, the amounts ultimately realized may differ materially from the net carrying values as of December 31, 1996 and 1995.

         Write-downs for impairment of value and loan losses charged to operations are as follows:

                                                                                        For the period April 7, 1994
                                                                 For the years           (commencement of operations)
                                                                ended December 31,           through December 31,
                                                               1996           1995                  1994
                                                           -------------  ------------  -----------------------------
                  Operating real estate properties         $         --   $        --           $     2,351
                  Mortgage loans on real estate                      --          3,021                2,227
                  Assets held for sale                             6,591         5,984                3,882
                                                           -------------- ------------          -----------

                                                           $       6,591  $      9,005          $     8,460
                                                           =============  ============          ===========

         Upon consummation of the Liberte's Plan of Reorganization on April 7, 1994, Liberte transferred to the Company substantially all of its assets. Thus, the Company began actively managing its portfolio of assets upon inception on April 7, 1994. This process of actively managing the portfolio has, in some cases, yielded improved market related information compared to that which was available at the time of the assumption of Liberte's assets. This information indicated the fair value of certain assets was below their net carrying values. In this regard the events or changes in circumstances which occurred for the years ended December 31, 1996 and 1995 and for the period April 7, 1994 (commencement of operations) through December 31, 1994 that have given rise to the write-downs for impairment indicated above include one or more of the following: (i) in the case of operating properties, management considered any changes in occupancy or desirability of the property and the Company's intended holding period, received information regarding sales or fair value information on comparable properties, and received non-binding offers from interested buyers for certain properties; (ii) in the case of mortgage loans, management entered into negotiations and/or agreements for payoffs or workouts on certain mortgages, received non-binding offers for sale on certain mortgages or received new fair value information regarding the collateral; and (iii) in the case of assets held for sale, as a result of actively marketing such assets, the Company has recorded write-downs for impairment of asset value based on non-binding offers received, sales prices of comparable properties and sales prices for partial sales of properties. The portfolio of assets held for sale, excluding operating properties and mortgage loans under contract for sale, primarily consists of vacant, unimproved or partially improved, subdivided land, which is typically sold off a few lots or parcels at a time. Consequently as lots or parcels are sold, management adjusts the net carrying value of the remaining lots or parcels for each property to the lower of cost or fair value based on the sale prices of the lots or parcels sold. No active, formal market exists for a majority of the Company's portfolio of assets held for sale nor do these properties generate cash flow. Consequently, the determination of fair value is extremely subjective.

         A discussion of the specific circumstances regarding material write-downs recorded for the years ended December 31, 1996 and 1995 and for the period April 7, 1994 through December 31, 1994 follows (this discussion excludes changes in net carrying values resulting from capital improvements, sales, pay downs or depreciation):

         Operating Properties

         Cross Creek Business Center, located in Deerfield, Illinois, is a three story, 116,895 square foot office building that was constructed in 1987 and is situated on 7.45 acres of land. The net carrying value of the property was $11,888 as of April 7, 1994. Based on a review of comparable office buildings in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was approximately $11,547 as of December 31, 1994. The fair value of this and comparable buildings is estimated at approximately $99 per square foot. Consequently, a write-down for impairment of value of $107 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996.

         Riverwood Plaza, located in Port Orange, Florida, is a 83,003 square foot strip shopping center that was constructed in 1984 (Phase 1) and 1990 (Phase 2) and is situated on 14.77 acres of land. The net carrying value of the property was $4,934 as of April 7, 1994. Based on a review of comparable shopping centers in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was approximately $4,290 as of December 31, 1994. Consequently, a write-down of $505 was recorded as of December 31, 1994. No write-down was recorded in 1995 or 1996.

         Mortgage Loans

         Centerpointe, a second mortgage loan with an original principal balance of $2,996 and bearing interest at 7.25% per annum, went into default in August 1994. The loan was secured by a 65,745 square foot office building located in San Bernardino, California. The market for this type of "flex" office space weakened considerably between April 1994 and December 1994. The net carrying value of the mortgage was $1,901 as of April 7, 1994. Based on the fair value of the collateral less a first lien position of approximately $1,255 and the risk factor of a second mortgage position, it was determined that the fair value of the mortgage loan was approximately $1,149 as of December 31, 1994. Consequently, a write-down for possible loan losses of $735 was recorded for the period ended December 31, 1994. During the fourth quarter of 1995, the first mortgagee foreclosed on the underlying property and consequently, the Company's investment in the mortgage loan was completely lost. As a result, a write-down of $1,149 was recorded in 1995. No write-down was recorded in 1996.

         KHB, a second mortgage loan with an original principal balance of $8,350 and bearing interest at 7% per annum, went into default in 1994. The net carrying value of the mortgage was $1,061 at December 31, 1994. Based on the projected amount of future cash flow, it was determined that the fair value of the mortgage loan was $119 as of December 31, 1994. As a result, a write-down for possible loan loss of $943 was recorded for the period ended December 31, 1994. This mortgage loan was settled in full in June 1995 for net proceeds of $411.

         Lievan J. VanReit, a first mortgage loan with an original principal balance of $750 and bearing interest at prime plus 1 1/2% per annum, was due in June 1995. An appraisal performed on the collateral revealed a fair value of approximately $324. Preliminary negotiations with the borrower to repay the loan in full for approximately $350 were held. The net carrying value of the mortgage was $499 as of April 7, 1994. Consequently, a write-down for possible loan losses of $150 was recorded for the period ended December 31, 1994 to bring the net carrying value of the loan to $324. In June 1995 the mortgage was paid off in full for a negotiated settlement of $324.

         Robert K. Utley III is a first mortgage loan with an original principal balance of $1,046 bearing interest at 8% per annum and due in 1998. The mortgage loan went into default in June 1994 when the borrower discontinued making monthly payments of principal and interest. The net carrying value of the mortgage loan prior to the write-down for impairment was $953. During the third quarter of 1995, management entered into negotiations to settle the loan for $500. As a result, a write down for possible loan losses of $453 was recorded in the quarter ended September 30, 1995 in order to reduce the net carrying value to $500.

         During the fourth quarter of 1995, management negotiated a settlement of the loan for $250 and the sale of the underlying collateral for $125. As a result, a write-down for possible loan losses of $125 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $375. In February 1996, the $250 payment was received and in April 1996, the $125 payment was received.

         Summerhill Del Ray, a first mortgage loan with an original principal balance of $1,395 and bearing interest at prime plus 1% per annum, went into default in September 1993. The mortgage loan is secured by twenty single family lots located in Riverside, California. The net carrying value of the mortgage loan prior to the write-down for impairment was $204. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $30 as of December 31, 1995. As a result, a write-down for possible loan losses of $174 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $30. No write-down was recorded in 1996. In February 1997, the mortgage was settled in full for net proceeds of $300.

         Texas Waggoner, a first mortgage with an original principal balance of $1,700 and bearing interest at 6.0%, was due in May 1995. Management restructured the mortgage loan to a fixed interest rate of 8.5% and extended the maturity date to May 1998. The mortgage loan is secured by a 10 square foot stand alone retail center, located in the City of Fort Worth Texas. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $540 as of December 31, 1995. As a result, a write-down for possible loan losses of $603 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $540. No write-down was recorded in 1996. The mortgage was settled in full in July 1996 for net proceeds of $702.

         Assets Held for Sale

         Since many of the Company's assets held for sale are homogeneous, consisting of vacant, unimproved or partially improved land, a detailed discussion of only material write-downs follows:

         Bay Shore Club Apartments, located in Naples, Florida, is a two story, 200 unit apartment complex comprising 165,600 square feet in 16 buildings that was constructed in 1976 and renovated in 1991 and is situated on 32.27 acres of land. The net carrying value of the property was $6,200 as of April 7, 1994. Based on a review of sales of comparable buildings in the immediate market area, it was determined that the fair value of the property was approximately $5,583 as of December 31, 1994. The fair value of this and comparable buildings was estimated at approximately $34 per square foot. Consequently, a write-down for impairment of value of $515 was recorded for the period ended December 31, 1994. No write-down was recorded during 1995. The net carrying value of the property was $5,640 as of December 31, 1995. In March 1996, the Company entered into a contract for sale of the property for $5,350. Due to a subsequent decline in the standard of living in the neighborhood, increases in the number of available garden apartment units in the marketplace and the inability to reverse the decline in the occupancy at the property, it was necessary to negotiate an amendment to the contract reducing the sale price to $4,400, including estimated closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of March 31, 1996 and a write-down of $1,197 was recorded in the first quarter of 1996. Subsequently, the amended contract fell through and the Company entered into a new contract during the third quarter of 1996 with a different purchaser for $3,800, net of closing costs. Accordingly, a write-down of $620 was recorded in the third quarter of 1996 to further reduce the net carrying value to $3,800. The property was sold in January 1997 for net proceeds of $3,849.

         Copper Creek, located in Fort Worth, Texas, was a three story, 274 unit apartment complex comprising 206,036 square feet in 14 buildings that was constructed in 1986 and is situated on 12.46 acres of land. The net carrying value of the property was $5,244 as of April 7, 1994. Management began actively marketing the property for sale in late 1994 and preliminary discussions with prospective purchasers yielded sale prices of approximately $4,400. Consequently, management recorded a $723 write-down for impairment of value for the period ended December 31, 1994, bringing the net carrying value to $4,444. During the second quarter of 1995, management entered into negotiations for sale of the property for approximately $4,000 and recorded an additional write-down of $422 in connection therewith, bringing the net carrying value to $4,000 as of June 30, 1995. During the third quarter of 1995 management entered into a contract to sell the property for $4,000. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. During the fourth quarter of 1995, the Company entered into a new contract to sell the property for $3,700 including closing costs and an additional write-down of $157 was recorded in the fourth quarter of 1995 to further reduce the net carrying value to $3,700. No write-down was recorded in 1996. The property was sold in April 1996 for net proceeds of $3,717.

         Cortez Plaza, located in Bradenton, Florida, is a 289,612 square foot power shopping center that was constructed in 1966 and renovated in 1988 and is situated on 26.2 acres of land. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $17,100 including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $1,540 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $17,100.

         Executive Airport Business Center, located in Fort Lauderdale, Florida, is a single story, 72,573 square foot industrial building that was constructed in 1986 and is situated on 6.09 acres of land. The net carrying value of the property was $3,747 as of April 7, 1994. Based on a review of similar industrial buildings in the market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $3,708 as of December 31, 1994. The fair value of this and comparable buildings was approximately $51 per square foot. Consequently, a write-down for impairment of value of $92 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $2,900 including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $851 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $2,900.

         Pike Plaza, located in Lawrenceville, Georgia, is a 27,426 square foot strip shopping center that was constructed in 1986 and is situated on
         2.73 acres of land. During the second quarter of 1995, negotiations were held with a prospective buyer to sell the property for $900. Since the net carrying value was in excess of the fair value, a write-down for impairment of value of $151 was recorded in the quarter ended June 30, 1995 in order to reduce the net carrying value to $900. During the third quarter of 1995, a contract was signed to sell the property for $775, including closing costs. As a result, an additional write-down for impairment of $118 was recorded in the third quarter of 1995. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. The property was sold in February 1996 for $771, net of closing costs.

         Riverbend Shopping Center, located in Pennington Gap, Virginia, is a 51,848 square foot strip shopping center that was constructed in 1987 and is situated on 8.637 acres of land. The net carrying value of the property was $1,693 as of April 7, 1994. It was determined that the fair value of the property was approximately $1,404 as of December 31, 1994 due to a decline in fair value caused by the December 1994 vacancy of a tenant that previously occupied 6,388 square feet of space and the relative lack of desirability of the center to major investors due to its remote mountain location. The fair value of this and comparable buildings was estimated at approximately $33 per square foot. Due to the decline in fair value, a write-down for impairment of value of $250 was recorded for the period ended December 31, 1994. No write-down was recorded in 1995. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $600, including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of December 31, 1996 and a write-down of $749 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $600. The property was sold in March 1997 for net proceeds of $622.

         Shoppes at Cloverplace, located in Palm Harbor, Florida, was a 54,063 square foot strip shopping center that was constructed in 1986 and is situated on 7.06 acres of land. The net carrying value of the property was $3,000 as of April 7, 1994. Based on sales of comparable strip centers in the area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $2,826 as of December 31, 1994. The fair value of this and comparable buildings was approximately $52 per square foot. Consequently, a $119 write-down for impairment of value was recorded for the period ended December 31, 1994.

         No write-down was recorded in 1995. During March of 1996, the Company entered into a contract to sell the property for $2,500, including closing costs. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of March 31, 1996 and a write-down of $297 was recorded in the first quarter of 1996. The property was sold in June 1996 for net proceeds of $2,547.

         Southridge Plaza, located in Denton, Texas, is a 26,014 square foot strip shopping center that was constructed in 1988 and is situated on
         3.53 acres of land. During the third quarter of 1995, a letter of intent was signed to sell the property for $3,100, including closing costs. As a result, a $330 write-down for impairment was recorded in the third quarter of 1995 in order to reduce the net carrying value to $3,100. Accordingly, the property was reclassified on the consolidated balance sheet from an operating property to an asset held for sale as of September 30, 1995. The net carrying value of the property was $3,065 as of December 31, 1995. During the first quarter of 1996, the Company entered into a contract to sell the property for $2,850, including closing costs. Accordingly, a write-down of $215 was recorded in the first quarter of 1996. During the fourth quarter of 1996, the Company entered into an amendment to reduce the contract price to $2,650, including closing costs. Accordingly, an additional write-down of $233 was recorded in the fourth quarter of 1996 to reduce the net carrying value to $2,650.

         The Fort Smith Quarry, a first mortgage loan with an original principal balance of $7,450 and bearing interest at 9% per annum, was to mature in January 2002. The net asset value was $7,353 as of April 7, 1994. The loan was secured by a 198,869 square foot community shopping center situated on 18.18 acres of land located in Fort Smith, Arkansas. Based on a review of the fair value of the underlying property, it was determined that the fair value of the mortgage loan was $7,150 as of December 31, 1994. Consequently, a write-down for possible loan loss of $171 was recorded for the period ended December 31, 1994. In the fourth quarter of 1995, the Company entered into a contract to sell the mortgage for $6,197, net of closing costs. As a result, the mortgage was reclassified on the consolidated balance sheet from an earning mortgage to an asset held for sale as of December 31, 1995 and a write-down of $900 was recorded to reduce the net carrying value to $6,197. No write-down was recorded in 1996. The mortgage was sold in January 1996 for net proceeds of $6,191.

         University Service Center, a first mortgage loan with an original principal balance of $3,300 and bearing interest at prime plus 1 1/2% per annum, was due in April 1994. Since then management had been negotiating a restructuring of the loan with the borrower. Under the terms of the proposed restructure agreement, the borrower was to pay $34 of accrued interest and legal fees, the mortgage was to accrue interest at 12% per annum, the borrower was to pay 100% of the net cash flow of the underlying property toward interest and the loan maturity was to be extended to September 30, 1996. The mortgage loan is secured by a 92,000 square foot warehouse located in San Bernardino, California. The net carrying value of the mortgage was $2,412 at December 31, 1994. Based on a review of comparable buildings in the immediate market area with similar occupancy levels, it was determined that the fair value of the collateral and of the mortgage loan was $2,317 as of December 31, 1994. The fair value of the underlying property and of comparable properties was estimated at approximately $25 per square foot. Consequently, a write-down for possible loan losses of $95 was recorded for the period ended December 31, 1994. During 1995 management continued negotiating a restructuring of the mortgage loan with the borrower and entered into a third extension and modification agreement in December 1995. Based on the fair value of the collateral less costs and risks of converting the debt position to equity, an additional write-down of $517 was recorded in the fourth quarter of 1995 in order to reduce the net carrying value to $1,800. During the fourth quarter of 1996, the Company entered into a contract to sell the mortgage for $1,650. Accordingly, it was reclassified on the consolidated balance sheet from a non-earning mortgage to an asset held for sale as of December 31, 1996 and a write-down of $150 was recorded. In March 1997 the mortgage was sold for net proceeds of $1,660.

         Lake Elsinore, located in Lake Elsinore, California, consisted of approximately 400 parcels of vacant land, primarily consisting of single family home sites. The property was transferred to the Company from Liberte subject to an existing accrued real estate tax liability. Because, in the opinion of management, the total outstanding tax liability approximated the fair value of the property, the Company did not pay the prior accrued real estate tax liability or the current taxes on such property. The Company's negotiations with various prospective buyers focused on selling the property subject to the existing real estate tax liability plus cash. Local taxing authorities expressed an interest in negotiating a settlement of the outstanding tax liability with prospective buyers in order to have the property developed and the new owner(s) pay current taxes. Based on negotiations with prospective buyers it was determined that the fair value of the property as of December 31, 1994, if sold subject to the outstanding real estate tax liability, was approximately $1,202. Consequently, a write-down for impairment of value of $1,068 was recorded for the period ended December 31, 1994 in order to reduce the net carrying value of the property to an amount that after subtracting the outstanding real estate tax liability would be equal to the estimated amount of net cash received in a sale (subject to the outstanding tax liability). During 1996, real estate taxes were accrued up to an amount equal to the net carrying value of the property. No write-down was recorded in 1995 or 1996. During 1996, the local tax authorities, foreclosed upon the majority of the parcels of vacant land and in November 1996 the remaining lots were sold for net proceeds of $482.

         Lancaster Lots 1, located in Lancaster, California, consists of 16 single family lots. Based on negotiations with a prospective buyer it was determined that the estimated fair value of the property was approximately $40 as of December 31, 1995. As a result a write-down for impairment of value of $292 was recorded in the second quarter of 1995. No write-down was recorded during 1996.

         Lancaster Lots 2, located in Lancaster, California, consisted of 26 single family homes as of December 31, 1994. The net carrying value of the property was $3,703 as of April 7, 1994. Based on an estimated average net selling price of approximately $88 per single family home, the estimated fair value of the property was approximately $2,290 as of December 31, 1994. Consequently, a $656 write-down for impairment of value was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996. In March 1996, the remaining three single family homes were sold for net proceeds of $236.

         Fort Worth 1, located in Fort Worth, Texas, consisted of nine acres of vacant land zoned for multi-family housing. The net carrying value of the property was $855 as of April 7, 1994. Based on an estimated selling price of approximately $65 per acre, it was determined that the fair value of the property was $581 as of December 31, 1994. Consequently, a $272 write-down for impairment of value was recorded for the period ended December 31, 1994. Based on negotiations with prospective buyers in the fourth quarter of 1995, management determined that the fair value of the property at December 31, 1995, less estimated closing costs was approximately $370. As a result, a write-down for impairment of $208 was recorded in the fourth quarter of 1995 to reduce the net carrying value to $370. The property was sold in May 1996 for net proceeds of $389.

         Fort Worth Land II, located in North Richland Hills, Texas, consisted of 13 acres of land zoned for commercial use. Based on an estimated average net selling price of approximately $6.9 per acre, the estimated fair value of the property was approximately $90 as of December 31, 1994. As a result, a write-down of $53 was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $30, net of estimated closing costs, in the fourth quarter of 1995. As a result, a write-down of $59 was recorded in the fourth quarter of 1995 and the property was sold in January 1996 for net proceeds of $30. No write-down was recorded in 1996.

         Hanover Park, formerly classified as an earning mortgage as of December 31, 1994, was foreclosed upon in 1995 and reclassified as an asset held for sale. Hanover Park, located in Hanover Park, Illinois, consists of five acres of land zoned for commercial use. The net carrying value as of December 31, 1994 was $277. Based on an estimated selling price of $30 per acre, it was determined that the fair value of the property was $150 as of December 31, 1995. As a result a write-down of $127 was recorded during the fourth quarter of 1995.
         No write-down was recorded in 1996.

         Heritage Village Lots, located in Fontana, California, consisted of 23 vacant lots zoned for single family homes as of December 31, 1994. The net carrying value of the property was $918 as of April 7, 1994. Based on an estimated selling price of approximately $25 per lot, it was determined that the fair value of the property was $573 as of December 31, 1994. Consequently, a $345 write-down for impairment of value was recorded for the period ended December 31, 1994. The property was sold in May 1995 for net proceeds of $548.

         Crimson Ridge Tract 2, located in Everman, Texas, consisted of 90 acres of vacant land zoned for residential use. The net carrying value of the property was $384 as of April 7, 1994. Based on an estimated selling price of approximately $2.6 per acre, it was determined that the fair value of the property was $234 as of December 31, 1994. Consequently, a $150 write-down for impairment of value was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $70 net of closing costs in the fourth quarter of 1995. As a result, a write-down for impairment of $164 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996. The property was sold in March 1996 for net proceeds of $82.

         Chico Land, located in Chico, California, consists of 87 acres of vacant land zoned for residential use. The net carrying value of the property was $331 as of April 7, 1994. Based on an estimated selling price of approximately $2.1 per acre, it was determined that the fair value of the property was $182 as of December 31, 1994. Consequently, a $149 write-down for impairment of value was recorded for the period ended December 31, 1994. During the fourth quarter of 1995, based on the current estimated selling price of approximately $575 per acre, it was determined that the fair value of the property was $50 as of December 31, 1995. As a result, a write-down for impairment of $132 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996.

         Kirkwood/Huntington Glen Land, located in Houston, Texas, consisted of nine acres of land zoned for residential use. Management entered into a contract to sell the asset for approximately $110 net of estimated closing costs, in the fourth quarter of 1995. As a result a write-down of $140 was recorded in the fourth quarter of 1995 and the property was sold in March 1996 for net proceeds of $113. No write-down was recorded in 1996.

         Park East Condominiums, located in Pinnellas Park, Florida consisted of nine condominium units and was formerly classified as a non-earning mortgage as of December 31, 1994. The mortgage was foreclosed upon during 1995. Management entered into a contract to sell the asset for approximately $204 net of estimated closing costs, in the fourth quarter of 1995. As a result, a write-down of $65 was recorded in the fourth quarter of 1995 and the asset was sold in January 1996 for net proceeds of $210. No write-down was recorded in 1996.

         Ramser Development is a first mortgage loan secured by a 43,925 square foot warehouse located in San Diego, California. The Company instituted a foreclosure action in April 1995. As a result of the foreclosure action, the court has provided a lockbox arrangement whereby the net cash flow, if any, from the operation of the property is distributed to the Company. The Company is accounting for this loan as an in-substance foreclosure. The net carrying value of the asset was $1,167 as of April 7, 1994. Based on a review of comparable buildings in the immediate market area with similar occupancy levels and tenant mix, it was determined that the fair value of the property was $997 as of December 31, 1994. The fair value of this and comparable buildings was approximately $23 per square foot. Consequently, a $103 write-down for impairment of value was recorded for the period ended December 31, 1994. No write-down was recorded in 1995 or 1996. In the first quarter of 1997, the Company entered into a contract to sell this property for $1,300, net of closing costs.

         University Park Lots 1 and 2, located in Lancaster, California, consisted of 57 vacant lots zoned for single family homes. The net carrying value of the property was $1,952 as of April 7,1994. Based on an estimated selling price of approximately $30.5 per lot, it was determined that the fair value of the property was $1,643 as of
         December 31, 1994. Consequently, a $309 write-down for impairment of value was recorded for the period ended December 31, 1994. Based on signed sales option contracts during the second quarter of 1995, it was determined that the fair value was approximately $434. As a result a write-down of $1,209 was recorded in the second quarter of 1995. Subsequently, the option contracts expired. Based on current negotiations with prospective buyers it was determined that the estimated fair value was $180. As a result an additional write-down of $254 was recorded in the fourth quarter of 1995. No write-down was recorded in 1996. The property was sold in April 1996 for net proceeds of $181.

         Valley  Creek  Estates,  located in  Mesquite,  Texas,  consisted of 29 single family lots. Based on an estimated net selling price of approximately $14.8 per lot, the estimated fair value of the property was approximately $430 as of December 31, 1994. As a result, a write-down of $65 was recorded for the period ended December 31, 1994. Management entered into a contract to sell the property for approximately $290 net of estimated closing costs in the fourth quarter of 1995. As a result, a write-down of $140 was recorded in the fourth quarter of 1995. The property was sold in May 1996 for net proceeds of $260. No write-down was recorded in 1996.

         P&V Enterprises, located in Palmdale, California, consists of 59 vacant lots zoned for single family homes. The net carrying value of the property was $1,856 as of April 7, 1994. Based on an estimated selling price of approximately $25.5 per lot, it was determined that the fair value of the property was $1,501 as of December 31, 1994. Consequently, a $355 write-down for impairment of value was recorded for the period ended December 31, 1994. Subsequently, based on signed sales option contracts during the second quarter of 1995, it was determined that the fair value was approximately $574. As a result, a write-down of $926 was recorded in the second quarter of 1995. Subsequently, in the third quarter of 1995, an additional write-down of $54 was recorded. During 1996, the Company entered into an option contract with a prospective buyer, for a total sales price of $400, including estimated closing costs. Accordingly, a write-down of $120 was recorded in 1996 to reduce the net carrying value to $400.

         River Plantation, located in Conroe, Texas, consists of 88 single family lots zoned for single family homes. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $494. Accordingly, a write-down of $372 was recorded in the fourth quarter of 1996 and the property was sold in January 1997 for net proceeds of $494.

         San Antonio Land #4, located in San Antonio, Texas, consists of eleven acres of land zoned for multi-family use. During the fourth quarter of 1996, the Company entered into a contract to sell the property for $150. Accordingly, a write-down of $247 was recorded in the fourth quarter of 1996 and the property was sold in February 1997 for net proceeds of $164.

N.       SUBSEQUENT EVENT

         On March 18, 1997, the Company announced a special dividend of $2.50 per Common Share to shareholders of record as of March 28, 1997, to be paid on April 14, 1997, for a total dividend on all Common Stock of $25,000. The source for the special dividend was generated primarily from proceeds realized from the sale of assets.

Item 9. CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None

                                    PART III

Item 10.          DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         The names, ages and positions of the directors and executive officers of the Company are set forth below as of March 1, 1997. All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation. All officers serve at the discretion of the Board of Directors.

         Name                                    Age                  Positions
         ----                                    ---                  ---------
         Charles E. Davidson                      43              Chairman of the Board and Director

         Joseph M.  Jacobs                        44              Chief Executive Officer, President,
                                                                  Treasurer and Director

         Karen M.  Ryugo(1)                       37              Director

         Vance C.  Miller(1)                      63              Director

         Lawrence Howard, M.D.(1)                 43              Director

         Jeffrey A.  Altman                       30              Director

         Robert Holtz                             29              Vice President and Assistant Secretary

         Jay L.  Maymudes                         36              Vice President, Chief Financial Officer
                                                                     and Secretary

--------
1    Member of Compensation Committee

         Charles E. Davidson has been a director of the Company and the Chairman of the Board of Directors of the Company since its formation in March 1994. Mr. Davidson also serves as Chairman of the Board of Presidio Capital Corp. ("Presidio"), a corporation engaged in the liquidation of assets acquired from Integrated Resources, Inc., and of DLB Oil & Gas, Inc., a corporation engaged primarily in the exploration for and development of shallow crude oil and natural gas fields. Mr. Davidson is the managing principal of a number of private investment partnerships. Mr. Davidson is also a director of Technology Service Group, Inc., a company engaged in the design, development, manufacture and sale of public communications products and services. From December 1985 to May 1994, Mr. Davidson was a general partner of Steinhardt Partners, L.P. and Institutional Partners, L.P., private investment funds. He is currently the Chairman and a member of Wexford.

         Joseph M. Jacobs has been a director of the Company and the Chief Executive Officer, President and Treasurer of the Company since its formation in March 1994. Mr. Jacobs is also the Chief Executive Officer, President and a director of Presidio. From May 1994 through December 18, 1996, Mr. Jacobs was the President and sole stockholder of Concurrency, the previous asset manager and portfolio manager of the Company. Mr. Jacobs is the President and a member of Wexford, the current asset and portfolio manager of the Company. See "Certain Relationships and Related Transactions -- Wexford Management Agreement". From 1982 through May 1994, Mr. Jacobs was employed by, and since 1988 was the President of, Bear Stearns Real Estate Group, Inc., a firm engaged in all aspects of real estate, where he was responsible for the management of all activities, including maintaining worldwide relationships with institutional and individual real estate investors, lenders, owners and developers. Bear Stearns Real Estate served as the Company's portfolio manager from February 7, 1994 to May 3, 1994.

         Karen M. Ryugo has been a director of the Company since its formation in March 1994. She was also a Vice President and the Secretary of the Company until January 1995. Ms. Ryugo is a Senior Vice President of Wexford and serves as a director of several private companies. From 1988 through December 1994, Ms. Ryugo was employed by Steinhardt Management Company, Inc., an investment management company, where she was responsible for analyzing special situations, including corporate restructurings and acquisitions.

         Vance C. Miller has been a director of the Company since its formation in March 1994. Mr. Miller is also the President and Chairman of Vance C. Miller Interests and related entities and the Henry S. Miller Companies, diversified real estate investment companies, and a director of Pilgrims Pride Corporation, a processor of poultry. Mr. Miller has been a real estate developer, builder and manager of over $500 million in real estate projects since 1970.

         Dr. Lawrence Howard, M.D. has been a director of the Company since its formation in March 1994. Dr. Howard is a founder of Presstek, Inc. (a public company) and has been a director since November 1987. Dr. Howard was Vice Chairman of Presstek from November 1992 to February 1996, Chief Executive Officer and Treasurer from June 1988 to June 1993, President from June 1988 to November 1992 and Vice President from October 1987 to June 1988. From March 1997 to the present, Dr. Howard has been a general partner of Hudson Ventures, L.P., a limited partnership that has prepared an application to qualify as a small business investment company. From July 1995 to March 1997, Dr. Howard was President of Howard Capital Partners, Inc., an investment and merchant banking firm. From July 1994 to July 1995, Dr. Howard was Senior Managing Director of Whale Securities Co. L.P., an NASD registered broker-dealer. From October 1992 through June 1994, Dr. Howard was President and Chief Executive Officer of LH Resources, Inc., a management and financial consulting firm.

         Jeffrey A. Altman has been a director of the Company since April 1995. Mr. Altman is also the Chairman and Trustee of Value Property Trust. Since 1988, Mr. Altman has been an analyst at Franklin Mutual Advisors, Inc., formerly Heine Securities Corporation, a registered investment adviser.


         Robert Holtz has been a Vice President and Assistant Secretary of the Company since its formation in March 1994. Mr. Holtz is a Vice President and Secretary of Presidio. From May 1994 through December 18, 1996, he was a Vice President of Concurrency and since January 1996 a Senior Vice President and a member of Wexford. From 1989 through May 1994, Mr. Holtz was employed by, and since 1993 was a Vice President of, Bear Stearns Real Estate, where he was responsible for analysis, acquisitions and management of the assets owned by Bear Stearns Real Estate, and its clients.

         Jay L. Maymudes has been the Chief Financial Officer and a Vice President of the Company since July 1994. He was also an Assistant Secretary of the Company until January 1995, when he became the Secretary. From July 1994 through December 18, 1996, Mr. Maymudes was the Chief Financial Officer and a Vice President of Concurrency and since January 1996, a Senior Vice President, Chief Financial Officer and Treasurer of Wexford. He is also the Chief Financial Officer and a Vice President of Presidio. From December 1988 through June 1994, Mr. Maymudes was the Secretary and Treasurer, and since February 1990 was a Senior Vice President, of Dusco, Inc., a real estate investment adviser.

         Steinhardt Partners L.P. and Institutional Partners L.P. who, together as a group, beneficially owned more than 10% of the Common Stock of the Company during the earlier part of 1995, failed to file on a timely basis their respective Forms 5 with respect to the sale on April 6, 1995 of all of the shares of Common Stock of the Company owned, by each of them.

Item 11.          EXECUTIVE COMPENSATION.

         The following table sets forth the long-term compensation paid by the Company to the Chief Executive Officer for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996 and 1995:

                                   Summary Compensation Table(1)

                                                                         Long Term Compensation
                                                                                 Awards
                                                                         -----------------------
                                                                          Securities Underlying
Name and Principal Position                      Year                         Options (#) (2)
---------------------------                      ----                     ----------------------
Joseph M.  Jacobs                                1994                             1,055,556
   President and Chief
   Executive Officer                             1995                                    --

                                                 1996                                17,719

--------
1 No compensation was awarded to, earned by or paid to the Chief Executive Officer, or any other officer of the Company or any subsidiary of the Company during the fiscal years ended December 31, 1996, 1995 and 1994. Pursuant to the terms of the Wexford Management Agreement, the Company granted Mr. Jacobs and another executive officer of the Company in their capacity as officers of Wexford an aggregate of 555,555 Management Options during the year ended December 31, 1994 and another executive officer of the Company in his capacity as officer of Wexford 15,000 Management Options during the year ended December 31, 1995. See "Business -- Wexford Management Agreement". The Company has no employment agreements and maintains no employee benefit plans.

2 Because Mr. Jacobs is entitled to Management Options that expire or are terminated or are not granted, the shares listed above for Mr. Jacobs include 29,781 Management Options that were subsequently granted to certain officers and employees of Wexford during the fiscal year ending December 31, 1995 and 525,775 Management Options that remain available for future grants to Wexford's officers and/or employees at the discretion of Mr. Jacobs as of December 31, 1996. See "Business -- Wexford Management Agreement".

              Mr. Jacobs was not granted any Management Options during the year ended December 31, 1996. However, Management Options underlying 17,719 shares were forfeited to Wexford by certain employees of Wexford during the year ended December 31, 1996 as a result of their termination. Another executive of the Company was granted 15,000 Management Options during 1995 in his capacity as officer of Wexford. See "Business -- Wexford Management Agreement".

              The following table reflects that none of the Management Options were exercised by the Chief Executive Officer during the fiscal year ended December 31, 1996 and lists the number and value of the unexercised Management Options held by the Chief Executive Officer at December 31, 1996:

                                  Aggregated Option Exercises in Last Fiscal Year
                                             and FY-End Option Values

                                  Shares                       Number of Securities         Value of Unexercised
                               Acquired on        Value       Underlying Unexercised         in-the-Money Options
                                 Exercise       Realized       Options at FY-End (#)           at FY-End ($)
Year     Name                      (#)            ($)        Exercisable/Unexercisable    Exercisable/Unexercisable
----     ----                 ------------      --------     -------------------------    -------------------------
1996     Joseph M.  Jacobs             --             --            769,331/256,444(1)              $0

--------
1 The Wexford Management Agreement provides that of the total 1,111,111 Management Options available for grant, no more than 75% may be exercisable on or before the third anniversary of the Wexford Management Agreement (May 4, 1997). Accordingly, the number of securities underlying exercisable options was determined by adding the portion of the Jacobs Options that vested by the end of the last fiscal year (375,000) to 75% of the Management Options that were not granted as of December 31, 1996 (394,331). The number of securities underlying unexercisable options was determined by subtracting the number of securities underlying exercisable options (769,331) from the portion of the total 1,111,111 Management Options that were not granted to Wexford's officers and/or employees, other than Mr. Jacobs, by the end of the last fiscal year (1,025,775).

         As discussed under "Business -- Wexford Management Agreement", the Company has granted Mr. Jacobs the right to require the Company to repurchase all or any of the Management Option Shares and all or any portion of the Common Stock underlying the Vested Management Option Shares. The foregoing rights may be exercised only by Mr. Jacobs and only at any time after the earlier of (i) May 4, 1997 or (ii) the earlier termination of the Wexford Management Agreement, if 50% or more of the outstanding Common Stock (on a fully-diluted basis) is owned by any person (as defined under the Exchange Act) other than Steinhardt Partners, L.P. or its affiliates and/or Farallon Capital Partners, L.P. or its affiliates.

Compensation of Directors

         Each non-officer director of the Company, including the Chairman of the Board, receives director's fees at the rate of $15,000 per year, payable on a quarterly basis. Karen M. Ryugo, who served as a non-compensated officer of the Company until January 1995, has also been entitled to such fee. All directors are reimbursed for actual expenses reasonably incurred in connection with attendance at any meeting of the Board or committees of the Board in accordance with such guidelines as the Company may adopt from time to time.

Compensation Committee of the Board of Directors

         The Compensation Committee of the Board of Directors was given the responsibility of considering the Company's management agreement with Wexford. The Compensation Committee is also authorized to review and approve the remuneration arrangements for employees of the Company, if any, review any benefit plans for employees and select participants and approve awards under, and interpret and administer any employee benefit plans of the Company. Karen M. Ryugo, Dr. Lawrence Howard and Vance C. Miller are the members of the Compensation Committee.

Meetings Held and Action Taken

         During 1996, the Board of Directors held two meetings and acted twelve times by informal action. The Compensation Committee did not meet during 1996. Charles E. Davidson, Joseph M. Jacobs, Karen M. Ryugo and Vance C. Miller participated in both meetings and Dr. Lawrence Howard and Jeffrey A. Altman participated in one meeting each.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors has been comprised of Karen M. Ryugo, Dr. Lawrence Howard and Vance C. Miller. Until January 1995, Ms. Ryugo was a non-compensated Vice President and the Secretary of the Company. In January 1995, Ms. Ryugo became a Vice President of Concurrency and in January 1996 she became a Senior Vice President of Wexford. In addition, although Joseph
M. Jacobs is not a member of the Compensation Committee, as the President and controlling person of Wexford, he has discretionary authority with respect to the grant of Management Options to Wexford's officers and/or employees who, in some instances, are also officers of the Company and, accordingly, Mr. Jacobs performs certain of the functions traditionally reserved for compensation committees. Mr. Jacobs has a residual interest in any ungranted or terminated Management Options to the extent not granted to any other person, or granted to another person but not vested, prior to their expiration. See "Business -- Wexford Management Agreement" and "Certain Relationships and Related Transactions -- Wexford Management Agreement". Other than the foregoing, none of the members of the Compensation Committee has any relationship with other entities that would require disclosure concerning Compensation Committee Interlocks and Insider Participation.

Item 12.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT.

         The following table sets forth certain information known to Resurgence with respect to beneficial ownership of the Common Stock as of March 1, 1997 (except as set forth in the footnotes thereto), by: (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each of the Company's executive officers, (iii) each of the Company's directors, and (iv) all directors and officers as a group. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named below on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing percentage ownership of any other person.

                                                                            Beneficial Ownership (1)
                                                                  Number of                        Percentage
Name of Beneficial Owner                                           Shares                          Outstanding
------------------------                                           ------                          -----------
Farallon Capital Management, L.L.C.                                 567,700  (2)                       5.7%
Farallon Capital Partners, L.P.                                   1,140,700  (2)                      11.4
Farallon Capital Institutional Partners, L.P.                     1,291,700  (2)                      12.9
Farallon Capital Institutional Partners II, L.P.                    776,600  (2)                       7.8
Farallon Capital Institutional Partners III, L.P.                    25,000  (2)                       0.3
Tinicum Partners, L.P.                                              213,400  (2)                       2.3
Thomas F. Steyer                                                  4,015,100  (2)                      40.2
Fleur E. Fairman                                                  3,447,400  (2)                      34.5
David I. Cohen                                                    4,015,100  (2)                      40.2
Meridee A. Moore                                                  4,015,100  (2)                      40.2
Joseph F. Downes                                                  4,015,100  (2)                      40.2
Jason M. Fish                                                     4,015,100  (2)                      40.2
William F. Mellin                                                 4,015,100  (2)                      40.2
Stephen L. Millham                                                4,015,100  (2)                      40.2
Andrew B. Fremder                                                 4,015,100  (2)                      40.2
Enrique H. Boilini                                                4,015,100  (2)                      40.2
     Total Shares in the Preceding Group                          4,015,100  (2)                      40.2

Franklin Mutual Advisors, Inc.                                    2,472,200  (3)                      24.7
     Total Shares in the Preceding Group                          2,472,200  (3)                      24.7

Wexford Capital Partners II, L.P.                                   691,500  (4)                       6.9
Wexford Overseas Partners I, L.P.                                   308,500  (4)                       3.1
Charles E. Davidson (5)                                           1,218,500  (4)                      12.2
     Total Shares in the Preceding Group                          1,218,500  (4)                      12.2

                                                                            Beneficial Ownership (1)
                                                                  Number of                        Percentage
Name of Beneficial Owner                                           Shares                          Outstanding
------------------------                                           ------                          -----------
Davidson Kempner Partners                                           374,600  (6)                       3.7
Davidson Kempner Endowment Partners                                 284,700  (6)                       2.8
MHD Management Co.                                                  659,300  (6)                       6.6
Davidson Kempner Institutional Partners, L.P.                       315,000  (6)                       3.2
Davidson Kempner Advisers, Inc.                                     315,000  (6)                       3.2
Davidson Kempner International, Ltd.                                 61,400  (6)                         *
Davidson Kempner International Advisors LLC                          61,400  (6)                         *
M.H. Davidson & Co.                                                  20,800  (6)                         *
Thomas L. Kempner Foundation Inc.                                       900  (6)                         *
Davidson Kempner International Advisors, L.L.C.                         700  (6)                         *
Davidson Kempner International Ltd.                                     700  (6)                         *
Thomas L. Kempner, Jr.                                            1,058,800  (6) (7)                  10.6
Marvin H. Davidson                                                1,056,500  (6)                      10.6
Stephen M. Dowicz                                                 1,056,500  (6)                      10.6
Scott E. Davidson                                                 1,056,500  (6)                      10.6
Michael J. Leffell                                                1,056,500  (6)                      10.6
     Total Shares in the Preceding Group                          1,058,800  (6)                      10.6

Joseph M. Jacobs (4) (9)                                          1,058,056  (9)                      10.6

Robert Holtz (4) (9)                                                 57,555  (10)                        *

Jay L. Maymudes (4) (9)                                              13,114  (11)                        *

Karen M. Ryugo (4)                                                    1,000  (12)                        *

Vance C. Miller (4)                                                          --                         --

Dr. Lawrence Howard, M.D. (4)                                                --                         --

Jeffrey A. Altman (4)                                                        --                         --

Directors and Officers, as a group (8 persons)                    2,348,225                           23.5%

----------------
*    Less than 1% of the outstanding Common Stock.

(1) Because shares of Common Stock may be deemed to be beneficially owned by more than one person or group of persons for purposes of Rule 13d-3 under the Exchange Act, each person or group of persons that may be deemed to be a beneficial owner is included on the table.

(2) As the managing member of Farallon Partners, L.L.C. ("FPLLC"), the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (collectively, the "Farallon Partnerships"), Thomas F. Steyer, Fleur E. Fairman, David I. Cohen, Meridee A. Moore, Joseph F.
     Downes, Jason M. Fish, William F. Mellin, Stephen L. Millham, Andrew B. Fremder and Enrique H. Boilini may each be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 1,140,700, 1,291,700, 776,600, 25,000 and 213,400 shares held, respectively, by each of such Farallon Partnerships. These shares are included in the listed ownership. By virtue of investment management agreements between Farallon Capital Management, L.L.C. ("FCMLLC") and various managed accounts, FCMLLC has the authority to purchase, sell and trade in securities on behalf of such accounts and, therefore, may be deemed the beneficial owner of the 567,700 shares held in such accounts. As the managing members of FCMLLC each of Mr. Steyer, Mr. Cohen, Ms. Moore, Mr. Downes, Mr. Fish, Mr. Mellin, Mr. Millham, Mr. Fremder and Mr. Boilini may be deemed the beneficial owner of the 567,700 shares held in such accounts managed by FCMLLC, which shares are included in the listed ownership. FCMLLC and FPLLC and each managing member thereof disclaims any beneficial ownership of such shares. The foregoing is based upon information furnished to the Company by the Farallon Partnerships.

(3) Franklin Mutual Advisors, Inc. ("FMAI") is an investment adviser registered under the Investment Advisers Act of 1940. One or more of FMAI's advisory clients are the beneficial owners of 2,472,200 shares of the Company's common stock. Pursuant to investment advisory agreements with its advisory clients, FMAI has sole investment discretion and voting authority with respect to such securities. FMAI is a wholly-owned subsidiary of Franklin Resources, Inc. ("FRI"), a publicly held financial services corporation. Neither FMAI nor FRI has any interest in dividends or proceeds from the sale of such securities and each disclaims beneficial ownership of all the securities owned by FMAI's advisory clients. The foregoing is based upon information furnished to the Company by FMAI.

(4) See "Directors and Executive Officers of the Registrant" for a description of such person's position with or relationship to the Company.

(5) Includes 691,500 shares held by Wexford Capital Partners II, L.P., 308,500 shares held by Wexford Overseas Partners I, L.P. and 218,500 shares subject to an irrevocable proxy granted to Charles E. Davidson pursuant to which Mr. Davidson may vote all such shares (the "Proxy"). Mr. Davidson disclaims beneficial ownership of the 218,500 shares subject to the Proxy. As the President of the corporate general partners of the general partners of each of Wexford Capital Partners II, L.P. and Wexford Overseas Partners I, L.P. (the "Wexford Partnerships"), Mr. Davidson may be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 691,500 and 308,500 shares held, respectively, by each of such Wexford Partnerships. The shares held by the Wexford Partnerships were acquired in a privately negotiated transaction. See "Certain Relationships and Related Transactions -- Purchase of Common Stock". The foregoing is based upon information furnished to the Company by the Wexford Partnerships.

(6) Pursuant to separate services agreements, M.H. Davidson & Co., Inc. ("M.H. Davidson") has investment and voting discretion with respect to the 20,800 shares of Common Stock held by M.H. Davidson & Co., the 374,600 shares of Common Stock held by Davidson Kempner Partners, the 284,700 shares of Common Stock held by Davidson Kempner Endowment Partners, the 315,000 shares of Common Stock held by Davidson Kempner Institutional Partners, L.P. and the 61,400 shares of Common Stock held by Davidson Kempner International, Ltd. (the "Davidson Kempner Entities"). As principals of M.H. Davidson, Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson and Michael J. Leffell may be deemed to own beneficially for purposes of Rule 13d-3 under the Exchange Act the 1,056,500 shares held by the Davidson Kempner Entities. The foregoing is based upon information furnished to the Company by M.H. Davidson. Marvin H. Davidson and Scott E. Davidson are not related to Charles E. Davidson.

(7) Includes 900 shares held by Thomas L. Kempner Foundation and 1,400 shares held by an IRA account for the benefit of Thomas L. Kempner, Jr. As the President of Thomas L. Kempner Foundation Inc., Mr. Kempner may be deemed to own beneficially for purposes of Rule 13d-3 of the Exchange Act the 900 shares held by such foundation, but disclaims beneficial ownership of such shares. The foregoing is based upon information furnished to the Company by Mr. Kempner.

(8) Pursuant to the Wexford Management Agreement, the Company has authorized the grant to the Manager's officers and/or employees, at the discretion of Joseph M. Jacobs, of Management Options to purchase an aggregate of 1,111,111 shares of Common Stock as compensation for the services to be performed by the Manager. The Management Options expire 10 years after the date of the Wexford Management Agreement and any ungranted or terminated Management Options would be deemed to be granted to Mr. Jacobs to the extent not granted to any other person, or granted to another person but not vested, prior to their expiration. The Company has granted, pursuant to Mr. Jacobs' direction, (a) Management Options to purchase 55,555 shares of Common Stock to Robert Holtz, of which, all 55,555 Management Options have vested as of, or will vest within 60 days after, March 15, 1997, (b) Management Options to purchase 15,000 shares of Common Stock to Jay L. Maymudes, an officer of Wexford, of which 10,614 Management Options have vested as of, or will vest within 60 days after, March 15, 1997, and (c) Management Options to purchase an aggregate of 32,500 shares of Common Stock to certain employees of Wexford, of which 22,997 Management Options have vested as of, or will vest within 60 days after, March 15, 1997. In addition, Mr. Jacobs has committed to cause the Company to grant Management Options to purchase up to 10,000 shares of Common Stock to Jay L. Maymudes, and up to an aggregate of 10,000 shares of Common Stock to certain employees of the Manager. Included in the shares listed above for Mr. Jacobs are the vested portion of the Jacobs Options and the maximum number of ungranted Management Options that would be permitted to vest under the Wexford Management Agreement. See "Business -- Wexford Management Agreement" and "Certain Relationships and Related Transactions -- Wexford Management Agreement".

(9) Includes 1,008,056 shares of Common Stock issuable upon exercise of vested Management Options (375,000 shares underlying vested Jacobs Options and 75% of the shares underlying exercisable options not granted to Wexford's officers and/or employees). Also includes 25,000 shares of Common Stock beneficially owned by Mr. Jacobs' wife and subject to an irrevocable proxy held by Charles E. Davidson, as to which shares Mr. Jacobs disclaims beneficial ownership, and 25,000 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson. See "Certain Relationships and Related Transactions -- Purchase of Common Stock".

(10) Includes 55,555 shares of Common Stock issuable upon exercise of vested Management Options. Also includes 2,000 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson. See "Certain Relationships and Related Transactions -- Purchase of Common Stock".

(11) Includes 10,614 shares of Common Stock issuable upon exercise of vested Management Options. Also includes 2,500 shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson. See "Certain Relationships and Related Transactions -- Purchase of Common Stock".

(12) Represents shares of Common Stock subject to an irrevocable proxy held by Charles E. Davidson. See "Certain Relationships and Related Transactions -- Purchase of Common Stock".

         The address of Thomas F. Steyer and the other individuals mentioned in footnote 2 above (other than Fleur E. Fairman) is c/o Farallon Capital Partners, L.P., One Maritime Plaza, Suite 1325, San Francisco, California 94111 and the address of Fleur E. Fairman is c/o Farallon Capital Management, Inc., 800 Third Avenue, 40th Floor, New York, New York 10022; the address of Franklin Mutual Advisors, Inc. is 51 J.F.K. Parkway, Short Hills, New Jersey 07078; the address of Wexford Overseas Partners I, L.P. is c/o Hemisphere Management (Cayman) Limited, Zephyr House, P.O. Box 1561, Mary Street, George Town, Grand Cayman, Grand Cayman Islands, BWI; the address of Thomas L. Kempner, Jr. and the other individuals mentioned in footnote 6 above is c/o M.H. Davidson & Co., Inc., 885 Third Avenue, Suite 810, New York, NY 10022; and the business address of Charles
E. Davidson, Wexford Capital Partners, L.P., and Joseph M. Jacobs is c/o Wexford Management LLC., 411 West Putnam Avenue, Greenwich, CT 06830.

Item 13.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Wexford Management Agreement

         Pursuant to the Wexford Management Agreement, Wexford, was engaged to serve (either directly or indirectly through sub-managers) as portfolio manager and, in the event of Wexford's assumption of LMI's duties under the LMI
Management Agreement, as asset manager of the Company. Wexford became the Company's asset manager on the Notice Date. Joseph M. Jacobs, the President, Chief Executive Officer, Treasurer and a director of the Company, is the President and a member of Wexford. Charles E. Davidson, the Chairman of the Board and a director of the Company, is the Chairman and a member of Wexford. Robert Holtz, a Vice President and Assistant Secretary of the Company, is a Senior Vice President and a member of Wexford. Jay L. Maymudes, the Chief Financial Officer, a Vice President and the Secretary of the Company, is the Chief Financial Officer and a Senior Vice President of Wexford. Karen M. Ryugo, a director of the Company, is a Vice President of Wexford. See "Business -- Wexford Management Agreement". Wexford provides management and other services to third parties that are not related to the Company. Wexford agreed to reduce the Wexford Management Fee to $1,916,000 for the year ended December 31, 1996.
Wexford was paid a Wexford Management Fee of $2,049,000 for the year ended December 31, 1995.

Greenwich, Connecticut Office Space

         In connection with the Company's relocation to Greenwich, Connecticut, the Company entered into an amendment, effective as of March 8, 1995, to the Wexford Management Agreement, and a letter agreement, dated as of March 8, 1995, with Wexford, which provides that the Company will pay to Wexford its allocable portion (based on 3,200 square feet), up to $235,000, of the fit-out costs of the office space leased by Wexford, which lease expires in 2000. Consequently, $235,000 was paid to Wexford by the Company during 1995. The Company is not a party to such lease. Charles E. Davidson and Joseph M. Jacobs have an aggregate ownership interest of approximately 67% in the entity that owns the Greenwich, Connecticut office building to which the Company relocated. Other than the foregoing payment and the termination payment described under "Business -- Wexford Management Agreement", the Company makes no direct payment in respect of these premises.

Transactions with Director

During 1996, the Company paid $163,200 to a company controlled by Vance Miller, a member of the Board of Directors, in connection with serving as real estate broker on the sale of one property.

                                     PART IV

Item 14.          EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
                  FORM 8-K.

         (a)      The following documents are filed as part of this report:

              1. The consolidated financial statements are set forth in Item 8 of this Annual Report on Form 10-K.

              2.  Financial Statement Schedules.

         The  following   financial   statement  schedules  should  be  read  in
conjunction with the financial statements included in Item 8 of this Annual Report on Form 10-K.

                                                                                      Pages in this
                                                                                      Annual Report
         Independent Auditor's Report                                                  on Form 10-K
         ----------------------------                                                 -------------
                  II - Valuation and Qualifying Accounts for the
                      year ended December 31, 1996                                           S-1

                  III - Real Estate and Accumulated Depreciation at
                       December 31, 1996                                                     S-2

                  IV - Mortgage Loans on Real Estate at December 31, 1996                    S-4

         Schedules other than those listed above are omitted because they are not applicable.

         Certain financial statement schedules of Liberte are included in the excerpts from the Annual Report on Form 10-K of Liberte for the fiscal year ended June 30, 1993 and the Quarterly Report Form 10-Q of Liberte for the quarter ended March 31, 1994 filed as Appendix I to this Form 10-K.

                  3. Exhibits. See the Exhibit Index at page 84 of this Annual Report on Form 10-K.

         (b)      Reports on Form 8-K:

                  None

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  RESURGENCE PROPERTIES INC.

                                  By:  /s/ Jay L. Maymudes
                                       --------------------
                                       Jay L. Maymudes
                                       Chief Financial Officer, Vice President
                                       and Secretary (Principal Financial and
                                       Accounting Officer)
Date: March 28, 1997

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the 28th day of March, 1997.

              Signature                                                     Title
              ---------                                                     -----
By:   /s/ Charles E. Davidson                                 Chairman of the Board and Director
      -------------------------------
      Charles E.  Davidson

By:   /s/ Joseph M. Jacobs                                    Chief Executive Officer, President,
      -------------------------------                         Treasurer and Director (Principal Executive
      Joseph M. Jacobs                                        Officer)

By:   /s/Karen M. Ryugo                                       Director
      -------------------------------
      Karen M. Ryugo

By:   /s/ Vance C. Miller                                     Director
      -------------------------------
      Vance C. Miller

By:   /s/ Lawrence Howard, M.D.                               Director
      -------------------------------
      Lawrence Howard, M.D.

By:   /s/ Jeffrey A. Altman                                   Director
      -------------------------------
      Jeffrey A. Altman

By:   /s/ Jay L. Maymudes                                     Chief Financial Officer, Vice President
      -------------------------------                         and Secretary (Principal Financial and
      Jay L. Maymudes                                         Accounting Officer)

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
For the year ended December 31, 1996
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                                              Additions
                                                           Balance at         charged to
                                                            beginning         costs and
              Description                                   of period          expenses                 Description
              -----------                               -----------------  -----------------           -------------
Deductions from Accounts Receivable
     Allowance for doubtful accounts                    $             196                 48
                                                        =================  =================

Deductions from Operating Real Estate Properties
     Write-down for impairment of value                 $           1,581                 --  Reclass to assets held for sale
                                                        =================  =================

Deductions from Mortgage Loans on Real Estate
     Allowance for possible losses                      $           5,296                 --               (1)
                                                        =================  =================

Deductions from Assets Held For Sale
     Write-down for impairment of value                 $          17,507              6,591          Sale of assets
                                                        =================  =================

(1)  Deductions consist of the following:
     Payoff of Mortgage Loans                               $    (1,485)
     Reclassifications to Assets Held For Sale Category            (613)
                                                            -----------
                                                            $    (2,098)

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
For the year ended December 31, 1996
(Dollars in thousands)
---------------------------------------------------------------------------------------------
                                                                             Balance at
                                                                               end of
              Description                                   Deductions           year
              -----------                               -----------------  -----------------
Deductions from Accounts Receivable
     Allowance for doubtful accounts                                   --  $             244
                                                        =================  =================

Deductions from Operating Real Estate Properties
     Write-down for impairment of value                              (977) $             604
                                                        =================  =================

Deductions from Mortgage Loans on Real Estate
     Allowance for possible losses                                 (2,098) $           3,198
                                                        =================  =================

Deductions from Assets Held For Sale
     Write-down for impairment of value                           (12,614) $          11,484
                                                        =================  =================

RESURGENCE PROPERTIES INC.  AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1996
(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------

                                                                                              Costs        Reductions
                                                                                           Capitalized      Recorded
                                                                                          Subsequent to   Subsequent to
                                                                    Initial Cost (B)       Acquistion    Acquisition (G)
                                                              -------------------------   ------------- ----------------
                                                                             Buildings
                                               Encumbrances                    and
Description                                         (A)           Land     Improvements   Improvements   Write-downs
                                               -----------    ------------ ------------   ------------   -----------


RETAIL:

  Greenway Village Square  Phoenix     AZ      $       ---    $        456  $    2,106    $       126    $       ---
  Home Center Village      Atlanta     GA              ---           2,861       5,826             57            ---
  Riverwood Plaza I and II Port Orange FL              ---             994       3,808            471           (497)
  Southern Plaza           Rio Rancho  NM              ---             859       2,963            103            ---
  Stuart Square            Stuart      FL              ---           1,585       6,315            508            ---
                                               -----------    ------------  ----------    -----------    -----------

                                                       ---           6,755      21,018          1,265           (497)
                                               -----------    ------------  ----------    -----------    -----------

OFFICE:

  Cross Creek Business CentDeerfield   IL            5,294           1,200      10,688             76           (107)
                                               -----------    ------------  ----------    -----------    -----------


                                               $     5,294    $      7,955  $   31,706    $     1,341    $      (604)
                                               ===========    ============  ==========    ===========    ===========


RESURGENCE PROPERTIES INC.  AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1996
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------

                                                     Gross Amount at Which
                                                  Carried at Close of Period
                                              ------------------------------------
                                                           Buildings               Accumulated
                                                             and          Total    Depreciation       Date
Description                                      Land     Improvements (C) (E) (G)   (E) (F)       Acquired (D)
                                              ----------  ------------ ----------- ------------    ------------


RETAIL:

  Greenway Village Square  Phoenix     AZ     $      456   $    2,232   $   2,688   $       209       1991
  Home Center Village      Atlanta     GA          2,861        5,883       8,744           542       1993
  Riverwood Plaza I and II Port Orange FL            891        3,885       4,776           379       1992
  Southern Plaza           Rio Rancho  NM            859        3,066       3,925           269       1991
  Stuart Square            Stuart      FL          1,585        6,823       8,408           490       1994
                                              ----------   ----------   ---------    ----------

                                                   6,652       21,889      28,541         1,889
                                              ----------   ----------   ---------    ----------

OFFICE:

  Cross Creek Business CentDeerfield   IL          1,189       10,668      11,857         1,004       1990
                                              ----------   ----------   ---------    ----------


                                              $    7,841   $   32,557   $  40,398    $    2,893
                                              ==========   ==========   =========    ==========

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

NOTES TO SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
(Dollars in thousands)
--------------------------------------------------------------------------------


A. Substantially all of the real estate properties secure Senior Debt having an outstanding balance of $2,490 as of December 31, 1996, net of Senior Debt purchases. Such Senior Debt was repaid in its entirety in January 1997.

B. The initial cost for all properties, except Stuart Square, represents the net carrying value of Liberte of such properties which the Company assumed as Successor.

C. The aggregate cost for federal income tax purposes is $40,188 as of December 31, 1996.

D. The date acquired represents the year acquired by Liberte for all properties, except for Stuart Square.

E.   The  following  is  a   reconciliation   of  real  estate  and  accumulated
     depreciation:

                                                                               Accumulated
                                                             Cost             Depreciation
                                                           --------           ------------
Balance, January 1, 1996 .............................     $ 99,407             $  4,337

Additions during period:
     Other acquisitions ..............................          800                 --
     Improvements ....................................        1,731                 --
     Charged to operations ...........................         --                  2,617
                                                           --------             --------
                                                            101,938                6,954
Deductions during period:
     Cost of assets sold .............................         --                   --
     Write-downs for Impairment ......................         --                   --
     Reclassifications to Assets Held for Sale .......       61,540                4,061
                                                           --------             --------

Balance, December 31, 1996 ...........................     $ 40,398             $  2,893
                                                           ========             ========

F. Depreciation of buildings is computed using the straight-line method over 30 years. Tenant improvements are capitalized and amortized over the term of the respective leases.

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1996
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------
                                          Number                           Final
                                            of            Interest        Maturity
           Description                    Loans             Rate           Date            Periodic Payment Terms
--------------------------------------------------------------------------------------------------------------------------
FIRST MORTGAGE LOANS

     Acquisition and development             1              9.75%       1991-1993     Principal due at maturity, interest
                                                                                      payable monthly.
SECOND MORTGAGE LOANS

         Centerpointe J.V.                   1              7.50%         1992        Principal due at maturity, interest
                                          ----                                        payable monthly.
         Newport Beach, CA

     Total mortgage loan portfolio           2
                                          ====
                                                                                        Principal
                                                                                        Amount of
                                                                       Carrying       Loans Subject
                                                         Face          Amount of      to Delinquent
                                           Prior       Amount of       Mortgages      Principal or
           Description                     Liens       Mortgages      (A) (B) (C)       Interest
--------------------------------------------------------------------------------------------------
FIRST MORTGAGE LOANS

     Acquisition and development          $    ---     $    554         $   30       $    554

SECOND MORTGAGE LOANS

         Centerpointe J.V.                   1,255        2,674              0          2,674
                                          --------     --------         ------       --------
         Newport Beach, CA

     Total mortgage loan portfolio       $   1,255     $  3,228         $   30      $   3,228
                                         =========     ========         ======      =========

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

SCHEDULE IV
NOTES TO MORTGAGE LOANS ON REAL ESTATE
(Dollars in thousands)
--------------------------------------------------------------------------------


A. The aggregate cost for federal income tax purposes is $237 as of December 31, 1996.

B.   The following is a reconciliation of the carrying amount of mortgage loans:

          Balance, January 1, 1996                                                        $    16,919

          Deductions during period:
                  Collections of principal                                    14,564
                  Reclassifications to assets held for sale                    2,325
                                                                              ------
                                                                                               16,889
                                                                                          -----------
          Balance, December 31, 1996                                                      $        30
                                                                                          ===========

                                                                      APPENDIX I
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

[ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 1993
                                       OR

[   ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934
For the transition period from _________ to __________

Commission File Number 1-6802
                                Liberte Investors
             (Exact name of Registrant as specified in its charter)

  Created Under a Declaration of Trust
         Pursuant to the Laws of
    The Commonwealth of Massachusetts                   75-1328153
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)
           1420 Viceroy Drive
              Dallas, Texas                               75235
(Address of principal executive offices)                (Zip Code)

(Registrant's  telephone number,  including area code)  214/879-5800

Securities registered pursuant to Section 12(b) of the Act:
                                                         Name of each Exchange
           Title of each Class                            on which registered
     Shares of Beneficial Interest,                      New York Stock Exchange
            Without Par Value

l0 1/2% Subordinated Notes due June 1, 1993              New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:  NONE

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.  [   ]

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days. YES [ X ]   NO [   ]

The aggregate market value of the Shares of Beneficial Interest held by nonaffiliates of the Registrant as of September 15, 1993: $13,591,000

The number of Shares of Beneficial Interest outstanding as of September 15, 1993 is 11,773,208 shares.

Item 6.  SELECTED FINANCIAL DATA

                                                                     Year Ended June 30
                                         ----------------------------------------------------------------------------
                                             1993            1992           1991          1990            1989
                                             ----            ----           ----          ----            ----
                                                          (in thousands, except per share amounts)
Revenues                                      $ 15,115        $ 19,763      $ 42,193       $ 93,319        $ 130,607
Interest expense                                16,295          20,515        36,537         71,432           87,087
Provision for possible losses                   15,150          32,000        62,100         39,500           33,500
Net income (loss)                             (34,672)        (43,141)      (66,346)       (26,439)            3,236
Earnings (loss) per share                       (2.94)          (3.68)        (5.67)         (2.26)              .28
Cash dividends declared per share                   --              --            --            .91             2.26
Total assets                                   261,575         337,527       451,053        658,188        1,069,594
Shareholders' equity                            63,591          98,333       141,309        207,655          250,597
Debt                                           187,725         234,057       303,223        440,500          437,000

Item 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

      The last five fiscal years have been difficult for the real estate industry and financial institutions that serve the industry. Over-building of commercial projects in most major metropolitan markets in the United States continued to depress rental rates and leasing activity and to strain the liquidity of developers. A reduced level of economic activity nationally and continuing regional declines in the Northeast and California increased the pressures on the real estate industry and materially reduced funding sources available to developers.

      Liquidity available to the real estate industry has continued to be seriously impaired. High levels of nonperforming assets at commercial banks, thrifts, insurance companies and pension funds, coupled with continued close oversight by federal banking regulators, effectively drained resources from the real estate market and made financing for commercial projects unavailable except for well-leased projects. Although liquidity for commercial property and for borrowers seeking acquisition and development loans is almost non-existent, there is financing available for completed single family residential real estate.

      The Trust has not been immune to the problems of the industry. Since the Trust was forced to withdraw from the commercial paper market in fiscal 1990 as a result of a downgrading by its rating agencies, it has faced significant liquidity pressures. Similarly, the Trust's portfolio has been impacted negatively by the generally overbuilt markets, by the regional downturns in the Northeast and California, by the declining liquidity of its borrowers and by the generally depressed prices for real estate. Over the last five fiscal years, nonearning assets have increased and margins have declined, primarily as a result of restructuring many of the Trust's mortgage loans. As a result of these factors, the Trust is currently in default with respect to its senior and subordinated indebtedness, having failed to repay such indebtedness at maturity.

      The Trust's policy response to its liquidity and portfolio pressures has been a dramatic reduction in the production of new investments and a renewed focus on loan collection and asset sales. New production in fiscal 1990 and fiscal 1991 was limited primarily to construction loans on single-family homes. In fiscal 1993 and 1992, the Trust had no new loan production. The Trust does not consider loans made to facilitate the sale of foreclosed real estate to be new investment originations. Although the resulting decline in investments and related reduction in leverage will, continue to negatively impact earnings, the Trust believes its policy of constriction should help it in the current environment in trying to satisfy its obligations to its creditors and in trying to negotiate a consensual restructuring of its indebtedness.

Results of Operations

      As discussed below, under "Liquidity and Capital Resources," the Trust believes that in the course of restructuring its outstanding senior and subordinated indebtedness, it will become the subject of voluntary or involuntary bankruptcy proceedings. The Trust also believes that such proceedings, if prolonged, are likely to have a material adverse effect on its program to liquidate its portfolio of mortgage loans and real estate. A material adverse impact on its portfolio liquidation program would be likely to cause the Trust to increase its provision for possible losses (thereby increasing its operating loss) and to realize lower proceeds on sales of its assets (thereby reducing its cash flow). In addition, bankruptcy proceedings, if prolonged, are likely to divert the Trust's management from the day-to-day operations of the Trust and to increase the Trust's operating loss and reduce its cash flow because of the increased costs associated with such proceedings.

      The results of operations for the fiscal years ended June 30, 1993, 1992 and 1991 are as follows (in thousands):

                                                                    Year Ended June 30
                                                  --------------------------------------------------------
                                                       1993                  1992                1991
                                                       ----                  ----                ----
Income
------
Mortgage loan interest                                $11,259              $ 16,238            $ 35,913
Temporary investment interest                             271                 1,033               3,736
Foreclosed real estate and other                        3,585                 2,492               2,544
                                                      -------               -------             -------
                                                       15,115                19,763              42,193
                                                       ------                ------              ------
Expenses
--------
Interest                                               16,295                20,515              36,537
Provision for possible losses                          15,150                32,000              62,100
Management fees                                         2,928                 1,906               2,806
Legal and audit                                         2,045                 2,306               2,026
Trustees' fees and expenses                               343                   316                 298
Foreclosed real estate                                  3,277                 3,582               3,611
Litigation settlement                                       -                   838                   -
Debt restructure                                        7,438                     -                   -
Other                                                   2,311                 1,441               1,161
                                                      -------               -------           ---------
                                                       49,787                62,904             108,539
                                                       ------                ------             -------

Net loss                                             $(34,672)             $(43,141)           $(66,346)
                                                     =========             =========           =========

      1993 Compared to 1992. Operations resulted in a $34.7 million loss in fiscal 1993 compared to a $43.1 million loss in fiscal 1992. Contributing to the smaller loss were the following factors: (i) a decrease in the provision for possible losses; (ii) a decrease in interest expense; and (iii) an increase in foreclosed real estate income. These factors were partially offset by: (i) a decrease in mortgage loan interest and temporary investment income; (ii) an increase in management fees and other operating expenses; and (iii) the recognition of debt restructure costs. Although the Trust cannot predict the size of the provision for possible losses in fiscal 1994, it expects that earnings will continue to be negatively impacted by the factors described above due to the continued weakness of the real estate market and that the Trust will generate an operating loss in fiscal 1994. The Trust will continue to monitor the status of each of its assets in light of current market conditions and to provide for possible losses in its mortgage loan portfolio and its foreclosed real estate portfolio as necessary.

      Income on mortgage loans decreased from $16.2 million in fiscal 1992 to $11.3 million in fiscal 1993. Of the $4.9 million decrease, $4.2 million was the result of a decrease in average earning loans and $.7 million was the result of a decrease in yield. Average earning loans declined from $197.7 million with a yield of 8.21% in fiscal 1992 to $146 million with a yield of 7.71% in fiscal 1993. The decrease in yield resulted primarily from the forced rate restructurings of loans to troubled borrowers and the decrease during fiscal 1993 in the average prime rate (which serves as the base rate for a portion of the Trust's mortgage loans) from 7.28% during fiscal 1992 to 6.00% during fiscal 1993.

      Average nonearning loans for fiscal 1993 totaled $21.3 million compared to $33.9 million for fiscal 1992. Assuming that the yield on these loans would have been the same as the yield on earning loans had they been on earning status, income on mortgage loans would have been $1.6 million higher than reported in fiscal 1993 and $2.8 million higher in fiscal 1992. The Trust's efforts to reduce nonearning assets and improve the operating performance of real estate assets continues. These efforts include: monthly analysis of project revenues and expenses and the leasing activity of the project manager, regular visits to each project to review projections, operating budgets, maintenance, capital expenditures and performance of the project manager; listing of projects for sale and active monitoring of the activities of the listing broker; advertising and mail contact with national and regional sales prospects known to the Trust; auctions of certain selected properties; replacement of the project manager and/or listing agent if performance is unsatisfactory; and employing consultants to assist the Trust in developing strategies for leasing and selling certain assets such as retail properties. Although the Trust has seen some general improvement in occupancy levels and some isolated improvement in rental rates, continuing problems in the real estate industry, including the lack of traditional bank financing for real estate transactions and generally depressed rents, the Trust could have increases in nonearning loans. The size of any increases in nonearning loans will be a function of the foregoing variables, and, consequently, cannot be quantified at this time.

      There was no new loan production in fiscal 1993 or fiscal 1992. The Trust does not consider loans made to facilitate the sale of foreclosed real estate to be new investment originations. The Trust continues to limit new loan originations in accordance with its current policy of reducing its indebtedness and the size of its loan and foreclosed real estate portfolio.

      Interest on temporary investments decreased from $1 million in fiscal 1992 to $.3 million in fiscal 1993. Of the $.7 million decrease, $.5 million was the result of a decrease in average temporary investments and $.2 million was the result of a decrease in yield. Average temporary investments decreased from $19.4 million with a yield of 5.32% in fiscal 1992 to $8.4 million with a yield of 3.24% in fiscal 1993. The level of temporary investments has decreased as funds have been paid to satisfy the Trust's obligations to pay the principal of and interest on its debt.

      Income on foreclosed real estate increased from $2.5 million in fiscal 1992 to $3.6 million in fiscal 1993 primarily because several projects changed from nonearning to earning status during fiscal 1993. Foreclosed real estate is classified as earning if the net cash flow on the individual property is projected to exceed the Trust's average cost of funds during the succeeding twelve months. See Note A of "Notes to Consolidated Financial Statements."

      Interest expense decreased from $20.5 million in fiscal 1992 to $16.3 million in fiscal 1993. Of the $4.2 million decrease, $4.1 million was the result of a decrease in average debt outstanding and $.1 million was the result of a decrease in the average cost of debt. Average debt outstanding declined from $266.4 million with an average cost of 7.70% in fiscal 1992 to $213.6 million with an average cost of 7.63% in fiscal 1993. The average cost of debt increased in the last six months of fiscal 1993 as a result of the following factors: (i) the expiration on January 31, 1993, of an interest rate swap that reduced interest expense throughout fiscal 1992 and for the first seven months of fiscal 1993; (ii) amendments to the Trust's senior credit agreements that became effective in January 1993 (the "January 1993 Amendments") that resulted in an increase of 100 basis points on LIBOR-based senior loans; (iii) in May 1993, the rate of interest on the senior debt was increased to the default rate of prime plus 200 basis points; and (iv) the payment of $300,000 of one-time bank fees related to the January 1993 Amendments. Average cost of debt for these purposes includes bank fees and other rate adjustments such as the net effect of the interest rate swap that is discussed in Note B of "Notes to Consolidated Financial Statements."

      The provision for possible losses was $15.2 million in fiscal 1993 compared to $32 million in fiscal 1992. The allowance for possible losses was $53.9 million at June 30, 1993, compared to $59.0 million at June 30, 1992. While the Trust believes the allowance for possible losses is adequate at June 30, 1993, management will periodically review its portfolio using then current information to make the estimates and assumptions that are used to determine the adequacy of the allowance for loan losses and the valuation of the real estate acquired in connection with foreclosures or in satisfaction of loans. These estimates and assumptions are susceptible to significant changes due to changes in the market conditions upon which they are based.

      The provision for possible losses on mortgage loans was $1.3 million in fiscal 1993 compared to $19.4 million in fiscal 1992. The allowance for possible losses on mortgage loans was $17.7 million at June 30, 1993, compared to $23.3 million at June 30, 1992. The 1993 provision results from revised estimates of losses which are based primarily on recent real estate sales, updated collateral valuations, current real estate market conditions and consideration for inherent losses in the portfolio. Charges to the allowance reflect management's valuation of the real estate acquired by the Trust upon foreclosure or in satisfaction of loans. This valuation, and the estimate of losses to be incurred, was made in light of all the negative factors that affected the real estate market in fiscal 1993: the general economic recession, an excess supply of retail space, the significant dislocation in the retail industry, massive liquidation of real estate by the Resolution Trust Corporation and the Federal Deposit Insurance Corporation and the continuing decline in liquidity available to finance real estate transactions. The decrease in the provision and allowance for possible losses on mortgage loans in fiscal 1993 compared to fiscal 1992 includes the impact of a smaller mortgage loan portfolio during fiscal 1993 and smaller net charge-offs in fiscal 1993 compared to fiscal 1992.

      The 1992 provision for possible losses on mortgage loans also resulted from revised estimates of losses which were based on the same factors described above and the valuations that underlie the 1992 provision and allowance reflect the same negative factors described above.

      The provision for possible losses on foreclosed real estate was $13.9 million in fiscal 1993 compared to $12.6 million in fiscal 1992. The allowance for possible losses on foreclosed real estate was $36.2 million at June 30, 1993, compared to $35.8 million at June 30, 1992. At June 30, 1993, foreclosed real estate totaled $164.4 million compared to $199.9 million at June 30, 1992. Any loss incurred upon foreclosure of collateral underlying a loan is charged to the allowance for possible losses on mortgage loans.

      The $13.9 million provision for possible losses on foreclosed real estate in fiscal 1993 results principally from a provision of approximately $2.4 million related to the adoption of Statement of Position 92-3 as discussed in Note A of "Notes to Consolidated Financial Statements" and increases in the estimates of losses on disposition of foreclosed real estate, which are based primarily on updated property valuations which reflect recent real estate sales, the inability of the Trust to meet previous marketing plans for disposal of foreclosed real estate and the unavailability of real estate financing for potential buyers.

      The $12.6 million provision for possible losses on foreclosed real estate in fiscal 1992 resulted from increases in the estimates of losses on disposition of foreclosed real estate which were the result of the same factors that affected the estimates for fiscal 1993.

      The estimates referred to above take into account the depressed demand for all types of real estate on a nationwide basis and the fact that there is an excess supply of real estate in almost every major market.

      Management fees totaled $2.9 million in fiscal 1993 compared to $1.9 million in fiscal 1992. This increase is the result of the new management agreement among the Trust, Lomas Financial Corporation, and Lomas Management, Inc. that became effective July 1, 1992. The new agreement computes management fees as a percentage of invested assets while the prior agreement computed management fees as a percentage of net worth.

      Operating expenses in fiscal 1993 included debt restructure costs of $7.4 million. Of that amount, $1.4 million related to a possible restructuring with financing to have been provided by a third party and was written off in the second quarter of fiscal 1993, when the commitment expired. Another $4.2 million related to a possible exchange of the Subordinated Notes for equity in the Trust and was capitalized at March 31, 1993. That amount was written off during the fourth quarter of fiscal 1993 when tentative agreement was reached with the subordinated noteholders to exchange their debt for the equity in a new company that is expected to hold most of the Trust's assets. In addition, $1.8 million was incurred and expensed during the fourth quarter of fiscal 1993. See "Liquidity and Capital Resources."

      Other operating expenses increased as a result of employing a Chief Executive Officer and two executive assistants in April 1992.

      In fiscal 1993, the Trust adopted The American Institute of Certified Public Accountants' Statement of Position 92-3, "Accounting for Foreclosed Assets" ("SOP 92-3"). SOP 92-3 requires foreclosed assets held for sale to be carried at the lower of (a) fair value less estimated costs to sell or (b) cost. Fair value was determined by discounting expected cash flows using a risk-adjusted interest rate. Prior to adopting SOP 92-3, the Trust carried its foreclosed assets held for sale at the lower of (a) net realizable value or (b) cost. Net realizable value was determined using the Trust's cost of funds rate. The adoption of this statement had an adverse effect on the Trust's balance sheet and statement of operations of $2.4 million because the Trust's cost of funds rate has been less than the risk-adjusted discount rate required to be used under SOP 92-3.

      1992 Compared to 1991. Operations resulted in a $43.1 million loss in fiscal 1992 compared to a $66.3 million loss in fiscal 1991. Fiscal 1992 produced a smaller loss than fiscal 1991 as a result of a provision for possible losses of $32 million in fiscal 1992 compared to $62.1 million in fiscal 1991, partially offset by the following factors: (i) a decrease in size of the earning portfolio; (ii) a decrease in yield on earning loans; (iii) an increase in nonearning investments; and (iv) the cost related to litigation and other legal expenses.

      Income on mortgage loans decreased from $35.9 million in fiscal 1991 to $16.2 million in fiscal 1992. Of the $19.7 million decrease, $17.1 million was the result of a decrease in average earning loans and $2.6 million was the result of a decrease in yield. Average earning loans declined from $377 million with a yield of 9.52% in fiscal 1991 to $197.7 million with a yield of 8.21% in fiscal 1992. The decrease in yield resulted primarily from the forced rate restructurings of loans to troubled borrowers and the decrease during fiscal 1992 in the prime rate (which serves as the base rate for a portion of the Trust's mortgage loans) from 8.5% at June 30, 1991 to 6.5% at June 30, 1992.

      Average nonearning loans for fiscal 1992 totaled $33.9 million compared to $49.5 million for fiscal 1991. Assuming that the yield on these loans would have been the same as the yield on earning loans had they been on earning status, income on mortgage loans would have been $2.8 million higher than reported in fiscal 1992 and $4.7 million higher in fiscal 1991. The Trust's efforts to reduce nonearning assets and improve the operating performance of real estate assets continued. See "BUSINESS - Portfolio Management and Reduction."

      There was no new loan production in fiscal 1992 compared to $15.1 million of new loans in fiscal 1991. The Trust continued to limit new loan originations in accordance with its current policy of reducing its loan portfolio and indebtedness. Virtually all new investments made in fiscal 1991 were limited to single-family home construction loans on lots currently financed or owned by the Trust.

      Interest expense decreased from $36.5 million in fiscal 1991 to $20.5 million in fiscal 1992. Of the $16 million decrease, $11 million was the result of a decrease in average debt outstanding and $5 million was the result of a decrease in the average cost of debt. Average debt outstanding declined from $380.5 million with an average cost of 9.60% in fiscal 1991 to $266.4 million with an average cost of 7.70% in fiscal 1992. Average cost of debt for these purposes includes bank fees and other rate adjustments such as the net effect of the interest rate swap that is discussed in Note B of "Notes to Consolidated Financial Statements."

      The provision for possible losses was $32 million in fiscal 1992 compared to $62.1 million in fiscal 1991. The allowance for possible losses was $59 million at June 30, 1992, compared to $55.7 million at June 30, 1991.

      The provision for possible losses on mortgage loans was $19.4 million in fiscal 1992 compared to $42.2 million in fiscal 1991. The allowance for possible losses on mortgage loans was $23.3 million at June 30, 1992, compared to $24.7 million at June 30, 1991. The 1992 provision resulted from revised estimates of losses which were based primarily on recent real estate sales, updated collateral valuations, current real estate market conditions and consideration for inherent losses in the portfolio. Charges to the allowance reflect management's valuation of the real estate acquired by the Trust upon foreclosure or in satisfaction of loans. This valuation, and the estimate of losses to be incurred, was made in light of all the negative factors that affected the real estate market in fiscal 1992: the general economic recession, an excess supply of retail space, the significant dislocation in the retail industry, massive liquidation of real estate by the Resolution Trust Corporation and the Federal Deposit Insurance Corporation and the continuing decline in liquidity available to finance real estate transactions.

      The 1991 provision for possible losses on mortgage loans also resulted from revised estimates of losses which were based on the same factors described above and the valuations that underlie the 1991 provision and allowance reflect the same negative factors described above.

      The provision for possible losses on foreclosed real estate was $12.6 million in fiscal 1992 compared to $19.9 million in fiscal 1991. The allowance for possible losses on foreclosed real estate was $35.8 million at June 30, 1992, compared to $31 million at June 30, 1991. At June 30, 1992, foreclosed real estate totaled $199.9 million compared to $201.4 million at June 30, 1991.

      The $12.6 million provision for possible losses on foreclosed real estate in fiscal 1992 resulted principally from increases in the estimates of losses on disposition of foreclosed real estate which were based primarily on updated property valuations which reflect recent real estate sales, the inability of the Trust to meet previous marketing plans for disposal of foreclosed real estate and the unavailability of real estate financing for potential buyers.

      The $19.9 million provision for possible losses on foreclosed real estate in fiscal 1991 also resulted from increases in the estimates of losses on disposition of foreclosed real estate which were the result of the same factors that affected the estimates for fiscal 1992.

      Litigation settlement cost of $838,000 was recorded in fiscal 1992. In addition, legal fees relating to troubled assets and debt restructuring were higher in fiscal 1992 as compared to fiscal 1991.

Liquidity and Capital Resources

      For the last five fiscal years, the Trust has faced substantial liquidity problems due to reduced cash flows from operating and investing activities, the required substitution of bank financing for commercial paper financing and its inability to borrow additional funds under its bank credit facilities. The Trust expects its liquidity and earnings to continue to be adversely affected by the weakened real estate market, which has resulted in, among other things, increased nonearning assets and a significant reduction in the availability of real estate financing. The Trust has ceased investing in new mortgage loans, except for investments in properties currently financed or owned, concentrating its efforts on liquidating its mortgage loan and real estate investments for cash and notes, and on retiring its senior indebtedness.

      The Trust's principal funding requirements are operating expenses, interest expense and the repayment of its indebtedness. The Trust anticipates that its primary sources of funding these disbursements will be its collections on mortgage loans, earnings on foreclosed property and proceeds from the sale of foreclosed property.

      Operating activities for fiscal 1993 used $14.6 million of cash compared to net cash used of $14.7 million in fiscal 1992 and $7.5 million in fiscal 1991. The table below reflects the impact of a declining net interest margin in conjunction with increasing operating expenses on cash used by operations (in millions):

                                                                      Year Ended June 30
                                                     -----------------------------------------------------
                                                             1993              1992             1991
                                                             ----              ----             ----
Total income                                              $ 15.1             $19.8            $ 42.2
Interest expense                                           (16.3)            (20.5)            (36.5)
                                                            ----             ------            ------
Net interest margin                                         (1.2)             (0.7)              5.7
Operating expenses                                         (18.3)            (10.4)             (9.9)
Other                                                        4.9              (3.6)             (3.3)
                                                          ------            -------            ------
Net cash used by operating activities                     $(14.6)           $(14.7)            $(7.5)
                                                          =======           =======            ======

      Net cash provided by investing activities for fiscal 1993 was $52.3 million compared to $66.8 million in fiscal 1992 and $136.5 million in fiscal 1991. The table below reflects the impact of the contraction of the Trust's mortgage loan portfolio on cash flow from investing activities (in millions):

                                                                     Year Ended June 30
                                                    -----------------------------------------------------
                                                          1993            1992                  1991
                                                          ----            ----                  ----
Collections on mortgage loans                             $36.3           $52.0              $190.1
Advances on mortgage loans                                 (1.8)           (2.4)              (58.6)
Sales of foreclosed real estate                            23.4            21.1                 8.6
Net purchases of restricted cash investments               (3.2)           (1.4)                (.8)
Expenditures on foreclosed real estate                     (2.4)           (2.5)               (2.8)
                                                          ------          ------             -------
Net cash provided by investing activities                 $52.3           $66.8              $136.5
                                                          =====           =====              ======

      Debt was reduced from cash payments by $46.3 million in fiscal 1993, by $64.9 million in fiscal 1992 and by $137.3 million in fiscal 1991.

      The portion of sales of foreclosed real estate financed by mortgage loans totaled $14.7 million and $10.8 million in fiscal 1993 and fiscal 1992, respectively. At the time these sales were made, cash totaling $8.7 million (37.1% of sales price) in fiscal 1993 and $2.6 million (19.4% of sales price) in fiscal 1992 was collected.

      The following table demonstrates the change in the liquidity of the Trust's portfolio during the past two fiscal years (dollars in thousands):

                                                                                     Fiscal
                                                             --------------------------------------------------------
                                                                         1993                        1992
                                                                         ----                        ----

Investment Portfolio:
      Portfolio balance,
           beginning of year                                                  $378,593                  $476,615
      Reductions during year
           Mortgage principal retirements                       $36,293                      $52,042
           Liquidations of foreclosed
                real estate                                      51,418*       (87,711)       44,654*     (96,696)
                                                                -------                      -------

      Advances on mortgage loans                                                 1,761                      2,447
      Expenditures on foreclosed real estate                                     2,414                      2,499
      Sale of foreclosed real estate financed
           by mortgage loans                                                    14,680                     10,777
      Other additions                                                              158                      1,449
      Write-off of principal                                                    (7,909)                   (18,498)
                                                                              --------                   --------
      Portfolio balance, end of year                                          $301,986                   $378,593
                                                                              ========                   ========

Indebtedness:

      Beginning of year                                                       $234,057                   $303,223
                                                                              ========                   ========

      End of year                                                             $187,725                   $234,057
                                                                              ========                   ========

Relationships:
      Liquidations during year as a percentage
        of principal balance at beginning of year                              23.2%                        20.3%
      Ratio of advances during year to
        investments at end of year                                              0.6%                         0.6%
      Debt-to-capital (including subordinated
        debt) ratio, end of year                                            1.1 to 1                     1.2 to 1
      Debt (reduced by cash)-to-capital
        (including subordinated debt) ratio,
        end of year                                                         1.1 to 1                     1.1 to 1

* Gross reductions through liquidations of the Trust's investment in foreclosed real estate.


      At June 30, 1993, approximately $48 million ($72 million at June 30, 1992) more of the Trust's liabilities were interest rate sensitive than were its assets. Thus, a decline in short-term rates would have a positive impact on the Trust's interest margin and an increase in short-term rates would have a negative impact on its interest margin.

Inability to Service Outstanding Debt

      At June 30, 1993, the Trust had $87.7 million of senior indebtedness outstanding. Due to the Trust's increasing financial difficulties, the terms of the senior loan agreements have been amended several times since May 1990. As most recently amended in January 1993, the senior loan agreements provide, among other things, for the following: (i) a principal payment of $6.0 million on March 31, 1993; (ii) a maturity date of April 1, 1993; (iii) an interest rate margin on LIBOR-based loans equal to 2%; and (iv) that the Trust's obligations are secured by substan-tially all of the Trust's interest in mortgage loans and real estate investments. The Trust prepaid the $6.0 million principal payment due March 31, 1993, but, defaulted on the repayment of the balance of the senior loans on April 1, 1993. In May 1993, the rate of interest on the senior debt was increased to the default rate of prime plus 200 basis points. The senior loan agreements include covenants which, among other things, require the Trust to maintain certain financial ratios and a net worth of $70 million, restrict the pledge of assets and the incurrence of additional borrowings by the Trust and prohibit the Trust from declaring or paying any dividends or other distributions to its shareholders. At June 30, 1993, the Trust was in default of the net worth covenant. The senior lenders currently have the right to commence collection efforts with respect to the senior loans. Pursuant to the January 1993 Amendments, the Trust paid one-time bank fees of $300,000 and prepaid interest on the senior loans in an amount equal to $3 million. The Trust also agreed to prepay interest on a monthly basis so that such monthly prepayment, together with the amount of interest previously prepaid but not yet applied to pay interest on the senior loans, would equal six months' interest on the senior loans.

      Also outstanding at June 30, 1993 was $100 million of l0 1/2% Subordinated Notes that matured June 1, 1993. A semi-annual installment of interest on the Subordinated Notes was also payable on June 1, 1993. The Subordinated Notes are subordinate in the right of payment to all senior indebtedness.

      The Trust failed to pay the principal of and accrued interest on the Subordinated Notes when they matured on June 1, 1993, and, with the exception of certain holders that have entered into forbearance agreements, the subordinated noteholders have the right to commence collection efforts with respect to the Subordinated Notes. Pursuant to the subordination provisions applicable to the Subordinated Notes, however, the Trust cannot make. any payments in respect of the Subordinated Notes during the continuing payment default with respect to the senior loans.

      On June 1, 1993, the Trust announced that its Board of Trustees had authorized it to pursue implementation of a joint proposal submitted by a steering committee representing certain holders of its Subordinated Notes and representatives of certain holders of its Shares of Beneficial Interest. Under the terms of the joint proposal, and subject to certain termination rights, the members of such steering committee have agreed to forbear from all collection efforts with respect to the Trust and not to file for any relief against the Trust under the federal Bankruptcy Code or any other insolvency statute. In addition, the steering committee members have agreed to support the restructuring contemplated by the agreement and to recommend that other holders of Subordinated Notes vote to accept a Chapter 11 plan of reorganization implementing the terms of such restructuring.

      Upon implementation of the proposal, most of the Trust's assets would be transferred to a new corporation with the remaining assets being retained by the Trust. All of the common stock of the new corporation would be distributed to the holders of the Subordinated Notes in satisfaction of that indebtedness. The Trust's existing secured senior indebtedness would be assumed by the new corporation on terms to be agreed.

      Implementation of the joint proposal is subject to a number of significant conditions, including the execution of definitive agreements, revision of certain arrangements with third parties concerning the ownership and management of the assets in which the Trust has an interest, modification of the Trust's senior credit agreements and confirmation of the Chapter 11 plan of reorganization.

      If the Trust is able to achieve a consensual reorganization, it expects that such a reorganization would be accomplished by commencing voluntary bankruptcy proceedings in the course of which the Trust would solicit acceptances of the consensual plan of reorganization from its senior lenders, the subordinated noteholders and its shareholders (a "pre-negotiated chapter 11"). Alternatively, the Trust might solicit acceptances of the consensual plan of reorganization prior to filing the voluntary bankruptcy petition (a "pre-packaged chapter 11"). There can be no assurance, however, that the Trust's efforts to achieve a consensual reorganization will be successful. If a consensual reorganization cannot be achieved the Trust is likely to file a voluntary bankruptcy petition either, following a solicitation for acceptances of a plan of reorganization that has not been accepted by the representatives of all of its creditors and shareholders or without any pre-filing solicitation. It is also possible that the Trust could become the subject of involuntary bankruptcy proceedings commenced by holders of the Subordinated Notes. The Trust does not believe that it will be able to restructure its senior and subordinated indebtedness without becoming the subject of voluntary or involuntary bankruptcy proceedings.

Item 8.                        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      See Item 14 for a listing of the consolidated financial statements and supplementary data filed with this report. The response to this item is submitted in a separate section of this report.

                        LIBERTE INVESTORS AND SUBSIDIARY
                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                    CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
                             (ITEM 14(a)(1) and (2))


Report of Ernst & Young, Independent Auditors

Consolidated Balance Sheet at June 30, 1993 and 1992

Consolidated Statement of Operations For Years Ended
  June 30, 1993, 1992 and 1991

Consolidated Statement of Shareholders' Equity for Years Ended
  June 30, 1993, 1992 and 1991

Consolidated Statement of Cash Flows for Years Ended
  June 30, 1993, 1992 and 1991

Notes to Consolidated Financial Statements

Consolidated Financial Statement Schedule
  XII Mortgage loans on real estate


      All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted, or because the information required is included in the financial statements including the notes thereto.

ERNST & YOUNG LLP               Suite 500                     Phone 214-969-8000
                                2121 San Jacinto Street
                                Dallas, Texas  75201

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Trustees
Liberte Investors

       We have audited the  accompanying  consolidated  balance sheet of Liberte
Investors and subsidiary as of June 30, 1993 and 1992, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1993. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberte Investors and subsidiary at June 30, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1993, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

                                                           ERNST & YOUNG LLP

                                                          /s/ Ernst & Young LLP
Dallas, Texas
August 9, 1993,
except for Note L, as
to which the date is
April 7,1994

                        LIBERTE INVESTORS AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                                           June 30
                                                                              -----------------------------------
                                                                                  1993                  1992
                                                                                  ----                  ----
Assets
Mortgage loans on real estate - Note B
      Earning                                                                 $113,126,692          $158,337,345
      Nonearning                                                                24,442,450            20,335,118
Foreclosed real estate - Note C
      Earning                                                                   73,065,058            32,142,971
      Nonearning                                                                91,351,468           167,778,004
                                                                              ------------          ------------
                                                                               301,985,668           378,593,438

Less: Allowance for possible losses - Note D                                    53,938,817            59,041,551
                                                                              ------------          ------------
                                                                               248,046,851           319,551,887

Cash and cash equivalents - Note F                                               2,428,902            11,073,535
Restricted cash investments - Note F                                             5,368,318             2,183,615
Accrued interest and other receivables - Note B                                  1,514,551             2,094,454
Other assets                                                                     4,216,111             2,623,300
                                                                              ------------          ------------
                                                                              $261,574,733          $337,526,791
                                                                              ============          ============

----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Liabilities
Notes payable - Note E                                                        $ 87,725,250          $134,056,535
Subordinated notes - Note E                                                    100,000,000           100,000,000
Accrued management fees - Note G                                                   216,814               125,723
Accrued interest and other liabilities                                          10,041,448             5,011,503
                                                                              ------------          ------------
                                                                               197,983,512           239,193,761

Shareholders' Equity
Shares of Beneficial Interest, no par value, unlimited authorization:
        11,773,208 issued and outstanding at
        June 30, 1993; 12,044,208 issued and
        11,804,208 outstanding at June 30, 1992 - Note J                        63,591,221            98,333,030

Commitments and Contingencies - Note F
                                                                              ------------          ------------
                                                                              $261,574,733          $337,526,791
                                                                              ============          ============

See notes to consolidated financial statements.

                        LIBERTE INVESTORS AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                    Year Ended June 30
                                                 --------------------------------------------------------
                                                     1993                  1992                  1991
                                                     ----                  ----                  ----
Income
  Mortgage loan interest                          $11,259,126           $16,238,845           $35,912,558
  Temporary investment interest                       271,424             1,032,911             3,736,359
  Foreclosed real estate and other                  3,584,628             2,491,953             2,544,251
                                                 ------------          ------------          ------------
                                                   15,115,178            19,763,709            42,193,168
                                                 ------------          ------------          ------------

Expenses
  Interest                                         16,295,318            20,515,265            36,537,229
  Provision for possible losses -
    Note D                                         15,150,000            32,000,000            62,100,000
  Management fees - Note G                          2,928,258             1,905,731             2,806,156
  Legal and audit                                   2,045,000             2,306,249             2,026,000
  Trustees' fees and expenses                         342,697               316,484               298,059
  Foreclosed real estate                            3,277,262             3,581,647             3,611,123
  Litigation settlement - Note F                          ---               837,500                   ---
  Debt restructure                                  7,437,048                   ---                   ---
  Other                                             2,311,279             1,441,367             1,160,899
                                                 ------------          ------------          ------------
                                                   49,786,862            62,904,243           108,539,466
                                                 ------------          ------------          ------------
        Net loss                                 $(34,671,684)         $(43,140,534)         $(66,346,298)
                                                 =============         =============         =============

Net loss per Share of Beneficial
  Interest                                             $(2.94)               $(3.68)               $(5.67)

Weighted average number of
  Shares of Beneficial Interest                    11,788,750            11,707,760            11,704,208

Cash dividends declared per share                         ---                   ---                   ---

See notes to consolidated financial statements.

                        LIBERTE INVESTORS AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                   Shares of
                                                                               Beneficial Interest
                                                                       ------------------------------------
                                                                        Number                    Amount
                                                                        ------                    ------
Balance at July 1, 1990                                                11,704,208              $207,654,862

Net loss                                                                                        (66,346,298)
                                                                       ----------              ------------
Balance at June 30, 1991                                               11,704,208               141,308,564

Shares issued under stock grants                                          340,000                   467,500

Unearned compensation, net of amortization                               (240,000)                 (302,500)

Net loss                                                                                        (43,140,534)
                                                                       ----------              ------------
Balance at June 30, 1992                                               11,804,208                98,333,030

Rescind 240,000 shares
  Shares of Beneficial Interest                                          (240,000)                 (330,000)
  Unearned compensation                                                   240,000                   302,500

Cancelled 31,000 shares                                                   (31,000)                  (42,625)

Net loss                                                                                        (34,671,684)
                                                                       ----------              ------------
Balance at June 30, 1993                                               11,773,208              $ 63,591,221
                                                                       ==========              ============

See notes to consolidated financial statements.

                        LIBERTE INVESTORS AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             Year Ended June 30
                                                      --------------------------------------------------------------
                                                             1993                   1992                   1991
                                                      -------------------    -------------------    ----------------
Operating activities:
   Net loss                                           $    (34,671,684)      $    (43,140,534)      $   (66,346,298)
   Noncash expenses and revenues included in net
     loss:
       Provision for possible losses                        15,150,000             32,000,000            62,100,000
   Net change in other receivables, assets and
     liabilities                                             4,880,355             (3,584,416)           (3,224,770)
                                                      ----------------       ----------------       ---------------
     Net cash used by operating activities                 (14,641,329)           (14,724,950)           (7,471,068)
                                                      ----------------       ----------------       ---------------
Investing activities:
   Collections on mortgage loans                            36,293,250             52,041,843           190,081,954
   Advances on mortgage loans                               (1,760,983)            (2,446,870)          (58,556,498)
   Expenditures on foreclosed real estate                   (2,414,009)            (2,499,458)           (2,847,852)
   Sales of foreclosed real estate                          23,394,426             21,092,141             8,594,296
   Net purchases of restricted cash investments             (3,184,703)            (1,363,615)             (820,000)
                                                      ----------------       ----------------       ---------------
     Net cash provided by investing activities              52,327,981             66,824,041           136,451,900
                                                      ----------------       ----------------       ---------------
Financing activities:
   Decrease in notes payable                               (46,331,285)           (64,913,665)         (137,276,656)
                                                      ----------------       ----------------       ---------------
     Net cash used by financing activities                 (46,331,285)           (64,913,665)         (137,276,656)
                                                      ----------------       ----------------       ---------------
Net decrease in unrestricted cash and cash
  equivalents                                               (8,644,633)           (12,814,574)           (8,295,824)
Unrestricted cash and cash equivalents at
  beginning of year                                         11,073,535             23,888,109            32,183,933
                                                      ----------------       ----------------       ---------------
Unrestricted cash and cash equivalents at end of
  year                                                $      2,428,902       $     11,073,535       $    23,888,109
                                                      ================       ================       ===============

Schedule of noncash investing and
  financing activities:
  Transfer of mortgage loans to foreclosed real
    estate                                            $     13,499,472       $     40,676,643       $    93,985,998
  Charge-offs to allowance for possible
    losses, net                                       $     20,252,734       $     28,681,719       $    43,817,487

Exchange of real estate assets for debt                            ---       $      4,253,144       $           ---

Sale of foreclosed real estate financed by
  mortgage loans                                      $     14,679,561       $     10,777,211       $           ---

See notes to consolidated financial statements.

                        LIBERTE INVESTORS AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 1993

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

      Liberte Investors ("LBI" or the "Trust") is an unincorporated voluntary association of the type commonly termed a Massachusetts business trust organized under the laws of Massachusetts pursuant to a Declaration of Trust dated June 26, 1969, as amended. Prior to 1991, the principal business activity of LBI was investing in mortgage loans, primarily first mortgage construction, acquisition and development loans. LBI derives its income principally from interest on loans to builders, developers and other borrowers. Over the past five fiscal years, however, the Trust has progressively curtailed its lending activities and has reduced the size of its mortgage loan and real estate portfolio. Due to a nationwide decline in real estate values and a material reduction in the funding sources available to developers, which has eroded their ability to repay the construction loans and the acquisition and development loans made by the Trust, the Trust virtually ceased making new mortgage investments in January 1991. Since that time, the Trust has concentrated its efforts on liquidating its mortgage loan and real estate investments for cash and notes, and on retiring its senior indebtedness.

      The consolidated financial statements include the accounts of the Trust and its subsidiary. Significant intercompany balances and transactions have been eliminated.

      Income Taxes - No provision has been made for federal income taxes because the Trust believes it has qualified as a real estate investment trust and expects that it will continue to do so. However, no assurance can be given that it has qualified in fiscal 1993 or that it will at all times so qualify. See "Note H - Cash Distributions and Federal Income Taxes."

      Recognition of Income - Interest is taken into income as it accrues. The Trust discontinues the accrual of interest income when circumstances exist which cause the collection of such interest to be doubtful. Determination to discontinue accruing interest is made after a review by the Trust's management of all relevant facts including delinquency of principal and/or interest, and credit of the borrower. Loans classified as nonearning are loans on which the accrual of interest has been discontinued.

      Allowance for Possible Losses - The Trust provides for possible losses on mortgage loans and foreclosed real estate based on an evaluation of each real estate loan and each property acquired through foreclosure (or deed in lieu of foreclosure). Consideration is given to the collectibility of the mortgage loans and to the estimated value of the collateral underlying a loan or of properties held. The Trust also maintains unallocated reserves on its portfolio of mortgage loans.

      Foreclosed Real Estate - Foreclosed real estate is recorded at the lower of cost or fair value determined at foreclosure. Any loss attributable to the excess of cost over fair value at the time of foreclosure is charged to the allowance for losses on mortgage loans. Gains (losses) realized on liquidation are credited (charged) to the allowance for losses on foreclosed real estate. Subsequent to foreclosure, the properties are carried at the lower of cost or fair value less estimated costs to sell, as set forth in The American Institute of Certified Public Accountants' Statement of Position 92-3, "Accounting for Foreclosed Assets." See "Adoption of Authoritative Statements" footnote.

      Foreclosed real estate is classified as earning if the net cash flow on the individual property is projected to exceed the Trust's average cost of funds during the succeeding twelve months. The properties on which the cash flow is not projected to exceed the Trust's average cost of funds during the succeeding twelve months are classified as nonearning.

      In Substance Foreclosures - Properties collateralizing mortgage loans that have been substantively repossessed or are being managed under the control of the Trust are recorded as foreclosed real estate. A loan is considered to be an in-substance foreclosure if the following criteria are met: (1) the debtor has little or no equity in the collateral, considering the current fair value of the collateral; (2) proceeds for repayment of the loan can be expected to come only from the operation or sale of the collateral; and (3) the debtor has either formally or effectively abandoned control of the collateral to the creditor, or retained control of the collateral but, because of the current financial condition of the debtor, the economic prospects for the debtor and/or the collateral in the foreseeable future, it is doubtful that the debtor will be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future.

      Sales of Foreclosed Assets Financed by Mortgage Loans - The Trust may finance a portion of the sale of foreclosed real estate for qualified borrowers. A cash downpayment of 20% is normally required, and the financing terms generally do not exceed five years, with many financings being for less than five years. The loans are made at market rates of interest and are generally fixed-rate loans; however, in some cases the rate may float in relation to the prime rate.

      Adoption of Authoritative Statements - In fiscal 1993, the Trust adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS 107"). This statement requires disclosure of the fair value of all financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet. The adoption of SFAS 107 resulted only in additional disclosure requirements and had no effect on the Trust's financial position or results of operations.

      Also in fiscal 1993, the Trust adopted The American Institute of Certified Public Accountants' Statement of Position 92-3, "Accounting for Foreclosed Assets" ("SOP 92-3"). SOP 92-3 requires foreclosed assets held for sale to be carried at the lower of (a) fair value less estimated costs to sell or (b) cost. Fair value was determined by discounting expected cash flows using a risk-adjusted rate. Prior to adopting SOP 92-3, the Trust carried its foreclosed assets held for sale at the lower of (a) net realizable value or (b) cost. Net realizable value was determined using the Trust's cost of funds rate. The adoption of this statement had an adverse effect on the Trust's balance sheet and statement of operations in fiscal 1993 of approximately $2.4 million because the Trust's cost of funds rate has been less than the risk-adjusted discount rate required to be used under SOP 92-3.

      In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires impairment of a loan be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. The Trust is currently evaluating the impact from the adoption of this standard. The Trust is required to adopt this standard for the fiscal year beginning July 1, 1995.

      Net  Loss Per  Share  of  Beneficial  Interest  - Net  loss  per  Share of
Beneficial   Interest  is  based  on  the  weighted  average  number  of  shares outstanding during the year.

      Cash and Cash Equivalents - Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

      Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - MORTGAGE LOAN PORTFOLIO

      The following tables sets forth the Trust's outstanding mortgage loans at June 30, 1993 and June 30, 1992 by type of loan, type of property and by geographic location according to their earning or nonearning status.
All amounts are stated net of repayments.

                                                  Earning                                  Nonearning
                                 ------------------------------------------- ----------------------------------------
                                  Number      Commitment        Amount         Number     Commitment       Amount
                                 of Loans       Amount        Outstanding     of Loans      Amount       Outstanding
                                 ---------  --------------- ----------------  --------- ---------------- ------------
June 30, 1993:
First mortgage loans
   Construction loans:
      Single-family residential       9        $   941,089      $   702,836        2        $   865,039    $ 865,039

   Acquisition & development         28         18,273,502       18,183,010        5         10,128,695   10,128,695
   Completed properties:
      Apartments                      4         17,911,037       17,911,036       --                ---          ---
      Office buildings                3         10,132,435       10,041,584       --                ---          ---
      Shopping centers                8         44,827,766       44,609,012        2          4,379,846    4,379,846
      Condominiums/townhouses         2          3,157,840        3,157,840       --                ---          ---
      Single-family residential       2          1,123,058        1,123,058       --                ---          ---
      Industrial                      5         13,949,342       13,683,916        5          8,273,407    8,273,407
      Hotel/motel                     1          1,179,519        1,179,518       --                ---          ---
                                     --     --------------- ----------------      --    ---------------- ------------
                                     25         92,280,997       91,705,964        7         12,653,253   12,653,253
                                     --     --------------- ----------------      --    ---------------- ------------
                                     62        111,495,588      110,591,810       14         23,646,987   23,646,987

Second mortgage loans                 3            579,730          579,730        1             28,960       28,960
Other                                 8          1,530,903        1,530,903        5            766,503      766,503
                                     --     --------------- ----------------      --    ---------------- ------------
                                     73        113,606,221      112,702,443       20         24,442,450   24,442,450
                                     ==                                           ==

First mortgage residential loans                   424,249          424,249                         ---          ---
                                            --------------- ----------------            ---------------- ------------
                                              $114,030,470    $ 113,126,692                 $24,442,450  $24,442,450
                                            =============== ================            ================ ============
Geographic location:
   Texas                             34     $   37,574,122    $  37,419,788        3      $   3,152,932   $3,152,932
   Florida                            7         22,340,357       22,224,622        5          3,610,000    3,610,000
   California                        12         18,591,099       18,230,315       10         17,294,056   17,294,056
   Tennessee                          4         13,591,127       13,434,223        1            356,502      356,502
   Georgia                            6          8,040,250        8,040,249       --                ---          ---
   Arkansas                           1          5,913,234        5,913,234       --                ---          ---
   Colorado                           3          5,511,451        5,408,433       --                ---          ---
   Illinois                           2          1,441,741        1,428,739       --                ---          ---
   Other                              4          1,027,089        1,027,089        1             28,960       28,960
                                     --     --------------- ----------------      --    ---------------- ------------
                                     73       $114,030,470    $ 113,126,692       20        $24,442,450  $24,442,450
                                     ==     =============== ================      ==    ================ ============

                                                  Earning                                  Nonearning
                                -------------------------------------------- ----------------------------------------
                                  Number      Commitment        Amount         Number     Commitment       Amount
                                 of Loans       Amount        Outstanding     of Loans      Amount       Outstanding
                                 ---------  --------------- ----------------  --------- ---------------- ------------
June 30, 1992:
First mortgage loans
   Construction loans:
      Single-family residential      18        $ 4,333,904      $ 4,089,264        1        $   114,726    $ 114,726
      Condominiums/townhouses         1              4,122            4,122       --                ---          ---
                                     --       ------------     ------------       --        -----------  -----------
                                     19          4,338,026        4,093,386        1            114,726      114,726

   Acquisition & development         41         33,174,526       32,532,984        5          4,074,700    4,074,700
   Completed properties:
      Apartments                      3         10,370,011       10,370,011       --                ---          ---
      Office buildings                3          9,855,035        9,589,336        1          2,700,000    2,700,000
      Shopping centers               10         50,709,593       49,787,137        3          4,879,196    4,879,196
      Condominiums/townhouses         4          4,213,540        4,213,539       --                ---          ---
      Single-family residential       2          1,095,858        1,095,858       --                ---          ---
      Industrial                     15         42,495,876       42,110,987        4          6,084,413    6,084,413
      Hotel/motel                     1          1,238,456        1,238,455       --                ---          ---
                                     --       ------------     ------------       --        -----------  -----------
                                     38        119,978,369      118,405,323        8         13,663,609   13,663,609
                                     --       ------------     ------------       --        -----------  -----------
                                     98        157,490,921      155,031,693       14         17,853,035   17,853,035

Second mortgage loans                 4          1,075,619          970,345        1            361,161      361,161
Other                                 9          1,716,406        1,716,406        8          2,120,922    2,120,922
                                     --                                           --
                                    111                                           23
                                    ===                                           ==

First mortgage residential loans                   618,901          618,901                         ---          ---
                                              ------------     ------------                 -----------  -----------
                                              $160,901,847     $158,337,345                 $20,335,118  $20,335,118
                                              ============     ============                 ===========  ===========
Geographic location:
   Texas                             38        $43,884,234    $  43,669,144        2         $1,679,196     $1,679,196
   California                        21         33,196,765       32,740,243        6          9,850,006    9,850,006
   Florida                           12         26,828,959       25,506,579        5          5,475,509    5,475,509
   Georgia                           16         17,274,348       17,084,256        1            361,161      361,161
   Tennessee                          4         13,951,127       13,690,132        1            356,502      356,502
   Colorado                           3          6,746,423        6,643,404        4            665,388      665,388
   Arkansas                           1          5,945,902        5,945,902        1             48,000       48,000
   Nevada                             3          2,769,000        2,769,000       --                ---          ---
   Arizona                            1          2,754,975        2,754,975        1            800,000      800,000
   Maryland                           1          2,369,735        2,369,735       --                ---          ---
   South Carolina                     2          2,035,445        2,035,445       --                ---          ---
   Other                              9          3,144,934        3,128,530        2          1,099,356    1,099,356
                                     --       ------------     ------------       --        -----------  -----------
                                    111       $160,901,847     $158,337,345       23        $20,335,118  $20,335,118
                                    ===       ============     ============       ==        ===========  ===========

Additional information relating to the Trust's earning mortgage loans at June 30, 1993 and 1992 is set forth below:

                                                                 1993                 1992
                                                             ------------         ------------
Principal balances with interest rates tied to prime         $ 35,318,728         $ 48,928,771

Principal balances with fixed interest rates                   77,807,964          109,408,574
                                                             ------------         ------------
                                                             $113,126,692         $158,337,345
                                                             ============         ============

Weighted average yield                                               7.36%                7.62%

Principal balances with interest receivable more than
90 days past due
                                                                     --           $  5,884,835

Interest receivable more than 90 days past due                       --           $     73,176

      Included in earning mortgage loans are $24,442,800 at June 30, 1993 and $30,764,191 at June 30, 1992 of loans which have been subject to either formal or informal modifications of rates due to financial difficulties of the borrowers. Interest income of $1,813,953 and $2,390,826 in 1993 and 1992, respectively, was earned on these loans and additional interest of $235,930 and $548,263 in 1993 and 1992, respectively, would have been earned if rates had not been modified. At June 30, 1993, the Trust had commitments to lend additional funds totaling $116,022 on these loans.

      The Trust entered into a five-year $50,000,000 "notional amount" interest rate swap agreement, which expired January 31, 1993, that effectively converted a portion of its floating rate mortgage loan portfolio to a fixed rate portfolio. The Trust agreed to exchange variable rate payments based on the average Federal Reserve AA 30-day composite for commercial paper plus 60 basis points for fixed rate payments computed at a rate of 8.26%. The net interest paid or received is included in interest expense.

      Interest receivable on loans classified as nonearning amounted to $374,594 and $451,343 at June 30, 1993 and 1992, respectively.

      During the years ended June 30, 1993 and 1992, maturities were extended on loans aggregating $65,370,041 and $56,694,248, respectively. Loan terms are extended for a variety of reasons, including contractual rights under an original loan agreement, delays in construction or acceptance by the permanent lender and financial difficulties of the borrowers.

      The following is a summary of mortgage loan activity:

                                                                                                            Second
                                                                                  First                    Mortgage
                                                                                 Mortgage                  and Other
                                                                                  Loans                      Loans
                                                                               ------------               -----------
Balance at July 1, 1991                                                        $267,722,164               $ 7,494,541
Advances on mortgage loans and other                                              3,617,347                   277,775
Sale of foreclosed real estate financed by mortgage loans                        10,777,211                       ---
                                                                               ------------               -----------
                                                                                282,116,722                 7,772,316
Deductions:
      Collections of principal                                                   51,293,150                   748,693
      Foreclosures                                                               40,676,643                       ---
      Write-off of principal                                                     16,643,300                 1,854,789
                                                                               ------------               -----------
                                                                                108,613,093                 2,603,482
                                                                               ------------               -----------

Balance at June 30, 1992                                                        173,503,629                 5,168,834
Advances on mortgage loans and other                                              1,682,980                   235,398
Sale of foreclosed real estate financed by mortgage loans                        14,614,601                    64,960
                                                                               ------------               -----------
                                                                                189,801,210                 5,469,192
Deductions:
      Collections of principal                                                   35,487,836                   805,414
      Foreclosures                                                               12,777,349                   722,123
      Write-off of principal                                                      6,872,979                 1,035,559
                                                                               ------------               -----------
                                                                                 55,138,164                 2,563,096
                                                                               ------------               -----------
Balance at June 30, 1993                                                       $134,663,046                $2,906,096
                                                                               ============                ==========

NOTE C - FORECLOSED REAL ESTATE

      The following is a summary of the Trust's activity in foreclosed real estate for the three-year period ended June 30, 1993:

                                                         1993                      1992                       1991
                                                      ------------              ------------               ------------
Balance at beginning of year                          $199,920,975              $201,398,498               $119,864,596
Foreclosures                                            13,499,472                40,676,643                 93,985,998
Expenditures                                             2,414,009                 2,499,458                  2,847,852
                                                      ------------              ------------               ------------
Total additions                                         15,913,481                43,176,101                 96,833,850
Cost of real estate sold                               (51,417,930)              (44,653,624)               (15,299,948)
                                                      ------------              ------------               ------------

Balance at end of year                                $164,416,526              $199,920,975               $201,398,498
                                                      ============              ============               ============

      The following table sets forth the Trust's portion of foreclosed real estate by type of property and geographic location:

                                                                                       June 30
                                                                         -------------------------------------
                                                                             1993                     1992
                                                                         ------------             ------------
Type of Property:
     Single-family                                                       $  3,915,400             $  5,204,562
     Condominiums/townhouses                                                4,807,050                8,723,415
     Single-family lots                                                    17,556,272               27,685,641
     Condo lots/land                                                       13,029,674               15,414,671
     Land                                                                  35,016,973               37,922,112
     Completed properties:
         Apartments                                                         6,258,166               18,691,067
         Shopping centers                                                  57,130,649               63,402,059
         Office buildings                                                   8,920,118               10,001,681
         Industrial                                                        12,642,691                8,221,197
         Hotel/motel                                                        4,849,739                4,654,570
         Other                                                                289,794                      ---
                                                                         ------------             ------------
                                                                         $164,416,526             $199,920,975
                                                                         ============             ============

Geographic Location:
     Texas                                                               $ 39,560,021             $ 49,269,387
     Arizona                                                               30,129,355               32,204,825
     Florida                                                               22,063,325               26,263,067
     California                                                            16,880,465               24,783,310
     Massachusetts                                                          9,440,394                9,656,645
     Illinois                                                               9,275,408                9,176,600
     Colorado                                                               9,262,487               14,222,930
     Georgia                                                                8,988,080                9,479,333
     Alaska                                                                 4,849,739                4,654,570
     Connecticut                                                            3,442,430                7,731,597
     Virginia                                                               3,434,419                3,497,897
     Other                                                                  7,090,403                8,980,814
                                                                         ------------             ------------
                                                                         $164,416,526             $199,920,975
                                                                         ============             ============

The Trust has substantively repossessed or obtained control of the management of certain properties collateralizing $29,601,539 and $29,851,223 of mortgage loans at June 30, 1993 and 1992, respectively. As a result, these loans have been accounted for as foreclosed real estate.

NOTE D - ALLOWANCE FOR POSSIBLE LOSSES

      A summary of transactions affecting the Trust's allowance for possible losses for the three year period ended June 30, 1993 is as follows:

                                                      Mortgage              Foreclosed
                                                       Loans               Real Estate               Total
                                                 -------------------    -------------------    ------------------
Balance July 1, 1990                                  $  22,789,656          $  14,651,101         $  37,440,757
Provision for possible losses                            42,200,000             19,900,000            62,100,000
Amounts charged off, net of recoveries                  (40,293,761)            (3,523,726)          (43,817,487)
                                                 -------------------    -------------------    ------------------

Balance June 30, 1991                                    24,695,895             31,027,375            55,723,270
Provision for possible losses                            19,370,000             12,630,000            32,000,000
Amounts charged off, net of recoveries                  (20,789,921)            (7,891,798)          (28,681,719)
                                                 -------------------    -------------------    ------------------

Balance June 30, 1992                                    23,275,974             35,765,577            59,041,551
Provision for possible losses                             1,263,731             13,886,269            15,150,000
Amounts charged off, net of recoveries                   (6,811,338)           (13,441,396)          (20,252,734)
                                                 -------------------    -------------------    ------------------

Balance June 30, 1993                                   $17,728,367            $36,210,450           $53,938,817
                                                 ===================    ===================    ==================

NOTE E - BORROWINGS

      Effective May 21, 1991, the Trust amended and restructured its $220 million and $150 million senior credit agreements ("Senior Credit Agreements"). The amendment, among other things, provided for the following changes to the terms of such debt: (i) additional collateral (in addition to the lenders security interest in all of the Trust's earning and nonearning commercial loans, foreclosed real estate and certain single-family acquisition and development loans) including certain residential loans was pledged; (ii) the minimum net worth requirement imposed by the credit agreements was reduced from $200 million to $130 million; and (iii) the maturity of both credit agreements was extended as described below. In addition, the amendment required prepayments of the next maturity installments of principal if the Trust's operating account exceeded $15 million at each month-end from July 1, 1992 through December 31, 1992 and $10 million at each month-end thereafter.

      The maturity date of the $220 million facility was extended from July 31, 1992 to April 1, 1993. The facility bears interest at a floating rate above certain indices plus the bank's effective reserve requirement and certain other specified costs. The maturity date of the $150 million facility was extended from January 31, 1993 to April 1, 1993. The facility bears interest at a floating rate above certain indices. In May 1993, the rate of interest on both facilities was increased to the default rate of prime plus 200 basis points.

      Effective January 15, 1993, the Trust and the senior lenders again amended the Senior Credit Agreements (the "January 1993 Amendments"). The January 1993 Amendments, among other things, provided for the following changes to the terms of such debt: the interest rate margin on LIBOR-based senior loans was increased to 2% from 1%; a principal payment of $27.5 million due January 31, 1993 was replaced by a principal payment of $6.0 million due March 31, 1993; the minimum net worth requirement was reduced to $70 million; and the defaults relating to maintenance of REIT status and the Management Agreement (as defined below) were cured. In addition, pursuant to the January 1993 Amendments, the Trust paid one-time bank fees of $300,000 and prepaid interest on the senior loans in an amount equal to $3 million. The Trust also agreed to prepay interest on a monthly basis so that such monthly prepayment, together with the amount of interest previously prepaid but not yet applied to pay interest on the senior loans, would equal six months' interest on the senior loans.

      The January 1993 Amendments did not change the April 1, 1993 maturity date of the senior loans. The senior lenders agreed, however, not to take any action prior to May 15, 1993 to collect the senior debt so long as no defaults occurred other than the failure to pay principal at maturity. Although no such defaults have occurred, the Trust did not pay the senior debt by May 15. Accordingly, the senior lenders are entitled to attempt to collect the senior loans, and the interest rate on the senior loans has increased to the sum of 2% plus the agent banks' prime or corporate base rate.

      At June 30, 1993, $87,725,250 was outstanding under the Senior Credit Agreements bearing interest at 8%. Also outstanding at June 30, 1993 and 1992 was $100 million of 10 1/2% Subordinated Notes (the "Notes") which matured June 1, 1993. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year. The Notes are subordinate in the right of payment to the Senior Credit Agreements.

      LBI did not make the required $100 million principal payment, plus interest, due June 1, 1993 on the Notes. LBI intends to continue its normal business activities while the restructuring process described below is being completed. Since June 1989, LBI has been reducing its investments and indebtedness through loan collections and sales of assets.

      On June 1, 1993, LBI announced that a joint proposal for restructuring LBI had been made by a Steering Committee representing certain holders of its 10 1/2% Subordinated Notes and representatives of certain holders of LBI's beneficial shares. The Board of Trustees of LBI has authorized LBI to pursue implementation of the joint proposal. Under the terms of the joint proposal, and subject to certain termination rights, the members of such Steering Committee agreed to forbear from all collection efforts with respect to LBI and not to file for any relief against LBI under the federal Bankruptcy Code or any other insolvency statute. In addition, the Steering Committee members agreed to support the restructuring contemplated by the agreement and to recommend that other holders of the Notes vote to accept a Chapter 11 plan of reorganization implementing the terms of such restructuring.

      Upon implementation of the proposal, most of the Trust's assets would be transferred to a new corporation, with the remaining assets being retained by the Trust. All of the common stock of the new corporation would be distributed to the holders of the Notes in satisfaction of that indebtedness. The Trust's existing secured senior indebtedness would be assumed by the new corporation on terms to be agreed.

      Implementation of the joint proposal is subject to a number of significant conditions, including the execution of definitive agreements, revision of certain arrangements with third parties concerning the ownership and management of the assets in which LBI has an interest, modification of LBI's senior credit agreements and confirmation of the Chapter 11 plan of reorganization.

      Interest payments on all borrowings amounted to $11,045,000, $21,309,000, and $36,476,000 in 1993, 1992, and 1991, respectively.

      The Trust's Senior Credit Agreements include covenants which, among other things, (i) restrict the pledge of assets, (ii) restrict the incurrence of additional borrowings, (iii) prohibit the Trust from declaring or paying any dividends or other distributions to its shareholders, and (iv) require the Trust to maintain a minimum net worth of $70 million. The Trust is in default of the net worth covenant.

      The accompanying consolidated financial statements have been prepared assuming that the Trust will continue as a going concern. However, the conditions noted above raise substantial doubt about the Trust's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Trust to continue as a going concern.

NOTE F - COMMITMENTS AND CONTINGENCIES

      At June 30, 1993 the Trust had the following commitments:

Additional advances on existing mortgage loans                          $903,778
Indemnification of development bond issuers and other commitments     $3,001,796

      Additionally, as of June 30, 1993, the Trust had $6,000,000 of investments under participation agreements with third parties which grant the participant the option to require the Trust to repurchase the participations after a specified period or at any time upon a monetary default by the borrower.

      Restricted cash investments at June 30, 1993 included $2,851,187 for debt payments, $480,500 to secure a letter of credit and $2,036,631 of borrowers' escrow deposits.

      The Trust is involved in litigation which, in the opinion of management, will not result in a material adverse impact on the Trust's financial condition, results of operations or cash flows.

NOTE G - AGREEMENT WITH MANAGER

      The Trust operates under a management agreement with Lomas Management, Inc. (the "Manager"), a subsidiary of Lomas Financial Corporation ("LFC"). The agreement provides that the Manager will advise the Trust with respect to all facets of its business, administer the day-to-day operations of the Trust under the supervision of the Board of Trustees, serve as the Trust's investment advisor and consultant on policy decisions and make investment recommendations. The Management Agreement in effect prior to July 1, 1992 provided, among other things, that when the Trust invested in construction and development loans recommended by the Manager, LFC was required to participate at varying levels in such loans and had the option to increase its participation to a maximum of 33-1/3%. Since 1970, LFC has generally participated to the extent of 20% in these mortgage loans. In January 1992, all of these participations were assigned to ST Lending, Inc., a wholly owned subsidiary of LFC ("STL"). At June 30, 1993, the participations of the Trust and STL in existing mortgage loans aggregated $138,472,920 and $34,618,231, respectively, net of repayments, of which the Trust and STL had outstanding at such date $137,569,142 and $34,392,286, respectively. The participations of the Trust and STL in foreclosed real estate properties aggregated $164,416,526 and $49,923,554, respectively, at June 30, 1993.

      The former agreement also provided for the Manager to receive basic compensation, payable monthly, at varying annual rates (a maximum of 1%) based on different levels of invested assets (as defined). In addition, the Manager was entitled to receive an incentive bonus if net profit exceeded certain amounts. Management fees payable by the Trust were limited to the greater of (a) 1-1/2% of the Trust's net worth, as defined, or (b) 25% of the Trust's net profit after loan loss reserves, but prior to deduction of basic compensation to the Manager.

      Effective July 1, 1992 the Management Agreement was amended ("Amended Agreement"). The Amended Agreement, which was to expire on June 30, 1993, has been extended for one year by mutual consent of the parties. The Amended Agreement, among other things, provides for the following changes: (i) replaces the tiered basic and incentive management fee calculation with a calculation of a fee equal to 1% of invested assets (as defined), (ii) permits any party to the Amended Agreement to terminate such agreement on sixty days' prior written notice with cause or without cause on ninety days' written notice, (iii) eliminates the Trust's right of first refusal to acquire participations in first mortgage construction or acquisition and development loans made or acquired by LFC and LFC's corresponding obligation to participate in each mortgage loan investment made by the Trust and (iv) places restrictions on LFC with respect to the assignment of the Amended Agreement.

NOTE H - CASH DISTRIBUTIONS AND FEDERAL INCOME TAXES

      Under applicable sections of the Internal Revenue Code (the "Code"), the Trust is required to distribute to its shareholders at least 95% of taxable income. Based on a preliminary computation, the Trust incurred a taxable loss during fiscal 1993; therefore, no distributions were required and none were made.

      Under the Senior Credit Agreements, the Trust is prohibited from declaring or paying any distributions or dividends to its shareholders, which could cause it to lose its REIT status. However, the Trust does not expect to have taxable income while this prohibition is in effect.

      The Trust believes that it has operated, and expects that it will continue to operate, in such manner as to qualify for taxation as a real estate investment trust (a "REIT") under the Code, but no assurance can be given that it will at all times so qualify. To qualify as a real estate investment trust, the Trust must satisfy various requirements under the Code, including requirements concerning the nature and composition of its income and assets. Generally, an entity can qualify as a REIT only if 95 percent of its gross income constitutes "qualifying income" as defined in Section 856 of the Code (the "95% Test"). Because more than 5% of the Trust's gross income during the taxable years ended June 30, 1993 and 1992 consisted of income from an interest rate swap and because it is uncertain whether income derived from such interest rate swaps constitutes qualifying income, it is unclear whether the Trust satisfied the 95% Test for fiscal 1993 or 1992. The Trust believes that such income should be treated as qualifying income for purposes of the 95% Test and has filed a request for a ruling from the Internal Revenue Service (the "IRS") to confirm that such treatment is appropriate. No assurance can be given, however, that the IRS will issue a favorable ruling.

      If the Trust does not qualify as a real estate investment trust in any taxable year, it will be taxed as a corporation pursuant to Subchapter C of the Code. In determining its potential liability for tax as a corporation, the Trust believes, assuming it does not undergo a 50 percentage point ownership change as described in Section 382 of the Code, that it would be able to utilize its net operating loss carryovers and other tax benefits to shelter itself from regular federal income taxation and, in substantial part, from alternative minimum taxation. Funds available for distribution to shareholders would be reduced by the amount of any tax liability payable by the Trust to federal tax authorities. Such distributions, if any, would not be deductible by the Trust in computing its taxable income but would be eligible for the dividends received deduction for corporate shareholders to the extent paid out of the Trust's current and cumulative earnings and profits. In addition, unless entitled to relief under specific statutory provisions, the Trust would be ineligible for real estate investment trust status for the succeeding four taxable years.

NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Trust.

      The carrying value of cash and cash equivalents and restricted cash investments approximates their fair value because of the liquidity and short-term maturities of these instruments. The fair value of mortgage loans is estimated by discounting cash flows at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

      The carrying value of notes payable approximates their fair value because they bear interest at a LIBOR-based floating rate. The fair value of the notes is based on the last quoted closing market price prior to June 30, 1993. The fair value of loan commitments and guarantees and other commitments approximates the commitment amounts.

      The estimated fair values of the Trust's financial instruments at June 30, 1993 are as follows (in thousands):

                                                                                 Carrying              Fair
                                                                                  Amount               Value
                                                                              ----------------     --------------
Financial Assets:
     Cash and cash equivalents                                                $         2,429       $      2,429
     Restricted cash investments                                                        5,368              5,368
     Mortgage loans (net of allowance for possible losses)                            119,841            117,277

Financial liabilities:
     Notes payable                                                                   (87,725)           (87,725)
     Subordinated notes                                                             (100,000)           (85,250)

Off-Balance Sheet financial instruments:
     Loan commitments on existing short-term construction,
     acquisition and development loans                                                    ---              (904)
     Guarantees and other commitments                                                     ---            (3,002)

NOTE J - QUARTERLY RESULTS (UNAUDITED)

The following is a summary of unaudited quarterly results of operations:

                                                             Year Ended June 30, 1993
                                ------------------------------------------------------------------------------------
                                    lst Quarter           2nd Quarter           3rd Quarter           4th Quarter
                                ------------------    ------------------     -----------------     -----------------
Total income                      $    3,667,035         $   3,692,347          $  3,926,936          $  3,828,860
Net loss                              (5,080,653)           (7,051,709)           (4,325,666)          (18,213,656)
Net loss per share                          (.43)                 (.60)                 (.37)                (1.54)
                                                             Year Ended June 30, 1992
                                ------------------------------------------------------------------------------------
                                    lst Quarter          2nd Quarter           3rd Quarter            4th Quarter
                                ------------------    ------------------     -----------------     -----------------
Total income                       $   6,363,917        $    5,248,150          $  4,332,412          $  3,819,230
Net loss                              (3,451,585)          (11,431,307)          (10,435,175)          (17,822,467)
Net loss per share                          (.29)                 (.98)                 (.89)                (1.52)

      The net loss in the fourth quarter of fiscal 1993 included an $8.9 million provision for possible losses and $6.0 million of debt restructure expenses. The provision for possible losses resulted principally from a provision of approximately $2.4 million related to the adoption of SOP 92-3 as discussed in Note A and revised estimates of losses which are based primarily on recent real estate sales, updated collateral valuations, current real estate market conditions and consideration for inherent losses in the portfolio.

      Debt restructure expenses in the fourth quarter of fiscal 1993 include $4.2 million of previously capitalized costs related to a possible exchange of the Subordinated Notes for equity in the Trust. This amount was written off when a tentative agreement was reached with the subordinated noteholders to exchange their debt for equity in a new company that is expected to hold most of the Trust's assets. In addition, $1.8 million of costs related to the ongoing negotiations was incurred and expensed.

      The net loss in the fourth quarter of fiscal 1992 included a $15.0 million provision for possible losses which was due to revised estimates of losses which are based primarily on recent real estate sales, updated collateral valuations, current real estate market conditions and consideration for inherent losses in the portfolio.

NOTE K - SHAREHOLDERS' EQUITY

      Due to a misinterpretation of the effect of certain arrangements relating to the Employment Agreement dated March 31, 1992, between the Trust and Robert Ted Enloe III, the Trust and Mr. Enloe mutually agreed to rescind such agreement effective as of December 21, 1992, resulting in the cancellation of grants for 240,000 Shares of Beneficial Interest previously awarded to Mr. Enloe under said agreement.

      At June 30, 1993, two stock option plans were in existence; one totaling 250,000 Shares of Beneficial Interest and one for 400,000 Shares of Beneficial Interest. The option price of the 250,000 shares is 10% of the quoted share price of $1.50 at June 28, 1993, and 62,500 shares became exercisable on that date with the remaining shares vesting at the rate of 62,500 shares per year commencing on January 31, 1993. The option price of the 400,000 shares is $1.125 per share and 100,000 shares became exercisable on June 28, 1993, with the remaining shares vesting at the rate of 100,000 shares per year commencing on May 7, 1993. Unexercised options under both plans terminate ten years from grant date.

      At a meeting of the Trustees held August 9, 1993, in order to encourage and facilitate the exercise of the options held by Ted Enloe, a Trustee and the President and CEO of the Trust, the Board approved a proposal that would accelerate the vesting of the options held by Mr. Enloe that are currently unexercisable so that all 650,000 of Mr. Enloe's options would be immediately exercisable. In addition, the Board agreed to finance the exercise of Mr. Enloe's option by a non-interest bearing note payable to the Trust (at least two-thirds of which would be non-recourse) with a term of 5 1/2 years. The principal amount of this note would include amounts representing the full exercise price of the options, or about $487,500. The repayment of the note would be secured by a pledge of the 650,000 Shares acquired upon the exercise. The Trust would also pay to Mr. Enloe any amounts needed to "gross up" his compensation as necessary to cover any additional income tax liabilities for Mr. Enloe as a result of the option exercise and related financing arrangements. As of August 9, 1993, Mr. Enloe had not agreed to exercise the options on the above-described terms, although he has the right to do so in the future.

NOTE L - SUBSEQUENT EVENT

On October 25, 1993 the Trust filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On January 24, 1994 the Bankruptcy Court entered an order confirming a modified plan of reorganization (the "Plan") for the Trust and on April 7, 1994 the Trust emerged from bankruptcy.

Under the Plan, most of the Trust's assets were transferred to Resurgence Properties Inc. ("RPI") and RPI'S common stock was distributed to the holders of the Trust's outstanding subordinated indebtedness in full satisfaction of such holders' claims against the Trust. RPI assumed all of the Trust's obligations to its senior lenders on restructured terms.

As part of this process, mortgage loans of $79.9 million, the related accrued interest receivable of $.6 million and foreclosed real estate of $131.0 million were transferred to RPI. An allowance for possible losses of $6.5 million on mortgage loans and $19.7 million on foreclosed real estate also were transferred.

The Trust paid accrued reorganization expenses, claims and closing costs, made debt payments and transferred cash to RPI totaling $29.3 million.

The Trust received a $6.0 million note receivable from RPI and $.3 million of preferred stock in RPI. The Trust transferred additional assets totaling $.3 million and liabilities for escrow deposits totaling $1.6 million to RPI and adjusted its accrued liabilities by $.2 million.

In accordance with the terms of the Plan of Reorganization, the Trust was relieved of its liability on the $83.1 million of senior debt, the $100.0 million of subordinated debt and the related $9.5 million of accrued interest on the subordinated debt. The recording of the above transaction resulted in an extraordinary charge to earnings of approximately $13.0 million.

Fresh-start reporting, in which the emerging entities' assets and liabilities would have been adjusted to their fair value, was considered but deemed inappropriate since the reorganization value of the Trust's assets immediately before the confirmation of the Plan was not less than the total of all post-petition liabilities and allowed claims. Also, there was no change in control of the Trust's ownership.

                  SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE

                        LIBERTE INVESTORS AND SUBSIDIARY
                                  June 30, 1993

--------------------------------------- -------- --------------- ------------
                COL. A                               COL. B        COL. C
--------------------------------------- -------- --------------- ------------

                                                                    Final
                                                    Interest      Maturity
             Description                              Rate          Date


--------------------------------------- -------- --------------- ------------
                                         No. of
                                          Loans
First mortgage loans:
   Construction
         Single-family residential           11    6.00-7.50%      1993-94
   Acquisition and development:
         Essex-Royal 400 Associates           1      7.00%          1993


         Friedman Homes, Inc.                 1      7.00%          1993


         Other                               31   5.00-13.00%      1993-96
                                             --
                                             33
   Other:
         Greenbriar Associates                1      8.00%          1995



         KHB Investments, Inc.                1      6.50%          1996




         New Market                           1      6.00%          1993


         Club Income Properties               1      7.25%          1993

                                            SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE (Continued)

                                                  LIBERTE INVESTORS AND SUBSIDIARY
                                                            June 30, 1993

--------------------------------------- --------------------------------------- ------------- ------------- -------------
                COL. A                                  COL. D                     COL. E        COL. F        COL. G
--------------------------------------- --------------------------------------- ------------- ------------- -------------

                                                       Periodic                                   Face        Carrying
                                                       Payment                  Prior Liens    Amount of     Amount of
             Description                                Terms                                  Mortgages     Mortgages


--------------------------------------- --------------------------------------- ------------- ------------- -------------


First mortgage loans:
   Construction
         Single-family residential                                                            $             $  1,567,875
   Acquisition and development:
         Essex-Royal 400 Associates     Principal due at maturity, interest
                                        payable monthly.                                        11,422,524     6,705,310

         Friedman Homes, Inc.           Principal due at maturity, interest
                                        payable monthly.                                         5,892,000     4,885,016

         Other                                                                                                16,721,379
                                                                                                              ----------
                                                                                                              28,311,705
   Other:
         Greenbriar Associates          Principal due at maturity, interest
                                        payable monthly, rate increasing to
                                        9.0% at February 2, 1994.                                5,600,000     5,600,000

         KHB Investments, Inc.          Principal due at maturity, interest
                                        payable monthly, rate increasing to
                                        7.0% at January 1, 1994 and 7.5% at                      6,602,152     6,602,152
                                        January 1, 1995.

         New Market                     Principal due at maturity, interest
                                        payable monthly.                                        17,200,000    17,200,000

         Club Income Properties         Principal due at maturity, interest
                                        payable monthly.                                         5,120,000     4,800,000

                     SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE (Continued)

                                 LIBERTE INVESTORS AND SUBSIDIARY
                                          June 30, 1993

--------------------------------------- -----------------
                COL. A                       COL. H
--------------------------------------- -----------------
                                           Principal
                                        Amount of Loans
                                           Subject To
             Description                   Delinquent
                                          Principal or
                                            Interest
--------------------------------------- -----------------


First mortgage loans:
   Construction
         Single-family residential        $      866,777
   Acquisition and development:
         Essex-Royal 400 Associates
                                                     ---

         Friedman Homes, Inc.
                                               4,885,016

         Other                                 7,089,229
                                               ---------
                                              11,974,245
   Other:
         Greenbriar Associates

                                                     ---

         KHB Investments, Inc.

                                                     ---


         New Market
                                              17,200,000

         Club Income Properties
                                               4,800,000

            SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE (Continued)

                        LIBERTE INVESTORS AND SUBSIDIARY
                                  June 30, 1993

--------------------------------------- -------- --------------- ------------
                COL. A                               COL. B        COL. C
--------------------------------------- -------- --------------- ------------

                                                                    Final
                                                    Interest      Maturity
             Description                              Rate          Date


--------------------------------------- -------- --------------- ------------
                                         No. of
                                          Loans
   Totals carried forward                    48

   The Breighton - Copper Creek               1      6.00%          1993


   Bermuda Dunes L P                          1      8.50%          1997






   TCK Mockingbird, Inc.                      1      7.00%          1993


   The Fort Smith Quarry Ltd.                 1      9.00%          2002

   Other                                     24   6.00-12.00%     1993-1998
                                             --
         Total first mortgages               76

Second mortgages                              4   9.50-10.00%     1993-1996
Other                                        13   7.00-10.00%     1993-1998
                                             --
                                             93
First mortgage residential loans                  4.50-10.50%     2006-2022

         Total mortgage loan portfolio

                     SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE (Continued)

                                 LIBERTE INVESTORS AND SUBSIDIARY
                                          June 30, 1993

--------------------------------------- --------------------------------------- ------------- ------------- ---------------
                COL. A                                  COL. D                     COL. E        COL. F         COL. G
--------------------------------------- --------------------------------------- ------------- ------------- ---------------

                                                       Periodic                                   Face         Carrying
                                                       Payment                  Prior Liens    Amount of      Amount of
             Description                                Terms                                  Mortgages      Mortgages


--------------------------------------- --------------------------------------- ------------- ------------- ---------------


   Totals carried forward                                                                     $               $ 64,081,732

   The Breighton - Copper Creek         Principal due at maturity, interest
                                        payable monthly.                                         5,268,000       5,268,000

   Bermuda Dunes L P                    Principal due monthly, interest
                                        payable monthly, rate increasing to
                                        9% at December 17, 1993, to 9.25%
                                        at December 17, 1994, to 9.50% at
                                        December 17, 1995, and to 9.75% at
                                        December 17, 1996.                                       8,100,000       8,077,024

   TCK Mockingbird, Inc.                Principal due at maturity, interest
                                        payable monthly.                                         8,600,000       8,600,000

   The Fort Smith Quarry Ltd.           Principal due at maturity, interest
                                        payable monthly.                                         5,960,000       5,913,234
   Other                                                                                                        42,298,807
                                                                                                              ------------

         Total first mortgages                                                                                 134,238,797

Second mortgages                                                                                                   608,690
Other                                                                                                            2,297,406


First mortgage residential loans                                                                                   424,249
                                                                                                              ------------
         Total mortgage loan portfolio                                                                        $137,569,142
                                                                                                              ============

                     SCHEDULE XII - MORTGAGE LOANS ON REAL ESTATE (Continued)

                                 LIBERTE INVESTORS AND SUBSIDIARY
                                          June 30, 1993

--------------------------------------- ----------------
                COL. A                      COL. H
--------------------------------------- ----------------
                                           Principal
                                           Amount of
                                         Loans Subject
             Description                 To Delinquent
                                         Principal or
                                           Interest
--------------------------------------- ----------------


   Totals carried forward                   $34,841,022

   The Breighton - Copper Creek
                                                    ---

   Bermuda Dunes L P




                                                    ---

   TCK Mockingbird, Inc.
                                                    ---

   The Fort Smith Quarry Ltd.
                                                    ---
   Other                                     16,693,550
                                            -----------
         Total first mortgages               51,534,572

Second mortgages                                360,235
Other                                           420,503


First mortgage residential loans                  1,812
                                            -----------
         Total mortgage loan portfolio      $52,317,122
                                            ===========

                              NOTES TO SCHEDULE XII

                                  June 30, 1993

(1) For income tax purposes the cost of loans is the carrying amount as shown on the schedule. Allowance for possible losses allocated to mortgage loans at June 30, 1993 amounted to $17,728,367. Basis for the allocated amount is explained under "Accounting Policies -Allowance for Possible Losses".

(2)   Reconciliation of "Mortgage Loans on Real Estate" (in thousands):

                                                                             Year Ended June 30
                                                             ---------------------------------------------------
                                                               1993                 1992                  1991
                                                             --------             --------              --------
Balance at beginning of year                                 $178,672             $275,217              $535,925
Additions during year:
      New mortgage loans and advances
           on existing loans and other                         16,598               14,672                58,557
                                                             --------             --------              --------
                                                              195,270              289,889               594,482
Deductions during year:
      Collections of principal                                 36,293               52,042               190,082
      Foreclosures                                             13,499               40,677                93,986
      Write-off of principal                                    7,909               18,498                35,197
                                                             --------             --------              --------

Balance at end of year                                       $137,569             $178,672              $275,217
                                                             ========             ========              ========

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-Q

 X     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
- - ---    EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1994

                                      OR

- - ---    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

             FOR TRANSITION PERIOD FROM __________ TO __________

                        COMMISSION FILE NUMBER 1-6802
                              LIBERTE INVESTORS
            (Exact name of Registrant as specified in its Charter)


     CREATED UNDER DECLARATION OF TRUST                       75-1328153
           PURSUANT TO THE LAWS OF                         (I.R.S. Employer
      THE COMMONWEALTH OF MASSACHUSETTS                   Identification No.)
        (State or other jurisdiction
      of incorporation or organization)

             1420 VICEROY DRIVE                                  75235
                DALLAS, TEXAS                                 (Zip Code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code (214) 879-5497

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                      YES   X       NO
                                                          -----        -----

         APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
                       DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
                                                      YES   X *     NO
                                                          -----        -----

* The registrant's confirmed plan of reorganization did not provide for a distribution of securities; however, all required documents and reports have been timely filed by the Registrant both prior to and after confirmation.

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

The number of shares outstanding of each of the issuer's class of securities as of May 6, 1994: Shares of Beneficial Interest, no par - 12,423,208 shares.

                                   FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 1994
                               LIBERTE INVESTORS


                                     INDEX



PART I - FINANCIAL INFORMATION

   ITEM 1.    FINANCIAL STATEMENTS (UNAUDITED)

       Consolidated Balance Sheet - March 31, 1994 Pro Forma, March 31, 1994
          and June 30, 1993

       Consolidated Statement of Operations - Quarter and Nine Months Ended
          March 31, 1994 and 1993

       Consolidated Statement of Cash Flows - Nine Months Ended
          March 31, 1994 and 1993

       Notes to Consolidated Financial Statements

   ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PART II - OTHER INFORMATION

   ITEM 1.    LEGAL PROCEEDINGS

   ITEM 4.    SUBMISSION OF MATTERS TO A VOTE
              OF SECURITY HOLDERS

   ITEM 5.    OTHER INFORMATION

   ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

SIGNATURES

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET
LIBERTE INVESTORS AND SUBSIDIARY
(Debtor-in-possession)

                                                           March 31, 1994
                                                              Pro Forma           March 31, 1994       June 30, 1993
                                                             (Unaudited)             (Unaudited)         (See Note)
                                                           --------------         ---------------      -------------
Assets
Mortgage loans on real estate:
    Earning                                                 $   7,478,000         $    77,557,437       $  113,126,692
    Nonearning                                                  6,868,000              16,700,636           24,442,450
Foreclosed real estate:
    Earning                                                            --              73,417,202           73,065,058
    Nonearning                                                 23,840,000              81,465,181           91,351,468
                                                               38,186,000             249,140,456          301,985,668
Less:  Allowance for possible losses                           15,875,000              42,044,800           53,938,817
                                                               22,311,000             207,095,656          248,046,851

Cash and cash equivalents                                       6,586,000               5,457,133            2,428,902
Restricted cash investments                                       438,000              34,242,690            5,368,318
Note receivable                                                 6,000,000                      --                   --
Accrued interest and other receivables                            342,000                 982,167            1,514,551
Other assets                                                      542,000                 576,803            4,216,111
                                                            -------------         ---------------       --------------
                                                            $  36,219,000         $   248,354,449       $  261,574,733
                                                            =============         ===============       ==============
- - ----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Liabilities
Prepetition liabilities not subject to compromise:
    Escrow deposits                                         $          --         $     1,553,799       $    2,036,631
Prepetition liabilities subject to compromise:
    Notes payable                                                      --              83,127,839           87,725,250
    Subordinated notes                                                 --             100,000,000          100,000,000
    Accrued management fees                                            --                      --              216,814
    Accrued interest and other liabilities                             --              10,606,192            8,004,817
Postpetition liabilities:
    Accrued interest and other liabilities                        712,000               4,560,432                   --
                                                            -------------         ---------------       --------------
                                                                  712,000             199,848,262          197,983,512
Shareholders' Equity
Shares of Beneficial Interest, no par
    value, unlimited authorization:
    12,423,208 issued and outstanding at
    March 31, 1994 and 11,773,208
    issued and outstanding at June 30, 1993                    35,507,000              48,506,187           63,591,221
                                                            -------------         ---------------       --------------
                                                            $  36,219,000         $   248,354,449       $  261,574,733
                                                            =============         ===============       ==============

NOTE: The balance sheet at June 30, 1993 has been derived from the audited financial statements at that date.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
LIBERTE INVESTORS AND SUBSIDIARY
(Debtor-in-Possession)

                                                  Quarter Ended                       Nine Months Ended
                                                     March 31                             March 31
                                          -------------------------------      ------------------------------
                                              1994              1993                1994            1993
                                          -------------   ---------------      -------------   --------------
Income
Mortgage loan interest                    $   1,514,118    $    2,902,212      $   5,412,178    $   8,760,532
Temporary investment interest                    39,385            35,236            126,892          240,520
Foreclosed real estate and other              1,232,519           989,488          3,980,057        2,285,266
                                          -------------    --------------      -------------    -------------
                                              2,786,022         3,926,936          9,519,127       11,286,318
                                          -------------    --------------      -------------    -------------
Expenses
Interest (contractual interest was
  $3,768,500 and $12,150,318 for the
  quarter and nine months ended
  March 31, 1994, respectively)               1,143,500         4,369,407          7,600,318       11,975,553
Provision for possible losses                 2,975,000         1,000,000          3,175,000        6,250,000
Management fees                                 544,095           718,340          1,737,524        2,267,143
Legal and audit                                 120,000           630,000            705,000        1,455,000
Trustees' fees and expenses                      85,088            80,154            229,980          264,578
Foreclosed real estate                          754,390           879,685          2,329,078        2,594,855
Debt restructure                                     --                --          2,132,902        1,352,545
Other                                           550,019           575,016          2,092,528        1,584,672
                                          -------------    --------------      -------------    -------------
                                              6,172,092         8,252,602         20,002,330       27,744,346
                                          -------------    --------------      -------------    -------------
Net loss before reorganization
  items                                      (3,386,070)       (4,325,666)       (10,483,203)     (16,458,028)

Reorganization items:
     Professional fees                       (4,174,211)               --         (5,483,036)             --
     Interest earned on accumulated
       cash resulting from
       Chapter 11 proceedings                   225,688                --            271,830              --
                                          -------------    --------------      -------------    -------------
                                             (3,948,523)               --         (5,211,206)             --
                                          -------------    --------------      -------------    -------------
Net loss                                  $  (7,334,593)   $   (4,325,666)     $ (15,694,409)   $ (16,458,028)
                                          =============    ==============      =============    =============
Net loss per Share of
  Beneficial Interest:
     Loss before reorganization items             $(.27)            $(.37)            $ (.86)          $(1.40)
     Reorganization items                          (.32)               --               (.43)              --
                                                  -----             -----              ------           ------
     Net loss                                     $(.59)            $(.37)            $(1.29)          $(1.40)
                                                  =====             =====              ======           ======

Weighted average number of
  Shares of Beneficial Interest              12,423,208        11,773,208         12,155,142       11,793,912

Cash dividends declared per share                    --                --                 --                --

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
LIBERTE INVESTORS AND SUBSIDIARY
(Debtor-in-Possession)

                                                                               Nine Months Ended
                                                                                    March 31
                                                                    ------------------------------------------
                                                                         1994                        1993
                                                                    --------------             ---------------
Operating activities:
     Net loss before reorganization items                           $  (10,483,203)            $   (16,458,028)
     Noncash expenses and revenues included
       in net loss:
          Provision for possible losses                                  3,175,000                   6,250,000
     Net change in other receivables, assets
       and liabilities                                                   7,351,609                  (3,450,465)
                                                                    --------------             ---------------
          Net cash provided (used) by operating
            activities before reorganization items                          43,406                 (13,658,493)
                                                                    --------------             ---------------

Interest earned on accumulated cash resulting
  from Chapter 11 proceedings                                              271,830                          --
Professional fees                                                         (894,588)                         --
                                                                    --------------             ---------------
     Net cash used by reorganization items                                (622,758)                         --
                                                                    --------------             ---------------

     Net cash used by operating activities                                (579,352)                (13,658,493)
                                                                    --------------             ---------------

Investing activities:
     Collections on mortgage loans                                      26,940,224                  25,476,277
     Advances on mortgage loans                                           (314,387)                 (1,554,705)
     Expenditures on foreclosed real estate                             (2,012,645)                 (2,655,193)
     Sales and basis reductions of foreclosed real estate               12,466,174                  20,856,490
     Net purchases of restricted cash investments                      (28,874,372)                 (6,102,142)
                                                                    --------------             ---------------
          Net cash provided by investing activities                      8,204,994                  36,020,727
                                                                    --------------             ---------------

Financing activities:
     Decrease in notes payable                                          (4,597,411)                (29,552,912)
                                                                    --------------             ---------------
          Net cash used by financing activities                         (4,597,411)                (29,552,912)
                                                                    --------------             ---------------

Net increase (decrease) in unrestricted cash
  and cash equivalents                                                   3,028,231                  (7,190,678)
Unrestricted cash and cash equivalents at
  beginning of period                                                    2,428,902                  11,073,535
                                                                    --------------             ---------------
Unrestricted cash and cash equivalents at
  end of period                                                     $    5,457,133             $     3,882,857
                                                                    ==============             ===============

Schedule of noncash investing and financing activities:
     Transfer of mortgage loans to foreclosed
          real estate                                               $   13,729,234             $     5,334,478
     Charge-offs to allowance for possible losses, net              $   15,069,017             $    16,870,073
     Sale of foreclosed real estate financed by
          mortgage loans                                            $    3,888,112             $    14,679,561

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
LIBERTE INVESTORS AND SUBSIDIARY
MARCH 31, 1994

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1994. For further information, refer to the financial statements and footnotes included in the Annual Report on Form 10-K of Liberte Investors, for the fiscal year ended June 30, 1993.

During the quarter ended March 31, 1993, Liberte Investors capitalized, for a nominal amount, Liberte Corp., a wholly-owned subsidiary. All intercompany balances and transactions have been eliminated. Liberte Corp. is currently inactive. As used herein, the "Trust" refers to Liberte Investors and its subsidiary.

On January 24, 1994, the Trust's modified plan of reorganization was confirmed. Therefore, the prepetition liabilities subject to compromise have been compromised because they will not be paid in accordance with their contractual terms in effect prior to the Trust's Chapter 11 filing.

NOTE B - RECLASSIFICATIONS

Certain June 30, 1993 balances have been reclassified to conform to the March 31, 1994 presentation.

NOTE C - PRO FORMA FINANCIAL INFORMATION

On January 24, 1994, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order confirming a modified plan of reorganization (the "Plan") for the Trust. Under the Plan, most of the Trust's assets will be transferred to Resurgence Properties Inc. ("RPI") and RPI's common stock will be distributed to the holders of the Trust's outstanding subordinated indebtedness in full satisfaction of such holders' claims against the Trust. RPI will assume all of the Trust's obligations to its senior lenders on restructured terms. The restructured company (the "Reorganized Trust") will emerge as an essentially debt-free entity, the shares of which will continue to be owned by the existing holders of the Shares of Beneficial Interest. See "Part II - ITEM 1. LEGAL PROCEEDINGS."

On April 7, 1994, the Trust emerged from bankruptcy. The preceding unaudited pro forma balance sheet illustrates the pro forma effects of the transactions contemplated by the Plan on the financial condition of the Trust as of March 31, 1994 (assuming consummation of the Plan and payment of accrued reorganization expenses and claims had occurred on that date).

As part of this process, mortgage loans of $79.9 million, the related accrued interest receivable of $.6 million and foreclosed real estate of $131.0 million were transferred to RPI. An allowance for possible losses of $6.5 million on mortgage loans and $19.7 million on foreclosed real estate also were transferred.

The Trust paid closing costs, made debt payments and transferred cash to RPI totaling $29.3 million. After assuming payment of $3.4 million of accrued reorganization expenses and claims, the Trust was left with unrestricted cash and cash equivalents of $6.6 million and restricted cash and cash equivalents of $.4 million.

The Trust received a $6.0 million note receivable from RPI and $.3 million of preferred stock in RPI. The Trust transferred additional assets totaling $.3 million and liabilities for escrow deposits totaling $1.6 million to RPI and adjusted its accrued liabilities by $.2 million.

In accordance with the terms of the Plan of Reorganization, the Trust was relieved of its liability on the $83.1 million of senior debt, the $100.0 million of subordinated debt and the related $9.5 million of accrued interest on the subordinated debt. The recording of the above transactions resulted in a charge to equity of $13.0 million.

Fresh-start reporting, in which the emerging entities' assets and liabilities would have been adjusted to their fair value, was considered but deemed inappropriate since the reorganization value of the Trust's assets immediately before the confirmation of the Plan was not less than the total of all post-petition liabilities and allowed claims. Also, there was no change in control of the Trust's ownership. Thus the assets and liabilities of the emerging entities have not been adjusted to fair value.

In the opinion of management, the unaudited pro forma balance sheet reflects all adjustments necessary to present fairly such pro forma data; however, such a balance sheet is not necessarily indicative of what the actual financial position would have been on March 31, 1994 had the Plan been consummated and accrued reorganization expenses and claims paid on that date and is not necessarily indicative of future statements of financial position.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

On October 25, 1993 the Trust filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Until emergence from bankruptcy, the Trust managed its business as a debtor-in-possession subject to Bankruptcy Court approval of any actions outside the ordinary course of business. On January 24, 1994, the Bankruptcy Court entered an order confirming a modified plan of reorganization for the Trust (the "Plan"). The Plan was consummated on April 7, 1994.

Operations resulted in a loss of $7,334,593 for the quarter ended March 31, 1994, compared to a loss of $4,325,666 for the same period in fiscal 1993. Contributing to the larger loss were the following factors: an increase in the provision for possible losses and reorganization expense and a decrease in mortgage loan income. These factors were partially offset by: an increase in foreclosed real estate income and interest earned on accumulated cash resulting from Chapter 11 proceedings and a decrease in interest expense, legal and audit expense and management fees. The Trust cannot predict the size of the provision for possible losses in fiscal 1994, but will continue to monitor the status of each of its assets in light of current market conditions and to provide for possible losses in its mortgage loan portfolio and its foreclosed real estate portfolio as necessary.

Income on mortgage loans decreased from $2.9 million in the third quarter of fiscal 1993 to $1.5 million in the third quarter of fiscal 1994. The majority of the $1.4 million decrease was the result of a decrease in average earning loans. Average earning loans decreased from $148.7 million with a yield of 7.91% in the third quarter of fiscal 1993 to $79.5 million with a yield of 7.72% in the third quarter of fiscal 1994. The decrease in yield included amortization of deferred financing fees in the third quarter of fiscal 1993 which were fully amortized in the second quarter of fiscal 1994.

Income on mortgage loans decreased from $8.8 million for the first nine months of fiscal 1993 to $5.4 million for the first nine months of fiscal 1994. The $3.4 million decrease was the result of a decrease in the average earning loans, which more than offset a small increase in yield. Average earning loans decreased from $152.4 million with a yield of 7.66% for the first nine months of fiscal 1993 to $92.3 million with a yield of 7.81% for the first nine months of fiscal 1994.

Average  nonearning  loans for the third  quarter of fiscal 1994  totaled  $18.3 million compared to $17.6 million for the comparable period in fiscal 1993. Assuming that the yield on these loans would have been the same as the yield on earning loans had they been on earning status, income on mortgage loans would have been $.3 million higher in both the third quarter of fiscal 1994 and 1993. Average nonearning loans for the first nine months of fiscal 1994 totaled $25.1 million compared to $20.0 million for the comparable period of fiscal 1993. Assuming that the yield on these loans would have been the same as the yield on earning loans had they been on earning status, income on mortgage loans would have been $1.5 million higher for the first nine months of fiscal 1994 and $1.1 million higher for the first nine months of fiscal 1993. The Trust's efforts to reduce nonearning assets and improve the operating performance of real estate assets continues. These efforts include: monthly analysis of project revenues and expenses and the leasing activity of the project manager; regular visits to each project to review projections, operating budgets, maintenance, capital expenditures and performance of the project manager; listing of projects for sale and active monitoring of the activities of the listing broker; advertising and mail contact with national and regional sales prospects known to the Trust; auctions of certain selected properties; replacement of the project manager and/or listing agent if performance is unsatisfactory; and employing consultants to assist the Trust in developing strategies for leasing and selling certain assets, such as retail properties. Although the Trust has seen some general improvement in occupancy levels and some isolated improvement in rental rates, continuing problems in the real estate industry, including the lack of traditional bank financing for real estate transactions and generally depressed rents, the Trust could have increases in nonearning loans. The size of any increases in nonearning loans will be a function of the foregoing variables, and consequently cannot be quantified at this time.

There was no new loan production during the quarters ended March 31, 1994 and 1993. The Trust has not sought any new business in recent years and continues to limit new loan originations in accordance with its current policy of reducing its indebtedness and the size of its loan and foreclosed real estate portfolio.

Income on foreclosed real estate increased from $1.0 million in the third quarter of fiscal 1993 to $1.2 million in the third quarter of fiscal 1994, and from $2.3 million for the first nine months of fiscal 1993 to $4.0 million for the same period in fiscal 1994. This increase resulted from a change in the status of several projects from nonearning to earning status during the third quarter of fiscal 1993. This change in status was made due to improved occupancy levels.

Interest expense decreased from $4.4 million in the third quarter of fiscal 1993 to $1.1 million in the third quarter of fiscal 1994. Of the $3.3 million decrease, $2.7 million was the result of a decrease in the average cost of debt and $.6 million was the result of a decrease in the average debt outstanding. Average debt outstanding declined from $209.0 million with an average cost of 8.48% in the third quarter of fiscal 1993 to $183.1 million with an average cost of 2.53% for the same period in fiscal 1994. The decrease in average cost of debt includes the impact of ceasing to accrue interest on the Trust's $100.0 million principal amount 10 1/2% Subordinated Notes due June 1, 1993 (the "Subordinated Notes") when the Trust filed its Chapter 11 petition on October 25, 1993. Interest expense decreased from $12.0 million for the first nine months of fiscal 1993 to $7.6 million for the first nine months of fiscal 1994. Of the $4.4 million decrease, $2.0 million was the result of a decrease in average debt outstanding and $2.4 million was the result of a decrease in the average cost of debt. Average debt outstanding declined from $220.5 million with an average cost of 7.24% for the first nine months of fiscal 1993 to $183.5 million with an average cost of 5.52% for the same period in fiscal 1994. The average cost of debt decreased in fiscal 1994 as a result of the Trust ceasing to accrue interest on the Subordinated Notes. This was partially offset by the expiration of an interest rate swap, which had resulted in a reduction of interest expense, and the increase in the rate on the Trust's senior debt to the default rate of prime or the corporate base rate plus 200 basis points for the period beginning May 16, 1993, until the Trust filed its Chapter 11 petition on October 25, 1993. Average cost of debt for these purposes includes bank fees and other rate adjustments such as the net effect of the interest rate swap referred to above. This swap produced a reduction of interest costs of $184,000 in the third quarter of fiscal 1993 and $1,253,000 for the first nine months of fiscal 1993.

The provision for possible losses was $3.0 in the third quarter of fiscal 1994 compared to $1.0 million in the third quarter of fiscal 1993. The allowance for possible losses was $42.0 million at March 31, 1994, compared to $53.9 million at June 30, 1993 and $48.4 million at March 31, 1993. While the Trust believes the allowance for possible losses is adequate at March 31, 1994, management will continue to periodically review the portfolio using then current information to make the estimates and assumptions that are used to determine the allowance for loan losses and the valuation of the real estate acquired in connection with foreclosures or in satisfaction of loans. These estimates and assumptions are susceptible to significant changes due to changes in the market conditions upon which they are based.

The provision for possible losses on mortgage loans was a reversal of $1.4 million in the third quarter of fiscal 1994 compared to no provision for possible losses on mortgage loans in the third quarter of fiscal 1993. The $1.4 million reversal of unallocated reserves on mortgage loans was in anticipation of the transfer of 85% of the Trust's mortgage loans to RPI. Upon emergence from bankruptcy, the Trust's mortgage loans decreased from $94.3 million at March 31, 1994, to $14.3 million.

The provision for possible losses on foreclosed real estate was $4.4 million in the third quarter of fiscal 1994 compared to $1.0 million in the third quarter of fiscal 1993. The provision for possible losses on foreclosed real estate in the third quarter of fiscal 1994 includes (i) a provision for condominium lots that were sold for less than book value in an all cash sale, (ii) provisions on two properties that are secured by development rights that expire in the near future and the extensions on those rights have become somewhat questionable and
(iii) increases in estimates of future losses on disposition of foreclosed real estate. The allowance for losses on foreclosed real estate was $32.0 million at March 31, 1994, compared to $28.8 million at March 31, 1993. At March 31, 1994, foreclosed real estate totaled $154.9 million compared to $160.2 million at March 31, 1993. Any loss incurred upon foreclosure of collateral underlying a loan is charged to the allowance for possible losses on mortgage loans.

The following is a summary of transactions affecting the Trust's allowance for possible losses for the nine months ended March 31, 1994, compared to the nine months ended March 31, 1993:

                                                               Nine Months Ended March 31, 1994
                                                      -------------------------------------------------
                                                         Mortgage        Foreclosed
                                                          Loans          Real Estate         Total
                                                      -------------     -------------     -------------
Balance July 1, 1993                                  $  17,728,367     $  36,210,450     $  53,938,817
Provision for possible losses                               200,000                --           200,000
Amounts charged off, net of recoveries                     (509,622)         (461,960)         (971,582)
                                                      -------------     -------------     -------------
Balance September 30, 1993                               17,418,745        35,748,490        53,167,235

Provision for possible losses                                    --                --                --
Amounts charged off, net of recoveries                     (970,398)       (5,370,596)       (6,340,994)
                                                      -------------     -------------     -------------
Balance December 31, 1993                                16,448,347        30,377,894        46,826,241

Provision for possible losses                            (1,408,000)        4,383,000         2,975,000
Amounts charged off, net of recoveries                   (5,040,794)       (2,715,647)       (7,756,441)
                                                      -------------     -------------     -------------
Balance March 31, 1994                                $   9,999,553     $  32,045,247     $  42,044,800
                                                      =============     =============     =============
                                                              Nine Months Ended March 31, 1993
                                                      -------------------------------------------------
                                                         Mortgage        Foreclosed
                                                          Loans          Real Estate         Total
                                                      -------------     -------------     -------------

Balance July 1, 1992                                  $  23,275,974     $  35,765,577     $  59,041,551
Provision for possible losses                               702,000         1,448,000         2,150,000
Amounts charged off, net of recoveries                     (543,765)       (3,156,665)       (3,700,430)
                                                      -------------     -------------     -------------
Balance September 30, 1992                               23,434,209        34,056,912        57,491,121

Provision for possible losses                                    --         3,100,000         3,100,000
Amounts charged off, net of recoveries                   (2,007,728)       (2,418,941)       (4,426,669)
                                                      -------------     -------------     -------------
Balance December 31, 1992                                21,426,481        34,737,971        56,164,452

Provision for possible losses                                    --         1,000,000         1,000,000
Amounts charged off, net of recoveries                   (1,817,240)       (6,925,734)       (8,742,974)
                                                      -------------     -------------     -------------
Balance March 31, 1993                                $  19,609,241     $  28,812,237     $  48,421,478
                                                      =============     =============     =============

Management  fees were  lower in the  third  quarter  of fiscal  1994 than in the comparable  period  in fiscal  1993  because  invested  assets,  upon  which the management fees are based, were lower in the third quarter of fiscal 1994 compared to the third quarter of fiscal 1993. Debt restructure expense includes expenses incurred prior to October 25, 1993 (when the Trust filed its Chapter 11 petition) for legal and financial advisors and consultants' fees for the Trust and certain representatives of the Trust's subordinated noteholders and shareholders. Reorganization expense includes accrued amounts incurred since the filing of the Chapter 11 petition for legal and financial advisors and consulting fees for the Trust and certain representatives of the Trust's subordinated noteholders, senior debt holders and shareholders. The Trust has accumulated cash during the Chapter 11 proceedings because during such proceedings it has not been permitted to pay interest on the subordinated debt. Interest earned on this accumulation of cash totaled $226,000 and was earned on an average balance of $28.0 million for the third quarter at a yield of 3.22%.


LIQUIDITY AND CAPITAL RESOURCES

For the last five fiscal years, the Trust has faced substantial liquidity problems due to reduced cash flows from operating and investing activities, the required substitution of bank financing for commercial paper financing and its inability to borrow additional funds under its bank credit facilities. The Trust expects its liquidity and earnings to continue to be adversely affected by the weakened real estate market, which has resulted in, among other things, substantial nonearning assets and a significant reduction in the availability of real estate financing. The Trust has ceased investing in new mortgage loans, except for minor investments in properties currently financed or owned, concentrating its efforts on liquidating its mortgage loan and real estate investments for cash and notes, and on retiring its senior indebtedness.

Prior to its emergence from bankruptcy, the Trust's principal funding requirements were operating expenses, interest expense and the repayment of its indebtedness. (Since emergence from bankruptcy, the Trust is debt-free.) Subsequent to emergence, the Trust anticipates that its primary sources of funding operating expenses will be its collections on mortgage loans and proceeds from the sale of foreclosed property.

Operating activities for the first nine months of fiscal 1994 used $579,000 compared to $13,658,000 used in the first nine months of fiscal 1993. The table below reflects cash flow from operating activities (in thousands):

                                                                    Nine Months Ended
                                                                         March 31
                                                               -----------------------------
                                                                 1994                1993
                                                               --------           ----------
        Total income                                           $  9,519           $   11,286
        Interest expense                                         (7,600)             (11,975)
                                                               --------           ----------
        Net interest margin                                       1,919                 (689)
        Operating expenses                                       (9,227)              (9,519)
        Net change in other receivables, assets
          and liabilities                                         7,352               (3,450)
        Reorganization items                                       (623)                  --
                                                               --------           ----------
        Net cash used by
          operating activities                                 $   (579)          $  (13,658)
                                                               ========           ==========

Net cash provided by investing activities for the first nine months of fiscal 1994 was $8,205,000 compared to $36,021,000 provided in the first nine months of fiscal 1993. The table below reflects cash flow from investing activities (in thousands):

                                                                   Nine Months Ended
                                                                        March 31
                                                              ------------------------------
                                                                 1994                 1993
                                                              ---------            ---------
        Collections on mortgage loans                         $  26,940            $  25,476
        Advances on mortgage loans                                 (314)              (1,555)
        Sales and basis reductions of foreclosed
          real estate                                            12,466               20,857
        Expenditures on foreclosed real estate                   (2,013)              (2,655)
        Net purchases of restricted cash
          investments                                           (28,874)              (6,102)
                                                              ---------            ---------
        Net cash provided by investing activities             $   8,205            $  36,021
                                                              =========            =========

Debt was reduced by $4,597,000 in the first nine months of fiscal 1994 compared to $29,553,000 in the first nine months of fiscal 1993. The Trust ceased making principal payments on its senior debt in August 1993.

Amounts to be advanced under existing commitments were reduced from $903,778 at June 30, 1993 to $479,167 at March 31, 1994. The pro forma amount to be advanced at March 31, 1994, was $156,905.

At March 31, 1994, the Trust had $83.1 million of senior indebtedness and $100 million of 10 1/2% subordinated notes outstanding. This debt was satisfied in full upon the Trust's emergence from bankruptcy on April 7, 1994.

On October 25, 1993, the Trust filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the Bankruptcy Court. Until emergence from bankruptcy, the Trust managed its business as a debtor-in-possession subject to Bankruptcy Court approval of any actions outside the ordinary course of business. See "Part II - ITEM 1. LEGAL PROCEEDINGS" below.

                          PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

On October 25, 1993, the Trust filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On November 2, 1993, the Trust filed with the Bankruptcy Court a disclosure statement (the "Disclosure Statement") and related Chapter 11 plan of reorganization (the "Original Plan").

The Disclosure Statement was approved by the Bankruptcy Court on December 16, 1993, and was subsequently circulated to all holders of the Trust's senior indebtedness, Subordinated Notes and Shares of Beneficial Interest, together with ballots to accept or reject the Original Plan. The Trust obtained the requisite consents to the Original Plan in January 1994, and on January 24, 1994, the Bankruptcy Court entered an order confirming a modified plan of reorganization for the Trust (the "Plan"). On April 7, 1994, the Trust emerged from bankruptcy. Pursuant to the Plan, certain assets and liabilities were transferred to RPI and RPI's common stock was distributed to the holders of the Trust's outstanding subordinated indebtedness in full satisfaction of such holders' claims against the Trust. See "Part I - Note C - PRO FORMA FINANCIAL INFORMATION.".

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Trust's Plan of Reorganization was approved on January 14, 1994, by the holders of the Shares of Beneficial Interest by the following vote:

         Shares Voted           Shares Voted               Shares
            "FOR"                "AGAINST"              "ABSTAINING"

          4,637,967               54,635                  7,730,606

ITEM 5.  OTHER INFORMATION

REIT STATUS

The Trust believes that it has operated, and expects that it will continue to operate, in such manner as to qualify for taxation as a real estate investment trust (a "REIT") under the Internal Revenue Code (the "Code"), but no assurance can be given that it will at all times so qualify. To qualify as a REIT, the Trust must satisfy various requirements under the Code, including requirements concerning the nature and composition of its income and assets. Generally, an entity can qualify as a REIT only if 95 percent of its gross income constitutes "qualifying income" as defined in Section 856 of the Code (the "95% Test"). Because more than 5% of the Trust's gross income during the taxable years ending June 30, 1992 (the "1992 Year") and June 30, 1993 (the "1993 Year"), consisted of income from an interest rate swap and because it is uncertain whether income derived from such interest rate swaps constitutes qualifying income, it is unclear whether the Trust satisfied the 95% Test for the 1992 Year and the 1993 Year. The Trust believes that such income should be treated as qualifying income for purposes of the 95% Test and has filed a request for a ruling from the Internal Revenue Service (the "IRS") to confirm that such treatment is appropriate. No assurance can be given, however, that the IRS will issue a favorable ruling.

In addition, in order to qualify as a REIT, the Trust must distribute at least 95% of its REIT taxable income. The Trust was prohibited from paying dividends to its shareholders by its senior debt agreements and during its Chapter 11 proceedings. Absent those restrictions, no dividends would have been paid because the Trust did not have taxable income.

So long as the Trust qualifies as a REIT and satisfies the 95% distribution requirement, the Trust will generally be taxable only on its undistributed taxable income. Distributions out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income or capital gain, as the case may be. Distributions in excess of the Trust's accumulated and current earnings and profits will constitute a nontaxable return of capital to the shareholders (except insofar as such distributions exceed the cost basis of the Shares of Beneficial Interest), but will result in a corresponding reduction in the cost basis of the Shares of Beneficial Interest. The Trust will notify each shareholder of the proportion of distributions made during the taxable year which constitutes ordinary income, capital gain or a return of capital. Distributions by the Trust will normally not be eligible for the dividends received deduction for corporations. Should the Trust incur losses, shareholders will not be entitled to include such losses in their individual income tax returns.

If the Trust does not qualify as a REIT in any taxable year, it will be taxed as a corporation pursuant to Subchapter C of the Code. In determining its potential liability for tax as a corporation, the Trust believes, assuming it does not undergo an ownership change that would limit the use of net operating loss carryovers under Section 382 of the Code, that it would be able to utilize its net operating loss carryovers and other tax benefits to shelter itself from regular federal income taxation and, in substantial part, from alternative minimum taxation. However, if the Trust were to undergo an ownership change (other than an ownership change pursuant to a bankruptcy plan that meets the requirements of Section 382(l)(5) of the Code), the ability of the Trust to use its net operating loss carryforwards to offset income earned by the Trust after the ownership change would be severely limited, as would the Trust's ability to deduct losses recognized on certain sales of assets occurring after the ownership change. Accordingly, the Trust believes that, if it ceased to qualify as a REIT and became taxable as a regular corporation, it could incur substantial liability for federal income taxes in the event of an ownership change not meeting the requirements of Section 382(l)(5) of the Code.

If the Trust ceases to qualify as a REIT, funds available for distribution to shareholders would be reduced by the amount of any tax liability payable by the Trust to federal tax authorities. Such distributions, if any, would not be deductible by the Trust in computing its taxable income but would be eligible for the dividends received deduction for corporate shareholders to the extent paid out of the Trust's current and cumulative earnings and profits. In addition, unless entitled to relief under specific statutory provisions, the Trust would be ineligible for REIT status for the succeeding four taxable years.

The foregoing description is general in character. For a complete description, reference should be made to the pertinent Code sections and the Regulations issued thereunder.

TRANSFER RESTRICTIONS

In order to preserve the Trust's REIT status under the Code, there are certain restrictions on the transfer of Shares of Beneficial Interest, with such exceptions and pursuant to such procedures as are described in the Declaration of Trust. For the Trust to qualify as a REIT, not more than 50% in value of its outstanding Shares of Beneficial Interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The Shares of Beneficial Interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements as to assets, distributions and percentages of the Trust's gross income from particular activities must be met. The Declaration of Trust contains provisions prohibiting the ownership, directly or indirectly, by five or fewer individuals of more than 50% in value of the outstanding Shares of Beneficial Interest during the last half of the Trust's taxable year.

In order to avoid limitations on the use of the Trust's tax attributes, the Declaration of Trust generally prohibits the transfer of Shares of Beneficial Interest to any Person who is a holder of 5% or more of the Shares of Beneficial Interest or to any Person who would become a holder of 5% or more of the Shares of Beneficial Interest after giving effect to the transfer, directly or by attribution. "Person" for this purpose is defined broadly to mean any individual, corporation, estate, debtor, association, company, partnership, joint venture or similar organization.

If a transfer violates this prohibition, either (i) the Shares of Beneficial Interest that were purported to be transferred in excess of the 5% limit will be deemed to remain the property of the initial transferor, or (ii) upon election by the Trust, such Shares of Beneficial Interest shall be transferred to an agent designated by the Trust, who will sell them in an arm's-length transaction, the proceeds of such sale to be allocated to the purported transferee up to (x) the amount paid by such transferee for such Shares of Beneficial Interest and (y) where the purported transfer was by gift inheritance or any similar transfer, the fair market value of such Shares of Beneficial Interest at the time of the purported transfer.

If the purported transferee has resold the Shares of Beneficial Interest to an unrelated party in an arm's-length transaction, the purported transferee will be deemed to have sold the Shares of Beneficial Interest as agent for the initial transferor, and will be required to transfer the proceeds of such sale to the agent designated by the Trust, except to the extent that the agent grants written permission to the purported transferee to retain a portion of the proceeds up to the amount that would have been payable to such transferee had the Shares of Beneficial Interest been sold by the agent rather than by the purported transferee.

The Declaration of Trust will further provide that the Trust may require, as a condition to the registration of the transfer of any Shares of Beneficial Interest, that the proposed transferee furnish to the Trust all information reasonably requested by the Trust with respect to the proposed transferee's direct or indirect ownership interests in Shares of Beneficial Interest.

The Board of Trustees of the Trust will have the power to preapprove transfers that would otherwise be prohibited under the foregoing provisions.

All certificates evidencing ownership of Shares of Beneficial Interest will bear a conspicuous legend referencing the transfer restrictions.

BOARD OF TRUSTEES

Pursuant to the Plan, immediately following consummation of the Plan, the Board of Trustees consisted only of Robert Ted Enloe III, Gene H. Bishop and Edward W. Rose III.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)     Exhibits:

        None.

(b)     Reports on Form 8-K:

        The Registrant filed a report on Form 8-K dated January 7, 1994, to report that the Registrant, certain of the Registrant's senior secured lenders, the members of the Official Unsecured Creditors and the Official Committee of Equity Securities Holders executed a Stipulation and Agreement Suspending Plan Litigation setting forth an agreement in principle which would resolve certain potential disputes regarding the treatment of the senior secured lenders under the plan or reorganization of the Registrant.

        The Registrant filed a report on Form 8-K dated February 9, 1994, to report that on January 24, 1994, the Bankruptcy Court entered an order confirming a plan of reorganization for the Registrant.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

                                          LIBERTE INVESTORS



Date:  May 12, 1994                By:    /s/ TED ENLOE
                                          Ted Enloe
                                          President and Chief Executive Officer


Date:  May 12, 1994                By:    /s/ B. A. BREEDING
                                          B. A. Breeding
                                          Senior Vice President - Control

                                INDEX TO EXHIBITS

         The following is a list of all exhibits filed as part of this Report:

Exhibit No.       Description                                                                              Page No.
-----------       -----------                                                                              --------
2.1               First Amended Disclosure Statement, dated December 14, 1993, of Liberte Investors.  Incorporated herein by reference to Exhibit
                  2.1 to registrant's registration statement on Form 10.                                      *

2.2               First Amended Plan of Reorganization, dated December 14, 1993, of Liberte Investors.  Incorporated herein by reference to
                  Exhibit 2.2 to registrant's registration statement on Form 10.                              *

2.3               Modification, dated January 19, 1994, of the First Amended Plan of
                  Reorganization of Liberte Investors.  Incorporated herein by reference to Exhibit 2.3 to registrant's registration statement
                  on Form 10.                                                                                 *

2.4               Confirmation Order, dated January 24, 1994.  Incorporated herein by reference to Exhibit 2.4 to registrant's registration statement
                  on Form 10.                                                                                 *

2.5               Order Amending Confirmation Order, dated April 4, 1994, with Second
                  Modification of the First Amended Plan of Reorganization of Liberte
                  Investors.  Incorporated herein by reference to Exhibit 2.5 to
                  registrant's registration statement on Form 10.                                             *

3.1               Articles of Incorporation of the Registrant (including Certificate of
                  Designation, Preference, Rights and Limitations of the Series I
                  Preferred Stock).  Incorporated herein by reference to Exhibit 3.1 to
                  registrant's registration statement on Form 10.                                             *

3.2               By-Laws of the Registrant.  Incorporated herein by reference to
                  Exhibit 3.2 to registrant's registration statement on Form 10.                              *

4.1               Stock Option Agreement, dated as of May 4, 1994, between the
                  Registrant  and Joseph M. Jacobs.  Incorporated herein by reference
                  to Exhibit 4.1 to registrant's registration statement on Form 10.                           *

4.2               Stock Option Agreement, dated as of May 4, 1994, between the
                  Registrant and Robert Holtz.  Incorporated herein by reference to
                  Exhibit 4.2 to registrant's registration statement on Form 10.                              *



*                 Incorporated by reference.

Exhibit No.       Description                                                                              Page No.
-----------       -----------                                                                              --------
4.3               Stock Option Agreement, dated April 1, 1995, between the Registrant and Jay L. Maymudes.  Incorporated herein by reference to Exhibit
                  4.3 to Registrant's Registration Statement on Form S-1, as filed on
                  July 26, 1995.                                                                              *

10.1              Secured Credit Agreement, dated as of March 31, 1994, among the
                  Registrant, the secured lenders listed in Schedule I thereto and
                  Shawmut Bank Connecticut, National Association, as administrative agent (including Pledge, Security and Custodial Agreements and Guaranty
                  (and addenda thereto).  Incorporated herein by reference to Exhibit 10.1
                  to registrant's registrationstatement on Form 10.                                          *

10.2              Collateral Agency Agreement, dated as of March 31, 1994.
                  Incorporated herein by reference to Exhibit 10.2 to registrant's
                  registration statement on Form 10.                                                          *

10.3              Asset Exchange Agreement, dated as of March 31, 1994, among the
                  Registrant, ST Lending, Inc. and Lomas Management, Inc.  Incorporated
                  herein by reference to Exhibit 10.3 to registrant's registration
                  statement on Form 10.                                                                       *

10.4              Master Assignment between Liberte Investors and ST Lending, Inc.
                  Incorporated herein by reference to Exhibit 10.4 to registrant's
                  registration statement on Form 10.                                                          *

10.5              Master Assignment between Liberte Investors and the Registrant.
                  Incorporated herein by reference to Exhibit 10.5 to registrant's
                  registration statement on Form 10.                                                          *

10.6              Management Agreement between the Registrant and Concurrency
                  Management Corp., dated as of May 4, 1994.  Incorporated herein by reference to Exhibit 10.7 to registrant's registration
                  statement on Form 10.                                                                       *

10.7              Amendment to Management Agreement between the Registrant and
                  Concurrency Management Corp., dated as of March 8, 1995.
                  Incorporated herein by reference to Exhibit 10.8 to Registrant's
                  Annual Report on Form 10-K for the year ended December 31, 1994.                            *

10.8              Form of Idemnification Agreement for officers and directors of the
                  Registrant.  Incorporated herein by reference to Exhibit 10.9 to
                  Registrant's Registration Statement on Form 10.                                             *


*                 Incorporated by reference.

Exhibit No.       Description                                                                              Page No.
-----------       -----------                                                                              --------
10.9              Assignment of Management Agreement between Concurrency
                  Management Corp. and Wexford Management LLC, effective
                  January 1, 1996.                                                                            *

21                Subsidiaries and Sub-Partnership of the Registrant.


*                 Incorporated by reference

                                                                       EXHIBIT C












                          QUARTERLY REPORT ON FORM 10-Q

                       FOR THE PERIOD ENDED MARCH 31, 1997

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q

[ X ]     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
          THE SECURITIES AND EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1997

                        Commission file number: 0-24740


                           RESURGENCE PROPERTIES INC.

             (Exact name of registrant as specified in its charter)



           MARYLAND                                              13-3757163
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                           c/o Wexford Management LLC
                   411 West Putnam Avenue, Greenwich, CT 06830
                    (Address of principal executive offices)

                                 (203) 862-7000
              (Registrant's telephone number, including area code)

                                      None
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                          Yes  [ X ]      No [   ]


Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

As of May 1, 1997, there were 10,000,000 shares of Common Stock, $0.01 par value, outstanding.

                           RESURGENCE PROPERTIES INC.

                                    FORM 10-Q

                                TABLE OF CONTENTS


PART I - FINANCIAL INFORMATION

Item 1.           Financial Statements

                        Consolidated Balance Sheets as of March 31, 1997 and December 31, 1996

                        Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 1997 and 1996

                        Unaudited Consolidated Statement of Shareholders' Equity for the Three Months Ended March 31, 1997

                        Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1996

                        Notes to Unaudited Consolidated Financial Statements

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


PART II - OTHER INFORMATION


Item 6.           Exhibits and Reports on Form 8-K


SIGNATURES

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

                                                                     March 31,    December 31,
                                                                      1997           1996
                                                                    ---------      ---------
ASSETS

OPERATING REAL ESTATE PROPERTIES:
      Land ....................................................     $   7,841      $   7,841
      Buildings and improvements ..............................        32,710         32,557
                                                                    ---------      ---------
                                                                       40,551         40,398
      Accumulated depreciation and amortization ...............        (3,199)        (2,893)
                                                                    ---------      ---------

               Operating real estate properties, net ..........        37,352         37,505

MORTGAGE LOANS ON REAL ESTATE:
      Non-earning .............................................          --            3,228

      Allowance for possible losses ...........................          --           (3,198)
                                                                    ---------      ---------

      Mortgage loans on real estate, net ......................          --               30

CASH AND CASH EQUIVALENTS .....................................        28,373          4,378

ACCOUNTS RECEIVABLE (net of allowance
      for doubtful accounts of $111 and $244) .................         1,079          1,054

ASSETS HELD FOR SALE ..........................................        26,872         49,387

OTHER ASSETS ..................................................           652            932
                                                                    ---------      ---------

TOTAL ASSETS ..................................................     $  94,328      $  93,286
                                                                    =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
      Dividends payable .......................................     $  25,000      $    --
      Senior debt .............................................          --            2,490
      Mortgage notes payable ..................................         5,151          5,294
      Real estate taxes .......................................           583            482
      Other liabilities .......................................           702          1,320
                                                                    ---------      ---------
               Total liabilities ..............................        31,436          9,586

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)(continued)

                                                                     March 31,    December 31,
                                                                      1997           1996
                                                                    ---------      ---------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK ....................................           300            300

SHAREHOLDERS' EQUITY:
      Common stock, par value $.01; 50,000,000 shares
           authorized; 10,000,000 shares issued and outstanding           100            100
      Paid-in-capital .........................................        76,045        101,045
      Accumulated deficit .....................................       (13,553)       (17,745)
                                                                    ---------      ---------
               Total  shareholders' equity ....................        62,592         83,400
                                                                    ---------      ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....................     $  94,328      $  93,286
                                                                    =========      =========

See notes to unaudited consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
                                                                     For the three months
                                                                        ended March 31,
                                                                      1997        1996
                                                                    -------     -------
REVENUES:
      Minimum rents ...........................................     $ 2,703     $ 3,989
      Recoveries from tenants .................................         578         846
      Mortgage loan interest ..................................        --           445
      Investment income .......................................         124          95
      Net gain from asset dispositions ........................       3,296         975
      Other ...................................................          80          86
                                                                    -------     -------
               Total revenues .................................       6,781       6,436
                                                                    -------     -------

EXPENSES:
      Property operations .....................................       1,396       1,904
      Interest expense ........................................         109       1,112
      Non-income producing assets .............................          64         382
      Management fees .........................................         448         512
      General and administrative ..............................         167         186
      Depreciation and amortization ...........................         398         777
      Write-downs for impairment of value .....................        --         1,709
                                                                    -------     -------
               Total expenses .................................       2,582       6,582
                                                                    -------     -------

INCOME (LOSS) BEFORE INCOME TAXES AND
       EXTRAORDINARY GAIN .....................................       4,199        (146)

      Income Taxes ............................................        --          --
                                                                    -------     -------

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN .......................       4,199        (146)

      Extraordinary Gain ......................................        --           114
                                                                    -------     -------

NET INCOME (LOSS) .............................................     $ 4,199     $   (32)
                                                                    =======     =======

INCOME (LOSS) PER COMMON SHARE (10,000,000 shares outstanding):

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN .......................     $  0.42     $ (0.01)

EXTRAORDINARY GAIN ............................................        --          0.01
                                                                    -------     -------

NET INCOME ....................................................     $  0.42     $  0.00
                                                                    =======     =======
See notes to unaudited consolidated financial statements.

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

UNAUDITED  CONSOLIDATED  STATEMENT OF SHAREHOLDERS'  EQUITY For the Three Months
Ended March 31, 1997 (Dollars in thousands, except share amounts)


                                    COMMON STOCK              PAID - IN      ACCUMULATED
                                 SHARES         AMOUNT         CAPITAL         DEFICIT          TOTAL
                                 ------         ------         -------         -------          -----

Balance, December 31, 1996     10,000,000     $      100     $  101,045      $  (17,745)     $   83,400

Common stock dividends ...           --             --          (25,000)           --           (25,000)

Preferred stock dividends            --             --             --                (7)             (7)

Net income ...............                                                        4,199           4,199

Balance, March 31, 1997 ..     10,000,000     $       100    $   76,045      $  (13,553)     $   62,592
                               ==========     ===========    ==========      ==========      ==========


                             See notes to unaudited consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
                                                                          For the Three Months
                                                                            ended March 31,
                                                                       ----------------------
                                                                           1997        1996
                                                                       --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ................................................     $  4,199      $    (32)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization:
         Operating real estate properties ........................          306           714
         Other assets ............................................           92            63
     Net gain from asset dispositions ............................       (3,296)         (975)
     Extraordinary gain ..........................................         --            (114)
     Write-down for impairment of value ..........................         --           1,709
     Straight-line adjustment for stepped rentals ................           84           (13)
     Net changes in operating assets and liabilities .............         (730)          (33)
                                                                       --------      --------

         Net cash provided by operating activities ...............          655         1,319
                                                                       --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net proceeds from sales of assets ...........................       25,834        16,930
     Net collections on mortgage loans ...........................          299           266
     Improvements to operating properties ........................         (153)         (634)
     Acquisitions ................................................         --            (800)
                                                                       --------      --------

         Net cash provided by investing activities ...............       25,980        15,762
                                                                       --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Senior debt repayments, net .................................       (2,490)      (10,200)
     Mortgage loan repayments ....................................         (143)       (2,432)
     Preferred stock dividends ...................................           (7)           (7)
     Purchase of interest in senior debt .........................         --          (3,822)
                                                                       --------      --------

         Net cash used for financing activities ..................       (2,640)      (16,461)
                                                                       --------      --------

NET INCREASE IN CASH AND CASH EQUIVALENTS ........................       23,995           620

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .................        4,378         8,818
                                                                       --------      --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD .......................     $ 28,373      $  9,438
                                                                       ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid for interest ......................................     $    128      $  1,141
                                                                       ========      ========
See notes to unaudited consolidated financial statements

RESURGENCE PROPERTIES INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

A.       ORGANIZATION AND ACCOUNTING POLICIES

         Resurgence Properties Inc. and its subsidiaries (the "Company") are engaged in diversified real estate activities. The Company was incorporated on March 25, 1994 and began its operations on April 7, 1994, when the Company succeeded to most of the assets of Liberte Investors ("Liberte") upon consummation of Liberte's bankruptcy plan ("The Plan of Reorganization"). The Company is managed and administered by Wexford Management LLC ("Wexford").

         The accompanying financial statements, notes and discussions should be read in conjunction with the consolidated financial statements, related notes and discussions contained in the Company's annual report on Form 10-K for the year ended December 31, 1996.

         The interim financial information contained herein is unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments, other than write-downs for impairment of value) necessary for the fair presentation of such financial information have been included.

         The December 31, 1996 year-end balance sheet data presented herein was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

         The results for the interim period are not necessarily indicative of the results to be expected for the year ending December 31, 1997.

         The Company has approximately $15.3 million of net operating loss carry-forwards ("NOL") available for U.S. income tax purposes expiring in years through 2011. The Company has provided a valuation allowance to offset the full amount of the net deferred tax assets arising from book and tax differences including those from the NOL's.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" in February, 1997. This pronouncement establishes standards for computing and presenting earnings per share, and is effective for the Company's 1997 year-end financial statements. The Company's management has determined that this standard will have no impact on the Company's computation or presentation of net income per common share.

B.       MORTGAGE LOANS ON REAL ESTATE

         In February 1997, the Company entered into a settlement agreement on the Summerhill Del Ray mortgage loan whereby the Company received $300 in cash and a $100 note due in June 1997 in complete satisfaction of the mortgage loan. The settlement resulted in a net gain of approximately $268.

C.       ASSETS HELD FOR SALE

         For the quarter ended March 31, 1997, the Company sold Abco Plaza, Bayshore Club Apartments, Riverbend Shopping Center, 1025 Vermont Avenue and various land assets for net proceeds of approximately $6,539, $3,843, $620, $12,495 and $2,337, respectively. These sales resulted in a net gain of $3,028, after deducting closing costs.

D.       DIVIDENDS PAYABLE

         On March 18, 1997, the Board of Directors declared a special dividend of $2.50 per Common Share payable on April 14, 1997 to shareholders of record as of March 28, 1997.

E.       SENIOR DEBT

         In January 1997, the Company prepaid the outstanding balance of its Senior Debt, including accrued interest, obtained lien releases on all of its collateralized assets and terminated the Secured Credit Agreement. In February 1996, the Company purchased a participating interest in the Senior Debt in the principal amount of $3,936 for $3,822 and recognized an extraordinary gain of $114.

F.       SUBSEQUENT EVENTS

         On April 28, 1997, the Board of Directors approved a plan of complete liquidation and dissolution of the Company (the "Plan") for submission to shareholders for their approval at the annual shareholders meeting which is expected to be held during the third quarter of 1997. The effective date of the Plan will be upon the affirmative vote of a majority of the Company's shareholders. Among the key features of the Plan are: (1) the cessation of all business activities, other than those in furtherance of the Plan; (2) the sale or disposition of all of the Company's assets; (3) the satisfaction of all outstanding liabilities; (4) the payment of liquidating distributions to shareholders in complete redemption of the Common Stock; and (5) the authorization of the filing of Articles of Dissolution.

         The Board of Directors and Wexford have agreed to an extension of the management agreement with Wexford, which was due to expire on May 4, 1997, under a reduced fee arrangement through December 31, 1997 (the "Extended Management Agreement") and to replace all of the Management Options issued to Wexford with a compensation package designed to provide the same economic benefits as the Management Options. The replacement of the Management Options is contingent upon shareholder approval of the Plan. The Extended Management Agreement provides for a fee payable to Wexford of $1,152,125 for the year ending December 31, 1997 subject to adjustment based on actual expenses. A copy of Amendment No. 2 to the management agreement is filed as an exhibit hereto.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section includes a discussion and analysis of the results of the Company for the quarter ended March 31, 1997.

Plan of Liquidation

          On April 28, 1997, the Board of Directors approved a plan of complete liquidation and dissolution of the Company (the "Plan") for submission to its shareholders for their approval at the annual shareholders meeting expected to be held during the third quarter of 1997. The effective date of the Plan will be upon the affirmative vote of a majority of the Company's shareholders. Among the key features of the Plan are: (1) the cessation of all business activities, other than those in furtherance of the Plan; (2) the sale or disposition of all of the Company's assets; (3) the satisfaction of all outstanding liabilities;
(4) the payment of liquidating distributions to shareholders in complete redemption of the Common Stock; and (5) the authorization of the filing of Articles of Dissolution.

Results of Operations - General

          The Company has disposed of a significant portion of its portfolio acquired under the plan of reorganization of Liberte Investors. The future performance of the Company's portfolio of assets will be subject to prevailing economic conditions and to financial, business and other factors, including the future performance of the real estate market, the availability of financing to prospective asset purchasers, the timing of the liquidation of the Company and to other factors beyond the Company's control. For these reasons, the results of the Company's operations from period to period may not be comparable.

Three Months Ended March 31, 1997 Compared To Three Months Ended March 31, 1996

              For the three months ended March 31, 1997, revenues related to the operations of the Company's operating properties decreased to $3,281,000 from $4,835,000 for the same period in the prior year, primarily as a result of the disposition of eight operating properties (four during the period from April 1996 through December 1996 and four in the first quarter of 1997). For the same period, property operating expenses correspondingly decreased to $1,396,000 from $1,904,000 in the prior year, primarily as a result of the disposition of the eight properties. Depreciation and amortization for the three months ended March 31, 1997 and 1996 amounted to $398,000 and $777,000, respectively. The decrease in depreciation and amortization is a result of the disposition of the eight operating properties as mentioned above.

         Mortgage loan interest decreased to zero for the three months ended March 31, 1997 from $445,000 for the same period in the prior year, primarily as a result of the sale and/or repayment of all of the mortgage loans.

         Investment income increased to $124,000 for the three months ended March 31, 1997 from $95,000 for the same period in the prior year, primarily due to a higher amount of cash available for investment for the three months ended March 31, 1997.

         Interest expense decreased to $109,000 for the three months ended March 31, 1997 from $1,112,000 for the same period in the prior year, primarily due to the repayment of the entire outstanding balance of the Senior Debt in January 1997.

         Expenses related to non-income producing assets decreased to $64,000 for the three months ended March 31, 1997 from $382,000 for the same period in the prior year, primarily as a result of asset sales.

         General and administrative expenses, which primarily consist of insurance, consulting, legal and accounting fees, decreased to $167,000 for the three months ended March 31, 1997 from $186,000 for the same period in the prior year, primarily due to a decrease in insurance and legal fees.

         In connection with the Company's purchases of interests in the Senior Debt during the three months ended March 31, 1996, the Company recorded an extraordinary gain of $114,000.

Capital Expenditures

         Capital expenditures for the three months ended March 31, 1997 were $153,000, of which approximately $119,000 related to tenant improvements. The balance of the expenditures was for normal property improvements. The source of funds for such capital expenditures was from cash generated from rents and proceeds from the sale of assets.

Liquidity and Capital Resources

         For the three months ended March 31, 1997, cash and cash equivalents increased by $23,995,000. $655,000 was provided by operating activities, $25,980,000 was provided by investing activities and $2,640,000 was used for financing activities. Cash provided by investing activities consisted primarily of net proceeds from asset sales of $25,834,000 and net collections on mortgage loans of $299,000, partially offset by improvements to the operating properties of $153,000. Cash used for financing activities consisted primarily of net Senior Debt repayments of $2,490,000 and mortgage repayments of $143,000.

         In January 1997, the Company repaid the entire outstanding balance of its Senior Debt, including accrued interest, obtained lien releases on all of its collateralized assets and terminated the Secured Credit Agreement.

         During the quarter ended March 31, 1997, the Company sold Abco Plaza, Bayshore Club Apartments, Riverbend Shopping Center, 1025 Vermont Avenue and various land assets for net proceeds of approximately $6,539,000, $3,843,000, $620,000, $12,495,000 and $2,337,000, respectively. These sales resulted in a net gain of $3,028,000, after deducting closing costs.

                           PART II - OTHER INFORMATION


Item 6.             Exhibits and Reports on Form 8-K:

                    (a)   Not applicable.

                    Exhibit Number              Description
                    --------------              -----------

                          10.1 Amendment Number 2, dated May 4, 1997, to the Management Agreement, dated as of May 4, 1994, and as amended by Amendment Number 1, dated March 8, 1995, between Resurgence Properties Inc., Resurgence Properties Texas, L.P. and Wexford Management LLC.


                    (b) None. The Company was not required to file any reports on Form 8-K during the quarter ended March 31, 1997.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     Resurgence Properties Inc.



Date: May 14, 1997                   By: /s/ Joseph M. Jacobs
                                         --------------------
                                         Joseph M. Jacobs
                                         Chief Executive Officer and President
                                         (Duly Authorized Officer)




Date: May 14, 1997                   By: /s/ Jay L. Maymudes
                                         -------------------
                                         Jay L. Maymudes
                                         Chief Financial Officer, Vice President
                                         and Secretary (Principal Financial and
                                         Accounting Officer and Duly Authorized
                                         Officer)

                           [FRONT SIDE OF PROXY CARD]

                           RESURGENCE PROPERTIES INC.
               ANNUAL MEETING OF STOCKHOLDERS -- ________ __, 1997
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



         The undersigned hereby appoints ___________ and ______________, with full power of substitution and resubstitution, as attorney(s) and the proxy(ies) of the undersigned, to vote all shares the undersigned may be entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Resurgence Properties Inc. (the "Company"), to be held on _______, ________ __, 1997, and at any adjournments or postponements thereof on the following matters, as instructed below, and, in their discretion, on such other matters as may properly come before the meeting, including any motion to adjourn or postpone the meeting, all as more fully described in the Proxy Statement of the Company dated ________ __. 1997.

         The Board of Directors recommends a vote "FOR" Proposals 1, 2, and 3.

1.  ELECTION OF DIRECTORS

     [   ] FOR all nominees listed below
           (except as indicated to the contrary below)

     [   ] WITHHOLD AUTHORITY to vote for all nominees

     Charles E. Davidson, Joseph M. Jacobs, Karen M. Ryugo, Vance C. Miller, Lawrence Howard, M.D. and Jeffrey A. Altman.

     Instruction: If you wish to withhold authority and preclude the proxy from voting for any individual nominee, write the name in the space provided below:

                 (Continued and to be signed on the other side.)

     2.  APPROVAL  AND  ADOPTION  OF  THE  PLAN  OF  COMPLETE   LIQUIDATION  AND
         DISSOLUTION OF RESURGENCE PROPERTIES INC.

         [   ]    FOR               [   ]    AGAINST        [   ]    ABSTAIN


     3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR CURRENT FISCAL YEAR:

         [   ]    FOR               [   ]    AGAINST        [   ]    ABSTAIN

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the named nominees as directors, "FOR" the approval and adoption of the Plan of Complete Liquidation and Dissolution and "FOR" the ratification of appointment of Deloitte & Touche LLP as independent auditors. This proxy revokes all prior proxies given by the undersigned.

     Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating full title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in its partnership name by a duly authorized person.
This Proxy Card votes all shares held in all capacities.

                                        Dated ............................, 1997



                                        ........................................
                                                        (Signature)


                                        ........................................
                                                 (Signature if held jointly)


                                        ........................................
                                            Title or authority (if applicable)

                 PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY